Exhibit 99.2
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
In re	:	Chapter 11
:
ADVANTA CORP., et al.,	:	Case No. 09-13931 (KJC)
:
Debtors.	:	(Jointly Administered)
:
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DISCLOSURE STATEMENT
FOR DEBTORS’ JOINT PLAN UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE

RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

- and -

WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-800

ATTORNEYS FOR
DEBTORS AND DEBTORS IN
POSSESSION

Dated: November 2, 2010

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Page

VII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN	71
A. Consequences to the Debtors	73
1. Cancellation of Debt	73
2. Potential Limitations on Loss Carryforwards and Other Tax Attributes	74
3. Alternative Minimum Tax	75
4. Transfer of Liquidating Trust Assets to the Liquidating Trusts	75
B. Consequences to Holders of Certain Claims	76
1. Allowed Investment Note Claims, Allowed RediReserve Note Claims, Allowed General Unsecured Claims, Allowed Subordinated Note Claims, and Allowed Subordinated Claims	77
2. Distributions in Discharge of Accrued Interest	80
3. Character of Gain or Loss; Limitations on Capital Losses	80
4. Disposition of Class A Common Stock by Advanta Trust	81
C. Tax Treatment of the Trusts and Holders of Beneficial Interests	82
1. General Tax Reporting by the Trust and Holders of Beneficial Interests	82
2. Tax Reporting for Assets Allocable to Unresolved Claims	84
D. Information Reporting and Withholding	84
VIII. CONFIRMATION OF THE PLAN	85
A. Confirmation Hearing	85
B. Objections	85
C. Requirements for Confirmation of the Plan	86
1. Requirements of Section 1129(a) of the Bankruptcy Code	86
2. Requirements of Section 1129(b) of the Bankruptcy Code	89
3. Alternative to Confirmation and Consummation of the Plan	91
4. Nonconsensual Confirmation	91
IX. CONCLUSION	92

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I.
INTRODUCTION
On November 8, 2009 and November 20, 2009 (collectively, the “Commencement Date”), Advanta Corp. (“Advanta”) and certain of its subsidiaries listed in the footnote below (collectively with Advanta, the “Debtors”) 1 filed for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ chapter 11 cases are being jointly-administered for procedural purposes only under Case No. 09-13931 (KJC) (the “Chapter 11 Cases”).
A. Overview of the Disclosure Statement
1.	Purpose of the Disclosure Statement
Pursuant to section 1125 of the Bankruptcy Code, the Debtors submit this Disclosure Statement (the “Disclosure Statement”) to all holders of Claims2 against the Debtors to provide information in connection with the solicitation of acceptances of the Debtors’ Joint Plan Under Chapter 11 of the Bankruptcy Code, dated November 2, 2010 (the “Plan”), a copy of which is attached hereto as Exhibit A. Please note that to the extent any inconsistencies exist between this Disclosure Statement and the Plan, the Plan shall govern.
The purpose of this Disclosure Statement is to provide holders of Claims with adequate information about (1) the Debtors’ history and business, (2) the Chapter 11 Cases, (3) the Plan, (4) the rights of holders of Claims and Equity Interests under the Plan, and (5) other information necessary to enable holders of Claims and Equity Interests to make an informed judgment as to whether to vote to accept the Plan. On [•], 2010, after notice and a hearing, the Bankruptcy Court approved this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable a hypothetical creditor of the relevant classes to make an informed judgment as to whether to accept or reject the Plan. The Bankruptcy Court’s approval of this Disclosure Statement does not, however, constitute a determination by the Bankruptcy Court as to the fairness or merits of the Plan.

[1]	The Debtors in these jointly administered chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are Advanta Corp. (2070), Advanta Investment Corp. (5627), Advanta Business Services Holding Corp. (4047), Advanta Business Services Corp. (3786), Advanta Shared Services Corp. (7074), Advanta Service Corp. (5625), Advanta Advertising Inc. (0186), Advantennis Corp. (2355), Advanta Mortgage Holding Company (5221), Advanta Auto Finance Corporation (6077), Advanta Mortgage Corp. USA (2654), Advanta Finance Corp. (8991), Advanta Ventures Inc. (5127), BE Corp., f/k/a BizEquity Corp. (8960), ideablob Corp. (0726), Advanta Credit Card Receivables Corp. (7955), Great Expectations International Inc. (0440), Great Expectations Franchise Corp. (3326), and Great Expectations Management Corp. (3328). Advanta Ventures Inc., BizEquity Corp., Ideablob Corp. and Advanta Credit Card Receivables Corp. commenced their chapter 11 cases on November 20, 2009. All other Debtors commenced their chapter 11 cases on November 8, 2009.

[2]	Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Plan.

This Disclosure Statement contains important information and all creditors are advised and encouraged to read this Disclosure Statement and the Plan in their entirety before voting to accept or reject the Plan, including, without limitation, the risk factors set forth in Section VI of this Disclosure Statement.
2.	Organization of the Disclosure Statement
The Disclosure Statement is organized in the following manner:

Section I	Provides an overview of this Disclosure Statement and sets forth deadlines, dates, voting procedures and other important information.

Section II	Provides a brief summary of the Plan and the treatment of Claims and Equity Interests.

Section III	Describes the history of the Debtors and their non-debtor affiliates (the “Company”) and the key events leading to the commencement of the Chapter 11 Cases.

Section IV	Provides a summary of the Chapter 11 Cases.

Section V	Provides an in depth summary of the Plan.

Section VI	Sets forth certain risk factors that should be considered prior to voting on the Plan.

Section VII	Contains certain United States federal tax consequences of the Plan.

Section VIII	Provides information regarding confirmation of the Plan.

Section IX	Sets forth the conclusion.
3.	Exhibits to the Disclosure Statement

Exhibit A	The Plan

Exhibit B	Order of the Bankruptcy Court, dated [•], 2010 (the “Disclosure Statement Order”), approving, among other things, this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (annexed without exhibits)

Exhibit C	Chart of the Company’s prepetition organizational structure

Exhibit D	Liquidation Analysis

4.	Qualifications
(a) The Plan summaries and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan and the exhibits annexed to the Plan and this Disclosure Statement. As noted above, in the event of any conflict between the description set forth in this Disclosure Statement and the terms of the Plan, the terms of the Plan will govern.
(b) This disclosure may not be relied upon for any purpose other than to determine how to vote on the Plan. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.
(c) This Disclosure Statement has been prepared in accordance with section 1125 of the Bankruptcy Code and Rule 3016(b) of the Federal Rules of Bankruptcy Procedure and not necessarily in accordance with non-bankruptcy law.
(d) As to unresolved matters, adversary proceedings and other pending or threatened actions, this Disclosure Statement shall not constitute or be construed as an admission of any fact or liability, stipulation or waiver, but rather as a statement made in settlement negotiations. This Disclosure Statement will not be admissible in any non-bankruptcy proceeding involving the Debtors or any other party, nor will it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan as to holders of Claims against, or Equity Interests in, the Debtors and debtors-in-possession in these Chapter 11 Cases.
(e) The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified herein, and the delivery of this Disclosure Statement shall not create an implication that there has been no change in the information stated since the date hereof. Holders of Claims and Equity Interests should carefully read this Disclosure Statement in its entirety, including the Plan, prior to voting on the Plan.
(f) Summaries of certain provisions of agreements referred to in this Disclosure Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the full text of the applicable agreement, including the definitions of terms contained in such agreement.
5.	Recommendation
The Debtors believe that the Plan accomplishes the objectives of chapter 11 and that acceptance of the Plan is in the best interests of the Debtors and their creditors.
The Debtors urge their creditors to vote to accept the Plan.
6.	IRS Circular 230 Notice.
To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests are hereby notified that: (a) any discussion of United States federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

B. The Debtors’ Advisors
The Debtors’ legal advisors are Weil, Gotshal & Manges, LLP and Richards, Layton & Finger, P.A., and their financial advisor is Alvarez & Marsal North America, LLC. They can be contacted at:

Weil, Gotshal & Manges, LLP	Richards, Layton & Finger, P.A.	Alvarez & Marsal North America, LLC

767 Fifth Avenue New York, New York 10153 (212) 310-8000 Attn: Marcia L. Goldstein Robert J. Lemons	One Rodney Square 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 Attn: Mark D. Collins Paul N. Heath	600 Lexington Avenue New York, NY 10022 (212) 759-4433 Attn: Joseph A. Bondi Andrew R. Sagat
C. Important Dates
Please take note of the following important dates:
•	The deadline to file an objection or response to the Plan is [•], 2010 at 5:00 p.m. (Eastern Time) (the “Objection Deadline”).
•	The deadline to vote on the Plan is [•], 2010 at 5:00 p.m. (Eastern Time) (the “Voting Deadline”). For a ballot to be counted, the Debtors’ voting agent must receive the ballot by the Voting Deadline.
•	The hearing to consider confirmation of the Plan (the “Confirmation Hearing”) shall be [•], 2010 at [•] [a.m./p.m.] (Eastern Time).
D. Voting Procedures
As set forth in more detail in Section E below, certain holders of Claims and Equity Interests are entitled to vote to accept or reject the Plan. For each holder of a Claim or Equity Interest entitled to vote, the Debtors have enclosed with the Disclosure Statement, among other things, (a) a ballot and (b) voting instructions as to how to properly complete the ballot and submit a vote on the Plan. Holders of more than one Claim will receive individual ballots for each Claim. The individual ballots must be used to vote each individual Claim. For detailed voting instructions, please refer to the voting instructions enclosed with this Disclosure Statement and the ballot.
If you are a holder of a Claim entitled to vote on the Plan and you did not receive a ballot, received a damaged ballot, or lost your ballot or if you have any questions concerning the Disclosure Statement, the Plan, or the procedures for voting on the Plan, please call The Garden City Group, Inc. at (866) 397-6077.

To be counted, your ballot must be received by the voting deadline of [•], 2010 at 5:00 p.m. (Eastern Time). Please follow the instructions on the enclosed ballot to submit your vote.
E. Holders of Claims and Equity Interests Entitled to Vote
Pursuant to the provisions of the Bankruptcy Code, only holders of claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a proposed plan are deemed to have accepted such proposed plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or equity interests receive no distribution under a proposed plan are deemed to have rejected such proposed plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section V of this Disclosure Statement.
1.	Classes of Claims Entitled to Vote
Claims in Class 3 (Investment Note Claims and RediReserve Certificate Claims against Advanta), Classes 4(a)-(f) (General Unsecured Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, Advanta Finance, respectively), Class 5 (Subordinated Note Claims against Advanta), Classes 6(a)-(f) (Subordinated Claims), and Classes 7(d)-(f) (Equity Interests in AMCUSA, Advanta Auto Finance, and Advanta Finance, respectively) of the Plan are impaired and, to the extent Claims and Equity Interests in such Classes are Allowed, the holders of such Claims and Equity Interests will receive distributions under the Plan. As a result, holders of Claims and Equity Interests in those Classes are entitled to vote to accept or reject the Plan, subject to the terms of the Disclosure Statement Order.
The Debtors recommend that holders of Claims and Equity Interests in Classes 3, 4(a)-(f), 5, 6(a)-(f), and 7(d)-(f) vote to accept the Plan.
2.	Classes of Unimpaired Claims and Equity Interests — Deemed to Accept
Claims in Class 1(a)-(f) (Other Priority Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance, respectively), Class 2(a)-(f) (Secured Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance, respectively), and Class 7(g) (Equity Interests in ASC) of the Plan are unimpaired. As a result, holders of Claims in those Classes are conclusively presumed to have accepted the Plan and, therefore, are not entitled to vote to accept or reject the Plan.
3.	Classes of Impaired Equity Interests — Deemed to Reject
Holders of Class 7(a)-(c) (Equity Interests in the Consolidated Debtors, Advantennis, and ASSC, respectively) are not expected to receive any distribution under the Plan and therefore are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.

4.	Confirmation Under Section 1129(b)
If a Class of Claims or Equity Interests entitled to vote on the Plan rejects the Plan, the Debtors reserve the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. In addition, with respect to the Classes that are deemed to have rejected the Plan, the Debtors intend to request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests. Under section 1129(b), a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VIII of this Disclosure Statement.
F. Confirmation Hearing
Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on [•], 2010 at [•] [a.m./p.m.] (Eastern Time) before the Honorable Kevin J. Carey at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Courtroom 5, Wilmington, Delaware 19801.
The Objection Deadline to object or respond to confirmation of the Plan is [•], 2010 at 5:00 p.m. (Eastern Time). Objections and responses, if any, must be served and filed as to be received on or before the Objection Deadline in the manner described in the Disclosure Statement Order and below in Section VIII.A of this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.
II.
OVERVIEW OF THE PLAN
This section of the Disclosure Statement summarizes the Plan, which is set forth in its entirety as Exhibit A hereto. This summary is qualified in its entirety by reference to the Plan. Statements as to the rationale underlying the treatment of Claims and Equity Interests under the Plan are not intended to, and shall not, waive, compromise or limit any rights, claims or causes of action in the event the Plan is not confirmed.
YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
In general, a chapter 11 plan (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains other provisions necessary to implement the plan. Under the Bankruptcy Code, “claims” and “equity interests,” rather than “creditors” and “shareholders,” are classified because creditors and shareholders may hold claims and equity interests in more than one class. Under section 1124 of the Bankruptcy Code, a class of claims is “impaired” under a plan unless the plan (i) leaves unaltered the legal, equitable, and contractual rights of each holder of a claim in such class, or (ii) to the extent defaults exist, provides for the cure of existing defaults, reinstatement of the maturity of claims in such class, compensates each holder of a claim in such class for any damages incurred as a result of reasonable reliance, and does not otherwise alter the legal equitable or contractual rights of each holder of a claim in such class.

A. Summary of the Plan
The Plan is a modified plan of liquidation that provides for seven liquidating trusts to be established. Six trusts (the Liquidating Trusts) will liquidate and distribute to creditors and equity holders most of the assets of the Debtors. The seventh trust (the Advanta Trust) will hold stock of Advanta, which will continue to own the stock of its Debtor-subsidiary, ASC, and a non-Debtor subsidiary, ABHC, along with some cash and a certain portion of Advanta’s portfolio of business credit card receivables. Advanta, ASC and ABHC will also each continue to own an interest in a certain credit card partnership — Fleet Credit Card Services, L.P. (the “Fleet Partnership Interests”), which may be impractical to liquidate due to its tax attributes. All other assets of Advanta, ASC and ABHC will be transferred to the applicable Liquidating Trusts.
The Plan treats all creditors in accordance with their relative priorities under the Bankruptcy Code. As discussed in more detail herein, under the Plan, the holders of administrative, priority, and secured claims are to receive cash in the full amount of their allowed claim. The holders of Allowed General Unsecured Claims against the Debtors and holders of Allowed Investment Note Claims, RediReserve Note Claims, and Subordinated Note Claims will receive beneficial interests in the Liquidating Trusts, and additionally, holders of Allowed General Unsecured Claims against the Consolidated Debtors and holders of Allowed Investment Note Claims, RediReserve Note Claims, and Subordinated Note Claims will receive beneficial interests in the Advanta Trust. The beneficial interests in the Liquidating Trusts and the Advanta Trust (collectively, the “Trusts”) will entitle the holders thereof to receive distributions from the Liquidating Trusts ratably, with a mechanism in place to give effect to certain pre-petition subordination arrangements that operate as between (and only as between) noteholders in Class 5 (Subordinated Note Claims against Advanta) and Class 3 (Investment Note Claims and RediReserve Certificate Claims against Advanta). Specifically, holders of the Allowed Subordinated Notes Claims are subordinated to the holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims, and the Plan provides holders of the Allowed Subordinated Notes Claims will not be entitled to keep any distributions until such time as holders of the Allowed Investment Note Claims and Allowed RediReserve Certificate Claims are paid in full. Holders of certain Claims subordinated under section 510 of the Bankruptcy Code will also receive junior beneficial interests in their respective Trusts, which will entitle the holders to distributions from such Trusts after all senior Allowed Claims have been paid in full.

B. Summary of Distributions under the Plan
The following table divides the Claims against, and Equity Interests in, the Debtors into separate classes and summarizes the treatment for each class. The table also identifies which classes are impaired or unimpaired and entitled to vote on the Plan based on rules set forth in the Bankruptcy Code. Finally, the table indicates an estimated recovery for each class. Important Note: The recoveries described in the following table represent the Debtors’ best estimates of those values given the information available at this time:

					APPROXIMATE
					PERCENTAGE
			ENTITLED	ESTIMATED CLAIMS	RECOVERY
CLASS	DESIGNATION	TREATMENT	TO VOTE	(Range, if any)[3]	(Range, if any)[4]
—	Administrative Expense Claims	Paid in full, in Cash, in an amount equal to such Allowed Claim on or as soon as reasonably practicable following the later of the Effective Date, the date on which such Claim becomes an Allowed Claim, or the date on which such Claim becomes payable under any agreement relating thereto. Claims incurred in the ordinary course of business will be paid in full or performed, as applicable, in the ordinary course of business.	No (deemed to accept)	Undetermined (including any amounts incurred and payable in the ordinary course of business)	100%

—	Professional Compensation and Reimbursement Claims	Paid in full, in Cash, in an amount equal to such Allowed Claim upon approval of the Bankruptcy Court.	No (deemed to accept)	Undetermined	100%

—	Indenture Trustees Fees	Paid in full, in Cash, in an amount equal to such Allowed Claim upon approval of the Bankruptcy Court.	No (deemed to accept)	Undetermined	100%

—	Priority Tax Claims	Paid in full, in Cash, in the full amount of such Allowed Claim on or as soon as reasonably practicable following the later of the Effective Date or the date on which such claim becomes an Allowed Claim.	No (deemed to accept)	$16,000-$54,000	100%

[3]	The amounts set forth herein reflect the Debtors’ estimates of the ultimate amount of Claims (including Intercompany Claims) that may be Allowed based on the Debtors’ books and records and the amounts of Claims filed to date. In addition, the amounts set forth herein do not reflect the exercise of any setoff rights with respect to the Intercompany Claims, which the Debtors reserve the right to do. Actual amounts of the Allowed Claims will depend upon the amounts of Claims filed and the final reconciliation and resolution of all Claims. Accordingly, the actual amounts may vary from the amounts set forth herein. Nothing herein shall constitute an admission as to the allowability of any Claim, or affect the Debtors’ rights to object to any Claim.

[4]	Actual percentage recoveries will depend on resolution of all Claims and the ultimate result of the liquidation of all Assets. The ranges in the Disclosure Statement are based on the estimated ranges of Claims reflected herein and the Debtors’ estimate of asset recoveries and costs to wind down the Debtors’ estates. These estimates reflect assumptions that, although considered reasonable by the Debtors, are inherently subject to significant economic uncertainties and contingencies beyond the Debtors’ control and which could be subject to material change.

					APPROXIMATE
					PERCENTAGE
			ENTITLED	ESTIMATED CLAIMS	RECOVERY
CLASS	DESIGNATION	TREATMENT	TO VOTE	(Range, if any)[3]	(Range, if any)[4]
Class 1(a)-(f)	Other Priority Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance, respectively	Unimpaired. Paid in full, in Cash, on or as soon as reasonably practicable following the later of the Effective Date or the date on which such Claim became an Allowed Claim.	No (deemed to accept)	$64,000 — $135,000	100%

Class 2(a)-(f)	Secured Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance, respectively	Unimpaired. Paid in full, in Cash, on or as soon as reasonably practicable following the later of the Effective Date or the date on which such Claim became an Allowed Claim.	No (deemed to accept)	$50,000 — $66,000	100%

3	Investment Note Claims and RediReserve Certificate Claims against Advanta	Impaired. Each holder of such Allowed Claim will receive an AC Class A Beneficial Interest in the AC Trust and an Advanta Class A Beneficial Interest in the Advanta Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the applicable Trust.	Yes	$140,622,494 (Allowed Amount, as per Section 4.3 of the Plan)	64.4% — 100.0%

4(a)	General Unsecured Claims against the Consolidated Debtors	Impaired. Each holder of such Allowed Claim will receive an AC Class A Beneficial Interest in the AC Trust and an Advanta Class A Beneficial Interest in the Advanta Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the applicable Trust.	Yes	$20.8 million — $180.6 million	37.7% — 71.3%

4(b)	General Unsecured Claims against Advantennis	Impaired. Each holder of such Allowed Claim will receive an Advantennis Class A Beneficial Interest in the Advantennis Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the Advantennis Trust.	Yes	$26.6 million	0.2%

4(c)	General Unsecured Claims against AMCUSA	Impaired. Each holder of such Allowed Claim will receive an AMCUSA Class A Beneficial Interest in the AMCUSA Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from AMCUSA Trust.	Yes	$49.0 million — $59.9 million	24.3% — 100.0%

APPROXIMATE
PERCENTAGE
			ENTITLED	ESTIMATED CLAIMS	RECOVERY
CLASS	DESIGNATION	TREATMENT	TO VOTE	(Range, if any)[3]	(Range, if any)[4]
4(d)	General Unsecured Claims against Advanta Auto Finance	Impaired. Each holder of such Allowed Claim will receive an Advanta Auto Finance Class A Beneficial Interest in the Advanta Auto Finance Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the Advanta Auto Finance Trust.	Yes	$2,900 — $3,000	100%

4(e)	General Unsecured Claims against ASSC	Impaired. Each holder of such Allowed Claim will receive an ASSC Class A Beneficial Interest in the ASSC Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the ASSC Trust.	Yes	$9.1 million — $9.2 million	88.6%—100%

4(f)	General Unsecured Claims against Advanta Finance	Impaired. Each holder of such Allowed Claim will receive an Advanta Finance Class A Beneficial Interest in the Advanta Finance Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the Advanta Finance Trust.	Yes	$1 million	100.0%

5	Subordinated Notes Claims against Advanta	Impaired. Each holder of such Allowed Claim will receive an AC Class A Beneficial Interest in the AC Trust and an Advanta Class A Beneficial Interest in the Advanta Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the applicable Trust.

		Holders of the Allowed Subordinated Notes Claims are subordinated to the holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims, and the Plan provides that distributions that would otherwise be made to holders of the Allowed Subordinated Notes Claims will instead be made to the holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims until such time as holders of the Allowed Investment Note Claims and Allowed RediReserve Certificate Claims are paid in full.	Yes	$96,511,556.06 (Allowed Amount as per Section 4.10 of the Plan)	0.0% — 29.5%

					APPROXIMATE
					PERCENTAGE
			ENTITLED	ESTIMATED CLAIMS	RECOVERY
CLASS	DESIGNATION	TREATMENT	TO VOTE	(Range, if any)[3]	(Range, if any)[4]
Classes 6(a)-(f)	Subordinated Claims	Impaired. Each holder of such Allowed Claim will receive a Class B Beneficial Interest in the applicable Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the applicable trust, but only after payment in full of all such Trust’s Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Tax Claims, Allowed Secured Claims, Allowed Investment Note Claims, Allowed RediReserve Certificate Claims, Allowed Subordinated Note Claims, and Allowed General Unsecured Claims, and, as applicable, funding of a reserve for such Trust for any wind down expenses and costs that the applicable Trustee determines is appropriate.	Yes	Undetermined	0%

Classes 7(a)-(c)	Equity Interests in the Consolidated Debtors (other than ASC), Advantennis, and ASSC, respectively	Impaired. No distribution expected	No (deemed to reject)	N/A	0%

Classes 7(d)-(f)	Equity Interests in AMCUSA, Advanta Auto Finance, and Advanta Finance, respectively	Impaired. Each holder of such Equity Interest will receive a Class C Beneficial Interest in the applicable Trust, which shall entitle each holder thereof to receive its Pro Rata Share of distributions from the applicable Trust, but only after payment of all Allowed Claims, and, as applicable, funding of a reserve for such Trust for any wind down expenses and costs that the applicable Trustee determines is appropriate.	Yes	N/A	Undetermined

Class 7(g)	Equity Interests in ASC	Unimpaired. On the Effective Date, the Equity Interests in ASC shall be retained.	No (deemed to accept)	N/A	Undetermined

Based on current assumptions, the Debtors estimate that the initial distributions to holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims, after giving effect to the subordination provisions governing the Subordinated Note Claims, will likely be no less than approximately 30% of the Allowed Investment Note Claims and Allowed RediReserve Certificate Claims.
The Debtors believe that the Plan accomplishes the objectives of chapter 11 and that acceptance of the Plan is in the best interest of the Debtors and their creditors. The Debtors urge creditors to vote to accept the Plan.
III.
OVERVIEW OF THE DEBTORS’ OPERATIONS
AND KEY EVENTS LEADING TO THE CHAPTER 11 FILINGS
A. Corporate Structure
Advanta is the ultimate parent company of the Advanta family of companies, which, prior to recent events, was one of the nation’s largest issuers of business purpose credit cards to small businesses and business professionals in the United States. The chart attached as Exhibit E provides a general overview of the Company’s prepetition corporate structure, including all of the Debtors and certain of the non-Debtor entities.
The Debtors in the Chapter 11 Cases consist of Advanta and certain of its wholly-owned direct and indirect subsidiaries listed in Section I above (the “Subsidiary Debtors”). Advanta is also (i) the direct parent company of Advanta Bank Corp., a Utah industrial bank (“ABC”)5, and (ii) the indirect parent company of Advanta Bank, a Delaware state chartered depository institution6 (“Advanta Bank,” and together with ABC, the “Banking Subsidiaries”), neither of which are debtors in the Chapter 11 Cases. Advanta’s primary business prior to the Commencement Date emanated out of its ownership of ABC, which was one of the nation’s largest issuers of business purpose credit cards to small businesses and business professionals in the United States. In addition to managing its direct investment in ABC, Advanta provided direct managerial support and, through its debtor subsidiary, Advanta Shared Services Corp. (“Shared Services”), services support for ABC’s business.
Advanta currently maintains its principal corporate offices at Plymouth Corporate Center, 625 w. Ridge Pike, Building E, Suite 100, Conshohocken, Pennsylvania 19428. Collectively, the Debtors currently have 24 employees.

[5]	The Utah Department of Financial Institutions closed ABC on March 19, 2010. The Federal Deposit Insurance Corporation (“FDIC”) was appointed as the receiver of ABC pursuant to 12 U.S.C. § 1821(c) on the same day.

[6]	Advanta Bank surrendered its bank charter as of June 30, 2010 and is no longer an active entity.

B. Overview of the Debtors’ Historical Operations
The following chart summarizes the historic business activity of each of the Debtors and the business activity of each Debtor as of the Commencement Date:

Debtor	Business Description

Advanta Corp.	Holding company of the Advanta family of companies.

Advanta Advertising, Inc.	Maintained investment in Advantennis Corp.

Advanta Auto Finance Corp.	Financed and purchased automobile retail installment contracts. Dormant as of the Commencement Date.

Advantennis Corp.	Provided general marketing and advertising for the Company, including sponsorships.

Advanta Business Services Holding Corp.	Holding company for Advanta Business Services Corp. Received cash flow representing interest payments arising out of the Class D Notes issued by the Master Trust (as defined below).[7]

Advanta Business Services Corp.	Formerly engaged in commercial equipment leasing. Dormant as of the Commencement Date.

Advanta Credit Card Receivables Corp	Owns credit card receivables.

Advanta Finance Corp.	Engaged in consumer finance. Dormant as of the Commencement Date.

Advanta Investment Corp.	Maintained investment in Great Expectations International, Inc., which in turn maintained investments in Great Expectations Management Corp. and Great Expectations Franchise Corp. Dormant as of the Commencement Date.

Advanta Mortgage Corp. USA	Originated, purchased, sold, and serviced home equity loans. Dormant as of the Commencement Date.

Advanta Mortgage Holding Company	Holding company for Advanta Auto Finance Corp., Advanta Mortgage Corp. USA, and Advanta Finance Corp.

[7]	The master trust (the “Master Trust”) was created as a qualified special purpose entity to provide financing to ABC by purchasing small business credit card receivables originated by ABC. Such purchases were funded primarily by the issuance of four tranches of asset backed notes primarily to institutional investors (collectively, the “Notes,” with the most senior tranche of Notes, the “Class A Notes,” and the most junior tranche of Notes, the “Class D Notes”). Advanta Business Services Holding Corp. (“ABSH”) owns certain amounts of Class D Notes. The Master Trust owned approximately $2.7 billion in receivables as of October 31, 2009. The outstanding Notes that are senior to the Class D Notes aggregate to approximately $1.9 billion. As of the Commencement Date, Class D Notes in the principal amounts of $80 million were owned by ABSH. and $25 million were owned by third parties. The Debtors estimate that, as of August 31, 2010, the recovery value of the Class D Notes held by ABSH is approximately $3.9 million.

Debtor	Business Description

Advanta Shared Services Corp.	Provided support services to affiliated entities, including communications, accounting, treasury, finance, legal and internal audit functions.

Advanta Service Corp.	Primarily provided real-estate related services to affiliated entities, and held legacy leases related to such services.

Advanta Ventures Inc.	Holding company of ideablob Corp. and BE Corp.

BE Corp. (f/k/a BizEquity Corp.)	Operated online business platform. Substantially all of BE Corp. assets were sold by order of the Bankruptcy Court dated June 8, 2010 [Docket No. 602].

Great Expectations International Inc.	Maintained investments in Great Expectations Management Corp. and Great Expectations Franchise Corp.

Great Expectations Management Corp.	Managed the day-to-day operations of dating centers in the late 1990s; they were shut down, however, in 1998. Dormant as of the Commencement Date.

Great Expectations Franchise Corp.	Managed finances related to Great Expectations Management Corp. Dormant as of the Commencement Date.

ideablob Corp.	Provided a social network for entrepreneurs to share ideas.
C. Significant Prepetition Indebtedness
1.	Investment Notes and RediReserve Certificates
To fund general corporate purposes, Advanta and its predecessors historically offered senior unsecured debt securities, in the form of RediReserve Variable Rate Certificates (“RediReserve Certificates”) and Investment Notes (“Investment Notes”), directly to retail investors in certain states. The RediReserve Certificates and Investment Notes are governed by the terms of that certain indenture dated October 23, 1995 between Advanta and the Bank of New York Mellon (as successor to JP Morgan Chase Bank, N.A.), as indenture trustee (the “Investment Note Indenture”). The RediReserve Certificates and Investment Notes are obligations of Advanta, and are not insured or guaranteed by the FDIC or by any other public or private entity.
The RediReserve Certificates are payable on demand. Variable interest on the RediReserve Certificates accrued daily at a rate of approximately .013% (or approximately 4.6% annually), and at the end of each month, the accrued interest was posted to the RediReserve Certificate holders’ accounts and becomes part of the principal balance of the debt. As of the Commencement Date, RediReserve Certificates in an aggregate principal amount of approximately $5.2 million were outstanding to approximately 445 holders.

Investment Notes have maturities than can range from 91 days to ten years, and pay fixed rates of interest. As of the Commencement Date, Investment Notes in an aggregate amount of approximately $135.4 million (including principal and accrued but unpaid interest) were outstanding to approximately 3,400 holders of Investment Notes.
2.	Junior Subordinated Notes
To obtain additional funding for general corporate purposes, prior to the Commencement Date, Advanta established a statutory business trust, Advanta Capital Trust I (“ACT”), that issued $100 million of 8.99% capital securities (the “Trust Preferred Securities”) representing preferred beneficial interests in the assets of ACT. Advanta owns 100% of all the common securities of ACT (the “Common Securities”). ACT used the proceeds from selling the Trust Preferred Securities to purchase 8.99% junior subordinated deferrable interest debentures due December 17, 2026 (the “Subordinated Notes”). The Subordinated Notes are issued by Advanta pursuant to that certain indenture dated as of December 17, 1996, with The Bank of New York Mellon, as indenture trustee (as successor to The Chase Manhattan Bank) (the “8.99% Indenture”). The Subordinated Notes constitute the sole assets of ACT, and payments under the Subordinated Notes are the sole revenues of ACT. Pursuant to that certain Series A Capital Securities Guarantee Agreement, dated as of December 17, 1996, by and between Advanta and The Bank of New York Mellon, as trustee (as successor to The Chase Manhattan Bank), Advanta guaranteed ACT’s obligations under the Trust Preferred Securities, subject to the subordination provisions set forth in the 8.99% Indenture. Pursuant to such subordination provisions, Advanta’s guarantee obligations under the Trust Preferred Securities are subordinated to any obligation of, or any obligation guaranteed by, Advanta for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments.
As of the Commencement Date, Trust Preferred Securities in the aggregate principal amount of approximately $89 million — plus accrued but unpaid interest in the approximate amount of $7 million — were outstanding and were held by approximately 130 holders. An equal amount of Subordinated Notes were also outstanding as of the Commencement Date.
Pursuant to the ACT Declaration of Trust, on the Effective Date, the ACT Securities will be deemed automatically cancelled and extinguished, and each holder of the Trust Preferred Securities will be deemed to have received an Allowed Subordinated Note Claim in an amount equal to a Like Amount of Subordinated Notes.
The obligations of the Debtors and ACT under any agreements, indentures, guarantees or certificates of designations governing or specifically related to the ACT Securities will terminate on the Effective Date without further act or action, and the ACT Declaration of Trust will further be deemed terminated. ACT will be deemed dissolved as of the Effective Date, and the ACT Administrative Trustee shall effect a termination of trust of ACT by filing a certificate of cancellation with the Secretary of State of the State of Delaware.

D. Key Events Leading To The Commencement Of The Chapter 11 Cases
The problems with the U.S. economy that began in the third quarter of 2007 deeply affected the small business credit market and, in turn, the Company’s business. Like many small business credit card issuers and other small business lenders, ABC experienced increasing delinquency and charge-offs, impacting the Company’s business, results of operations, and financial condition. Consequently, in April 2009, ABC consulted with the FDIC about the implementation of a plan designed to limit its credit loss exposure and maximize its capital and liquidity levels. After being informed by the FDIC that no FDIC approval of the plan was required, the Company implemented the plan, including, among other things: (i) ABC not preventing the early amortization of its securitization trust; (ii) termination of new business credit card account originations and funding for new business card receivables; (iii) closure of all customer accounts to future use in late May 2009; (iv) the execution of a tender offer for the outstanding Trust Preferred Securities at a substantial discount to par value (pursuant to which Advanta purchased and retired $10.8 million in principal amount of Trust Preferred Securities and Subordinated Notes in exchange for an aggregate purchase price of $2.2 million); and (v) ABC’s commencement of a tender offer using up to $1.4 billion to purchase Class A Notes out of the Master Trust at prices below their par value.
Subsequently, after ABC commenced the tender offer for the Class A Notes, the FDIC informed ABC that it would not allow it to complete the tender offer and purchase the Class A Notes. Consequently, ABC terminated its tender offer for the Class A Notes and Advanta concluded a new plan for new business opportunities needed to be implemented. Approximately 90% of the May 2009 Class A Note balances have been paid as of July 2010.
On June 30, 2009, ABC entered into the first of two regulatory agreements with the FDIC consenting to the requirements of the first of two cease and desist orders issued by the FDIC (the “FDIC Agreements”). ABC did not admit any wrongdoing in entering into the agreements and entered into the agreements with its primary federal banking regulator in the interest of expediency and to avoid litigation and the costs associated therewith. The first FDIC cease and desist order placed significant restrictions on ABC’s activities and operations, including its deposit-taking operations, and required ABC to maintain a total risk-based capital ratio of at least 10% and a tier I leverage capital ratio of at least 5%. As of September 30, 2009, ABC’s total risk-based capital ratio was 10.62% and its tier I leverage capital ratio was 3.73%, resulting in a tier I leverage capital ratio that was not in compliance with the first FDIC cease and desist order. The first FDIC order also had the impact of requiring Advanta to wind down deposit taking activities and ultimately relinquish FDIC insurance for new deposits unless the FDIC’s approval was obtained for new business opportunities through ABC; it did not, however, limit Advanta’s ability to pursue future business opportunities outside of ABC. The second FDIC cease and desist order required ABC to make certain payments to eligible customers and pay a civil money penalty of $150,000. Neither Advanta, the other Debtors, nor the non-Debtor subsidiaries other than ABC were parties to or bound by the FDIC Agreements.

As required by the first FDIC order, in a continued effort to provide value to Advanta’s shareholders and promote the financial health of ABC, in July 2009, ABC proposed to the FDIC a second plan designed to increase ABC’s capital and liquidity levels. An essential part of the plan involved ABC funding a portfolio of $100 million of new loans backed by triple net credit leases on commercial real estate and the underlying real estate (the “Net Lease Loans”). The plan contemplated, among other things, a capital infusion of up to $104 million from Advanta to ABC (of which $19 million had already been provided by Advanta).8 The FDIC, however, rejected the portion of the plan related to the Net Lease Loans. Based on (i) the FDIC’s disapproval of the Net Lease Loans and (ii) the financial projections for Advanta showing that it would not be able to recover additional capital investments given the FDIC’s decision, Advanta’s board of directors (the “Board”) decided not to provide any additional capital support to ABC.
In light of the FDIC’s decision, Advanta and its affiliated Debtors commenced these chapter 11 cases in November 2009 to preserve their assets and maximize the value of their estates for the benefit of their creditors.
IV.
THE CHAPTER 11 CASES
A. First Day Relief
On the Commencement Date, or shortly thereafter, the Debtors filed a series of motions (the “First Day Motions”) seeking various relief from the Bankruptcy Court designed to minimize any disruption of business operations. Unless otherwise noted herein, all relief requested in the First Day Motions was granted by the Bankruptcy Court.
1.	Employee Wages
The Debtors submitted a motion for authorization to satisfy certain outstanding obligations related to its employees including those relating to wages, compensation, and employee benefits [Docket No. 5]. On November 10, 2009, and April 8, 2010, the Bankruptcy Court entered interim and final orders, respectively, granting the relief requested [Dockets No. 23 and 409].
2.	Cash Management
The Debtors submitted a motion to (i) continue their centralized cash management system, as modified and (ii) maintain their existing bank accounts and forms [Docket No. 8]. On November 10, 2009, and April 8, 2010, the Bankruptcy Court entered interim and final orders, respectively, granting the relief requested [Dockets No. 26 and 410].

[8]	The plan made clear, however, that any such infusions from Advanta would be subject to prior approval by Advanta’s Board at the time of each contribution.

3.	Taxes
The Debtors submitted a motion for authorization to satisfy certain outstanding obligations related to its general business operations relating to taxes [Docket No. 7]. On November 10, 2009, the Bankruptcy Court entered a final order granting the relief requested [Docket No. 25].
4.	Insurance
The Debtors submitted a motion for authorization to continue their various liability, property, directors and officers’ liability, and other insurance programs [Docket No. 6]. On November 10, 2009, the Bankruptcy Court entered a final order granting the relief requested [Docket No. 24].
5.	Utilities
The Debtors submitted a motion for authorization to prohibit utilities from discontinuing service and provide utilities with certain adequate assurances [Docket No. 10]. On November 10, 2009, and December 3, 2009, the Bankruptcy Court entered interim and final orders, respectively, granting the relief requested [Dockets No. 28 and 100].
6.	Equity Trading Order
The Debtors submitted a motion for authorization to establish notification procedures and restrictions on trading in equity interests in and claims against the Debtors in order to preserve, to the extent possible, the potential value of the Debtors’ net operating losses, unrealized built-in losses and other tax attributes, during the pendency of the Chapter 11 Cases [Docket No. 9]. On November 10, 2009 and April 8, 2010, the Bankruptcy Court entered interim and final orders, respectively, establishing certain notification procedures and restrictions on trading in equity interests [Dockets No. 27 and 411]. An order with respect to trading in claims has not yet been entered.
B. Key Events During Chapter 11 Cases
1.	Creditors’ Committee
On November 24, 2009, the U.S. Trustee, pursuant to its authority under section 1102 of the Bankruptcy Code, appointed the official committee of unsecured creditors (the “Creditors’ Committee”).
The current members of the Creditors’ Committee are:
•	The Bank of New York Mellon, as indenture trustee for the Investment Notes and the RediReserve Certificates under the Investment Note Indenture

•	Stonehill Capital Management, LLC

•	DVL Incorporated

•	Brandywine Operating Partnership

•	Law Debenture Trust Company of New York, as ACT Trustee

The Creditors’ Committee retained the following professionals:

Latham & Watkins LLP	Drinker Biddle & Reath LLP	F T I Consulting
885 Third Avenue	1100 North Market Street,	Three Times Square
New York, NY 10022-4834	Suite 1000	11th Floor
(212) 906-1200	Wilmington, DE 19801	New York, NY 10036
Attn: Mitchell A. Seider	(302) 467-4200	(212) 247 1010
Roger G. Schwartz	Attn: Andrew C. Kassner	Attn: Andrew Scruton
Liz Jiyon Park
The Debtors have worked closely together with the Creditors’ Committee concerning the administration of the Chapter 11 Cases, and the formulation of the Plan.
2.	The Schedules and Bar Date
On January 25, 2010, the Debtors filed their schedules of assets and liabilities, schedules of current income and expenditures, schedules of executory contracts and unexpired leases, and statements of financial affairs.
On April 7, 2010, the Bankruptcy Court entered an order (the “Bar Date Order”) establishing May 14, 2010 at 5:00 p.m. (Eastern Time) as the last date and time (the “Bar Date”) for each person or entity to file proofs of Claim based on prepetition Claims against any of the Debtors. The Debtors published a notice of the Bar Date (the “Bar Date Notice”) in The Wall Street Journal and The Philadelphia Inquirer on April 15, 2010, and on April 13, 2010 mailed a proof of claim form and the Bar Date Notice to, among others, all known holders of Claims.
The Bar Date Notice specifies that, in the event a Debtor receives a discharge under a chapter 11 plan, any holder of a claim against such Debtor who was required, but failed, to file a Proof of Claim in accordance with the Bar Date Order on or before the Bar Date will be forever barred, estopped, and enjoined from asserting such claim against the Debtor (or filing a Proof of Claim with respect thereto), and such Debtor and its property will be forever discharged from any and all indebtedness or liability with respect to such claim.
The Bar Date Notice further highlights to holders of claims against the Debtors that the Debtors will not reserve any amounts from distributions to creditors under the Plan on account of any claims that were not asserted in a proof of Claim filed in accordance with the Bar Date Order on or before the Bar Date.
3.	Claims
As of the date of this Disclosure Statement, approximately 2895 Claims have been filed against the Debtors. On June 28, 2010, the Debtors filed the first omnibus objection expunging certain stock ownership claims [Docket No. 634]. On August 31, 2010, the Debtors filed the second omnibus objection expunging certain stock ownership claims [Docket No. 755] and the third omnibus objection reclassifying and/or recharacterizing certain claims [Docket No. 756]. On October 22, 2010, the Debtors filed the fourth omnibus objection disallowing, expunging and/or recharacterizing certain claims [Docket No. 871]. The Debtors continue to review and reconcile the Proofs of Claim and expect to file additional omnibus objections.

In addition to the Claims related to the prepetition indebtedness described in Section III.C above, and certain trade claims, the following unliquidated claims were filed against the Debtors:
(a) FDIC proof of Claim. On May 14, 2010, the FDIC filed proofs of claim against one or more of the Debtors, which were assigned claim numbers 2335 (the “FDIC POC 2335”) and 2336 (the “FDIC POC 2336”, and together with the FDIC POC 2335, the “FDIC Proofs of Claim”). In FDIC POC 2336, the FDIC alleged that it had claims against Advanta in an amount that exceeds $200 million, a portion of which the FDIC claimed was entitled to superpriority or priority status. See Section III.B(4) below for further information.
(b) ERISA Claims. In October 2009, Advanta and certain of its directors and current or former officers were named as defendants in a purported class action lawsuit (Ragan v. Advanta Corp. et al., Civ. Dkt. No. 2:09-cv-04974) filed in the United States District Court for the Eastern District of Pennsylvania alleging violations of the Employee Retirement Income Security Act (“ERISA”). This lawsuit was brought on behalf of Matthew A. Ragan and all other similarly situated persons who were participants in or beneficiaries of the Advanta Corp. Employee Stock Ownership Plan and/or the Advanta Corp. Employee Savings Plan (the “Plans”) and whose Plan investments included Advanta Corp. common stock at any time between October 31, 2006 and the commencement of the lawsuit. The complaint generally alleges that the defendants breached their fiduciary duties by, among other things, failing to prudently manage the Plans’ investments in Advanta securities and by failing to avoid inherent conflicts of interest resulting in losses to the Plans. The lawsuit seeks compensation for the Plans’ losses in an unspecified amount. On May 13, 2010, a proof of Claim for an unliquidated amount in excess of $50 million was filed on behalf of the ERISA Plaintiffs [proof of Claim No. 2352] (the “ERISA Claims”). Because the ERISA Claims arise from the purchase or sale of securities, they will be subordinated to all other Claims under Classes 6(a)-(f) (Subordinated Claims) of the Plan. These are Unresolved Claims.
(c) Securities Law Claims. In October 2009, Advanta and certain current or former executive officers of Advanta were named as defendants in a purported class action lawsuit filed in the United States District Court for the Eastern District of Pennsylvania alleging violations of federal securities laws (Local 449 Pension Fund v. Advanta Corp., et al., No. 09-4730). This lawsuit was brought on behalf of Steamfitters Local 449 Pension Fund and all other similarly situated stockholders (the “Securities Law Plaintiffs”) who purchased Advanta Corp. Class A and/or Class B Common Stock between October 31, 2006 and November 27, 2007 (the “Class Period”). The complaint generally alleges that the defendants made false and misleading statements regarding Advanta’s business and financial results, which allegedly caused the plaintiffs and other members of the purported class to purchase shares of Advanta Corp. Class A and Class B common stock at inflated prices during the Class Period. The lawsuit seeks unspecified damages. On May 10, 2010, two unliquidated proofs of Claim were filed on behalf of the Securities Law Plaintiffs [proofs of Claim 2053 and 2054] (the “Securities Law Claims”). Because the Securities Law Claims arise from the sale or purchase of securities, they will be subordinated to all other Claims under Classes 6(a)-(f) (Subordinated Claims) of the Plan. These are Unresolved Claims.

(d) Mortgage Litigation Claims. Approximately 300 proofs of Claim have been filed against Advanta Mortgage Corp., USA, on behalf of plaintiffs in two certified class actions, Gilmor v. Preferred Credit Corp., et. al., Case No-0189-CV-W-ODS, pending in the United States District Court for the Western District of Missouri, and Baker v. Century Financial Group, Inc., Case No. CV100 4294 CC, before the Circuit Court of Clay County Missouri, in which AMCUSA is a defendant [proofs of Claim 2586 to 2882] (the “Mortgage Litigation Claims”). The Mortgage Litigation Claims allege that AMCUSA, as servicer of certain second mortgages, collected mortgage payments with rates and other charges that were unlawful. The proofs of Claim aggregate to approximately $12 million. These are Unresolved Claims.
(e) Severance Claims. A number of proofs of Claim have been filed against the Debtors by employees of the Debtors and employees of certain non-Debtor entities such as ABC, in connection with severance benefits pursuant to prepetition change of control plans and employee severance pay plans (the “Severance Claims”). The filed Severance Claims aggregate to approximately $8.3 million. These are Unresolved Claims.
(f) Certain Employee Claims. Claims against Advanta have been filed by certain directors and officers of Advanta. Dennis Alter, Advanta’s Chairman of the Board and Chief Executive Officer, asserted a Claim in an unliquidated amount for approximately $47.2 million, for amounts (i) under Advanta’s Supplemental Executive Retirement Plan; (ii) under Advanta’s Supplemental Executive Insurance Program; and (iii) related to certain indemnification rights. William Rosoff, Advanta’s President and Vice Chairman of the Board, asserted a Claim in an unliquidated amount for approximately $4.6 million, for amounts (i) under Mr. Rosoff’s employment agreement; (ii) under Advanta’s Supplemental Executive Insurance Program; and (iii) related to certain indemnification rights. These are Unresolved Claims.
4.	Receivership of ABC
On March 19, 2010, the Utah Department of Financial Institutions closed ABC. The FDIC was appointed as receiver of ABC on the same day.
The Tax Sharing Agreement
Advanta and its affiliates, including ABC, were part of an affiliated group of corporations (the “Affiliated Group”) that filed consolidated returns for federal income tax. Advanta and the Affiliated Group were parties to a Tax Sharing Agreement, dated as of May 1, 1995 (as amended, the “TSA”). The TSA applies to Advanta’s filing of both federal and state tax returns on behalf of the Affiliated Group. Following the Commencement Date, Advanta, on behalf of the Affiliated Group, elected to deconsolidate ABC from the Affiliated Group in accordance with section 1.597-4(g) of the United States Treasury Regulations.
The 2009 Consolidated Returns
On March 14, 2010, Advanta filed with the Internal Revenue Service (the “IRS”) a 2009 consolidated federal income tax return for the Affiliated Group (the “2009 Consolidated Return”), in which it elected to waive any net operating loss (“NOL”) carryback with respect to the Affiliated Group’s 2009 NOL, thus resulting in the carryforward of the full 2009 NOL (the “2009 Tax Election”).

Also on March 14, 2010, Advanta filed with the IRS an amended 2008 consolidated federal income tax return for the Affiliated Group (the “Amended 2008 Consolidated Return”, and together with the 2009 Consolidated Return, the “Tax Returns”) electing to carry back the Affiliated Group’s 2008 NOL five years (the “2008 Tax Election”, and together with the 2009 Tax Election, the “Tax Elections”).
The Adversary Proceedings
On March 14, 2010, prior to the closing of ABC by the Utah Department of Financial Institutions and the appointment of the FDIC as receiver, ABC filed a complaint against Advanta thereby initiating an adversary proceeding, which was assigned Case No. 10-50795 (KJC) (the “Adversary Proceeding”), seeking to compel Advanta to request an extension of time to file the 2009 Consolidated Return or, in the alternative, elect to carry back the 2009 NOL five years (the “Five-Year Carryback”). [A.P. Docket No. 1]. On March 19, 2010, ABC filed an amended complaint in the Adversary Proceeding seeking, among other things, to void the Tax Elections. [A.P. Docket No. 8].
On March 19, 2010, ABC filed the Emergency Motion of ABC for Declaratory and Injunctive Relief in Connection With its Amended Complaint against Advanta Corp. [A.P. Docket No. 9] (the “Injunction Motion”), in which ABC sought a declaration that the Tax Elections were null and void.
On May 14, 2010, the FDIC, as receiver of ABC, filed the Motion Seeking a Declaration that the Automatic Stay Does Not Apply or, In the Alternative, an Order Granting Relief From the Automatic Stay [A.P. Docket No. 25] (the “Lift Stay Motion” and, together with the Injunction Motion, the “Motions”), in which the FDIC requested that the automatic stay, to the extent that it applies, be lifted so that the FDIC may file with the IRS competing consolidated federal income tax returns on behalf of the Affiliated Group with respect to the 2008 and 2009 taxable years and make the Five-Year Carryback with respect to the 2009 NOL (collectively, the “FDIC Returns”).
On April 30, 2010 and May 28, 2010, Advanta and the Creditors’ Committee filed objections to the Injunction Motion and the Lift Stay Motion, respectively (the “Objections”). [A.P. Docket Nos. 17, 18, 32, and 33].
On May 14, 2010, the FDIC filed the FDIC Proofs of Claim. In FDIC POC 2336, the FDIC alleged that it had claims against Advanta in an amount that exceeds $200 million, a portion of which the FDIC claimed was entitled to superpriority or priority status.
On June 22, 2010, the Debtors filed a proof of claim against ABC in the FDIC receivership, asserting claims against ABC in the aggregate amount of at least $19 million (the “Advanta Proof of Claim”).

The FDIC Settlement
On August 13, 2010, the Debtors, the FDIC (on behalf of itself and as receiver for ABC) and the Creditors’ Committee (the “Parties”) agreed on the principles for resolving the Motions, the Adversary Proceeding, the FDIC Proofs of Claim, and the Advanta Proof of Claim, which were read into the record of the August 16, 2010 hearing held before the Bankruptcy Court in the Adversary Proceeding and the Chapter 11 Cases (the “Principles”), and on August 27, 2010, the Parties entered into a settlement agreement (the “Settlement Agreement”). The Court entered an order approving the Settlement Agreement on September 7, 2010, and the Settlement Agreement became effective on that same day, thereby resolving the Adversary Proceeding.
The Settlement Agreement provides that, inter alia, should the FDIC Returns be filed and the IRS pays a refund to the FDIC, ABC or Advanta in connection with any NOL carryback from 2009 for the Affiliated Group (the “Refund”), which the Debtors estimate may aggregate up to approximately $54 million, such Refund shall be shared between ABC and Advanta, with ABC receiving 90% of the Refund, and Advanta receiving the balance of 10%. In the event the IRS does not pay the Refund, ABC will receive a General Unsecured Claim in the amount of $50,000,000 against Advanta (the “FDIC Claim”). As part of the Settlement Agreement, Advanta will withdraw the Advanta Proof of Claim. The Settlement Agreement also includes certain mutual releases, and includes limited releases for the present and former directors and officers of the Debtors from claims of ABC and the FDIC. As a result of the Settlement Agreement, the Adversary Proceeding will be withdrawn with prejudice.
5.	Sales of Businesses or Assets
In December 2009, after review of the Debtors’ future business prospects, Advanta’s Board determined to liquidate the Company. In furtherance thereof, the Debtors conducted sales of certain assets that they no longer need. The remaining assets will be liquidated as part of the Plan (except as noted in Section II.A of the Disclosure Statement).
Sale of De Minimis Assets
On February 4, 2010, the Bankruptcy Court entered the Order Approving Procedures to Sell, Abandon or Otherwise Dispose of De Minimis Assets Free and Clear of Liens, Claims, and Encumbrances Without Further Court Approval [Docket No. 248], authorizing the Debtors to dispose of certain de minimis assets estimated to be worth no more than $100,000 per asset. To date, approximately $49,000 in de minimis asset sales have occurred.
Sale of NetJets Interests
On March 3, 2010, the Bankruptcy Court entered the Order (I) Approving Assumption of Certain Management Agreements, As Modified, and (II) Authorizing Sale of the Fractional Interests Subject Thereto [Docket No. 306], pursuant to which the Bankruptcy Court authorized the Debtors to sell fractional interests in two aircraft to NetJets Aviation, Inc. resulting in a net payment to the Debtors of approximately $495,000.

Sale of Community Reinvestment Act Qualified Investment Fund Shares
On April 7, 2010, the Bankruptcy Court entered the Order Authorizing Redemption of Certain Shares in Community Reinvestment Act Qualified Investment Fund Free and Clear of Liens, Claims, and Encumbrances [Docket No. 400], pursuant to which Advanta sold certain shares in the Community Reinvestment Act Qualified Investment Fund (the “CRAIX Shares”) at the publicly quoted net asset value for each CRAIX Share. The total sale price of the CRAIX Shares was approximately $1,093,000.
Sale of Personal Property
On May 10, 2010, the Bankruptcy Court entered the Order (I) Authorizing the Employment and Retention of Great American Group, LLC as the Exclusive Sales Agent for Sale of Certain Personal Property Nunc Pro Tunc to April 19, 2010, and (II) Approving the Sale of Such Personal Property by Auction [Docket No. 486], authorizing Advanta to dispose of certain items of personal property, such as office furniture, equipment, cars, and artwork located at various Advanta facilities. The order further authorized the retention of Great American Group, LLC, to conduct auctions and sales of the personal property. These sales and auctions have netted approximately $81,000 to date.
Sale of Advanta Life Insurance Company
On May 12, 2010, the Bankruptcy Court entered the Order Authorizing the Sale of Stock of Advanta Life Insurance Company Free and Clear of Liens, Claims, and Encumbrances [Docket. 499], pursuant to which Advanta sold its shares of Advanta Life Insurance Company (“ALIC”), a non-debtor subsidiary of Advanta, which was engaged in the life and health insurance business. ALIC possesses authority to issue life and health insurance in 29 states and the District of Columbia. Advanta sold all of the issued and outstanding capital shares of ALIC to Prosperity Life Insurance Corp. for approximately $5,230,000.
Sale of Substantially All of the Assets of BizEquity Corp.
On May 18, 2010, the Bankruptcy Court entered the Order Authorizing (I) The Sale of Assets of BizEquity Corp. Free and Clear of Liens, Claims, and Encumbrances; (II) The Assumption and Assignment of Certain Contracts; and (III) The Name Change [Docket No. 602], authorizing the sale of substantially all of the assets of BE Corp. (f/k/a BizEquity Corp., “BizEquity”) to EMG Technologies, LLC for $106,000, following a sale process which involved four parties taking part in an auction process, and three parties submitting bids for BizEquity’s assets, with EMG Technologies, Inc. emerging as the highest bidder for BizEquity’s assets. BizEquity previously operated a website at www.bizequity.com, targeting small business owners, and providing them with tools and information to help determine the estimated value of their businesses. The sale of BizEquity’s assets closed on June 25, 2010. As part of the sale, BizEquity changed its name to BE Corp.

Sale of Delaware State Housing Authority Subordinated Mortgage Revenue Bonds
On June 4, 2010, the Bankruptcy Court entered the Order Authorizing Sale of Delaware State Housing Authority Subordinated Mortgage Revenue Bonds Free and Clear of Liens, Claims, and Encumbrances [Docket No. 581], pursuant to which Advanta sold the Delaware State Housing Authority Subordinated Mortgage Revenue Bonds (the “Bonds”), which are fairly illiquid zero coupon bonds that mature in July of 2031. Advanta marketed the Bonds to several large investment banks with which it had existing relationships and that were fairly representative of the market, and to the Delaware State Housing Authority (the “DHSA”). DSHA submitted an indicative bid of approximately $23 per bond. After marketing the Bonds, Advanta, in its business judgment, determined that DSHA’s bid was the best and highest offer for the Bonds, given the illiquid market for such assets. The sale of the Bonds to the DSHA resulted in total proceeds of approximately $346,000. The sale closed on July 1, 2010.
Sale of Corporate Art Collection
On June 8, 2010, the Bankruptcy Court entered the Order Authorizing the Debtors to Employ Vara Global Fine Arts LLC as Art Consultant [Docket No. 595]. Vara Global Fine Arts LLC (“VGFA”) has been retained by the Debtors to assist in the sale of the Debtors’ corporate artwork collection. With VGFA’s assistance, the Debtors have commenced the process of disposing of their corporate artwork collection. On August 10, 2010, the Bankruptcy Court entered the Order Authorizing Advanta Shared Services Corp. to Employ and Retain Christie’s Inc. and Motion to Approving Sale of Artwork [Docket No. 716] (the “Christie’s Retention Order”). Christie’s Inc. (“Christie’s”) is one of the world’s leading public auction houses, and is a recognized expert in the market for the specific period and type of art that the Debtors intend to sell through Christie’s. The Christie’s Retention Order also authorizes the Debtors to sell approximately 56 post-war and contemporary paintings, prints and sculptures by European and American artists in ASSC’s corporate art collection. The Debtors expect to auction their corporate artwork through Christie’s in the fourth quarter of 2010.
6.	Exclusivity
Pursuant to section 1121(b) of the Bankruptcy Code, the Debtors have exclusive periods for proposing a chapter 11 plan (the “Plan Period”) and soliciting acceptances thereto (the “Solicitation Period”) during which time no competing plan may be filed. The initial statutory Plan Period and Solicitation Period expired on March 8, 2010 and May 7, 2010, respectively. On March 2, 2010, the Bankruptcy Court entered an order [Docket No. 301] extending the Debtors’ Plan Period through and including June 7, 2010 and each of the Debtors’ Solicitation Period through and including August 5, 2010. On June 4, 2010, the Bankruptcy Court entered an order [Docket No. 580] further extending the Plan Period and the Solicitation Period through and including September 6, 2010 and November 3, 2010, respectively. On September 21, 2010, the Bankruptcy Court entered an order [Docket No. 820] extending the Plan Period and the Solicitation Period through and including November 5, 2010 and January 3, 2011, respectively.
7.	Rejection and Assignment of Contracts
During the Chapter 11 Cases, the Debtors exercised their right under section 365 of the Bankruptcy Code to reject or assume certain executory contracts and unexpired leases of the Debtors.

Rejection of Contracts
On January 5, 2010, the Bankruptcy Court entered the Order Authorizing the Debtors to Reject Certain Sponsorship Contracts [Docket No. 145], pursuant to which the Bankruptcy Court authorized the Debtors to reject certain sponsorship agreements related to a tennis team called the Philadelphia Freedoms. Prior to rejection, the sponsorship agreements had an estimated aggregate remaining liability of $6 million.
On the same date, the Bankruptcy Court entered the Order Authorizing the Debtors to Reject That Certain Private Label Agreement [Docket No. 146], pursuant to which the Bankruptcy Court authorized the Debtors to reject an agreement pursuant to which BizEquity had agreed to provide a counterparty, Enterpreneurs Management Group, LLC, with use of its proprietary online custom business valuation platform. The Debtors determined that maintaining the private label agreement, with the corresponding financial responsibility to maintain the online custom business valuation platform, would be burdensome and provide no corresponding benefit or utility to the Debtors or their estates.
Rejection of License Agreements
On February 2, 2010, the Bankruptcy Court entered the Order Authorizing the Debtors to Reject Eagles Stadium License Agreement [Docket No. 233], pursuant to which the Bankruptcy Court authorized the Debtors to reject a suite license agreement for the use of a suite at the Lincoln Financial Field in Philadelphia, Pennsylvania. On the same date, the Bankruptcy Court authorized the rejection of a ballpark license agreement pursuant to the Order Authorizing the Debtors to Reject Phillies Ballpark License Agreement [Docket No. 234], pursuant to which the Debtors had licensed a suite at Citizens Bank Park in Philadelphia, Pennsylvania.
Rejection of Leases
On April 8, 2010, the Bankruptcy Court entered the Order Authorizing Rejection of The Spring House Facility Lease [Docket No. 412], and the Order Authorizing Rejection of The Talleyville Property Lease [Docket no. 413], approving the Debtors rejection of certain unexpired leases of real property for facilities that were no longer of use to the Debtors.
On June 4, 2010, the Bankruptcy Court entered the Order Authorizing the Rejection of Certain Unexpired Leases [Docket No. 578] authorizing the Debtors to reject certain unexpired leases for copy machines with Ricoh Business Solutions that the Debtors no longer required.
8.	Postpetition Severance Plan
On June 15, 2010, the Bankruptcy Court entered the Order Authorizing the Debtors to Implement Postpetition Severance Plan and Other Related Relief [Docket No. 620] (the “Severance Plan Order”), pursuant to which the Debtors’ postpetition severance plan (as defined in the Severance Plan Order, the “Postpetition Severance Plan”) was approved. The Postpetition Severance Plan provides for certain full-time hourly and salaried employees to receive severance payments not to exceed $275,743, should their employment be terminated other than for cause or of their own volition. In addition, the Severance Plan Order approves certain Interim Service Payments, including to certain Insider Employees (each as defined in the Severance Plan Order). The Postpetition Severance Plan replaced certain prepetition severance and change of control plans that formerly applied to these employees of the Debtors who can participate in the Postpetition Severance Plan. The total aggregate cost of the Post-Petition Severance Plan is estimated to be approximately $1.8 million.

V.
THE PLAN
A. Introduction
This section of the Disclosure Statement summarizes the Plan, a copy of which is attached as Exhibit A hereto. This summary is qualified in its entirety by reference to the Plan.
Statements as to the rationale underlying the treatment of Claims and Equity Interests under the Plan are not intended to, and will not, waive, compromise or limit any rights, claims or causes of action in the event the Plan is not confirmed.
Capitalized terms not defined herein will have the meaning ascribed to such term in the Plan.
YOU SHOULD READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.
B. Classification and Treatment of Claims and Equity Interests Under the Chapter 11 Plan
One of the key concepts under the Bankruptcy Code is that only claims and equity interests that are “allowed” may receive distributions under a chapter 11 plan. This term is used throughout the Plan and the descriptions below. In general, an “allowed” claim or “allowed” equity interest simply means that the debtor agrees, or in the event of a dispute, that the Bankruptcy Court determines, that the claim or equity interest, and the amount thereof, is in fact a valid obligation of the debtor. Section 502(a) of the Bankruptcy Code provides that a timely filed claim or equity interest is automatically “allowed” unless the debtor or other party in interest objects. However, section 502(b) of the Bankruptcy Code specifies certain claims that may not be “allowed” in bankruptcy even if a proof of claim is filed. These include, but are not limited to, claims that are unenforceable under the governing agreement between a debtor and the claimant or applicable non-bankruptcy law, claims for unmatured interest, property tax claims in excess of the debtor’s equity in the property, claims for services that exceed their reasonable value, real property lease and employment contract rejection damage claims in excess of specified amounts, late-filed claims, and contingent claims for contribution and reimbursement. In addition, Bankruptcy Rule 3003(c)(2) prohibits the allowance of any claim or equity interest that either is not listed on the debtor’s schedules or is listed as disputed, contingent or unliquidated, if the holder has not filed a proof of claim or equity interest before the established deadline.

The Bankruptcy Code requires that, for purposes of treatment and voting, a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are not necessarily classified together, nor are equity interests of a substantially similar legal nature necessarily classified together. Because an entity may hold multiple claims and/or equity interests which give rise to different legal rights, the “claims” and “equity interests” themselves, rather than their holders, are classified.
Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” (affected by the plan) or “unimpaired” (unaffected by the plan). If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan, and the right to receive, under the chapter 11 plan, no less value than the holder would receive if the debtor were liquidated in a case under chapter 7 of the Bankruptcy Code. Under section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable and contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case or nonperformance of a nonmonetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, and contractual rights.
Pursuant to 1126(f) of the Bankruptcy Code, holders of unimpaired claims or interests are “conclusively presumed” to have accepted the plan. Accordingly, their votes are not solicited. Under the Plan, the following classes are unimpaired, and therefore, the holders of such Claims are “conclusively presumed” to have voted to accept the Plan: Class 1(a)-(f) (Other Priority Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance, respectively), Class 2(a)-(f) (Secured Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance, respectively), and Class 7(g) (Equity Interests in ASC).
Under certain circumstances, a class of claims or equity interests may be deemed to reject a plan. For example, a class is deemed to reject a plan under section 1126(g) of the Bankruptcy Code if the holders of claims or equity interests in such class do not receive or retain property under the plan on account of their claims or equity interests. Under this provision of the Bankruptcy Code, Classes 7(a)-(c) (Equity Interests in the Consolidated Debtors, Advantennis, and ASSC, respectively) are deemed to reject the Plan because they receive no distribution and retain no property interest under the Plan. Since such classes are deemed to reject the plan, the Debtors are required to demonstrate that the plan satisfies the requirements of section 1129(b) of the Bankruptcy Code with respect to such classes. Among these are the requirements that the plan be “fair and equitable” with respect to, and not “discriminate unfairly” against, the claims and equity interests in such classes. Class 3 (Investment Note Claims and RediReserve Certificate Claims against Advanta), Classes 4(a)-(f) (General Unsecured Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, Advanta Finance, respectively), Class 5 (Subordinated Note Claims against Advanta), Classes 6(a)-(f) (Subordinated Claims), and Classes 7(d)-(f) (Equity Interests in AMCUSA, Advanta Auto Finance, and Advanta Finance, respectively) are impaired under the Plan and are entitled to vote to accept or reject the Plan.

C. Unclassified Claims
1.	Administrative Expense Claims
(a) Filing Administrative Expense Claims. Administrative Expense Claims are the actual and necessary costs and expenses of the Debtors’ Chapter 11 Cases that are allowed under and in accordance with sections 330, 365, 503(b), 507(a)(2) and 507(b) of the Bankruptcy Code. Such expenses will include, but are not limited to, actual and necessary costs and expenses of preserving the Debtors’ estates, actual and necessary costs and expenses of operating the Debtors’ businesses, indebtedness or obligations incurred or assumed by the Debtors in Possession during the Chapter 11 Cases and compensation for professional services rendered and reimbursement of expenses incurred. Claims allowed under section 503(b)(9) for goods delivered in the 20 days prior to the Commencement Date are treated as Administrative Expense Claims.
Each holder of an Administrative Expense Claim, other than (i) a Claim covered by Sections 2.2 (Professional Compensation and Reimbursement Claims), 2.3 (Indenture Trustee Fees) or 2.4 (Priority Tax Claims) of the Plan, (ii) a liability incurred and payable in the ordinary course of business by a Debtor (and not past due), or (iii) an Administrative Expense Claim that has been Allowed on or before the Effective Date, must file with the Advanta Claims Processing Center (as defined below) a request for payment of such Administrative Expense Claim by no later than sixty (60) days after the Effective Date. Such request must include at a minimum (A) the name of the Debtor(s) that is purported to be liable for the Claim, (B) the name of the holder of the Claim, (C) the amount of the Claim, and (D) the basis for the Claim. Failure to file and serve such request timely and properly will result in the Administrative Expense Claim being forever barred.
All requests for payment of Administrative Expense Claims must be filed at the following address:

By Mail:	By Hand or Overnight Courier
The Garden City Group, Inc.	The Garden City Group, Inc.
Attn: Advanta Corp.	Attn: Advanta Corp.
P.O. Box 9562	5151 Blazer Parkway, Suite A
Dublin, Ohio 43017-4862	Dublin, Ohio 43017
(collectively, the “Advanta Claims Processing Center”). Requests for payment of Administrative Expense Claims may not be delivered by facsimiles, telecopy, or electronic mail transmission.
(b) Allowance of Administrative Expense Claims. An Administrative Expense Claim with respect to which a request for payment has been properly and timely filed pursuant the Plan will become an Allowed Administrative Expense Claim if no objection to such request is filed with the Bankruptcy Court on or before 180 days after the Effective Date. If an objection is timely filed, the Administrative Expense Claim will become an Allowed Administrative Expense Claim only to the extent allowed by Final Order or as such Claim is settled, compromised, or otherwise resolved by the applicable Trustee pursuant to the Plan.

(c) Payment of Allowed Administrative Expense Claims. Except to the extent that a holder of an Allowed Administrative Expense Claim (other than a Claim covered by Sections 2.2 (Professional Compensation and Reimbursement Claims), 2.3 (Indenture Trustee Fees) or 2.4 (Priority Tax Claims) of the Plan) agrees to a less favorable treatment, each Allowed Administrative Expense Claim (including any Allowed Claim asserted under section 503(b)(9) of the Bankruptcy Code) will be paid by the applicable Trustee from the applicable Trust in full, in Cash, in an amount equal to the unpaid portion of such Allowed Administrative Expense Claim on or as soon as reasonably practicable following the later to occur of (a) the Effective Date, or (b) the date on which such Administrative Expense Claim shall become an Allowed Claim; provided, however, that Allowed Administrative Expense Claims (other than a Claim covered by Sections 2.2 (Professional Compensation and Reimbursement Claims), 2.3 (Indenture Trustee Fees) or 2.4 (Priority Tax Claims) of the Plan) against any of the Debtors representing liabilities incurred in the ordinary course of business by any of the Debtors, as Debtors in Possession, or liabilities arising under loans or advances to or other obligations incurred by any of the Debtors, as Debtors in Possession, whether or not incurred in the ordinary course of business, will be paid by the Debtors or the applicable Trustee, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions.
2.	Professional Compensation and Reimbursement Claims
Professional Compensation and Reimbursement Claims are Administrative Expense Claims of entities seeking compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 330, 331, 503(b)(2), 503(b)(3), 503(b)(4) or 503(b)(5) of the Bankruptcy Code.
The Bankruptcy Court will fix in the Confirmation Order a date for the filing of, and a date to hear and determine, all applications for final allowance of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 328 and 330 of the Bankruptcy Code or applications for allowance of Administrative Expense Claims arising under section 503(b)(2), 503(b)(3), 503(b)(4), or 503(b)(5) of the Bankruptcy Code. Unless otherwise agreed to by the claimant and the Debtors or the applicable Trustee, as applicable, the Allowed Administrative Expense Claims arising under section 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), and 503(b)(5) of the Bankruptcy Code will be paid in full, in Cash, by the applicable Trustee from the applicable Trust as soon as practicable following the later to occur of (a) the Effective Date, and (b) the date upon which any such Administrative Expense Claim becomes an Allowed Administrative Expense Claim. The Debtors and the Trustees, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course of business and without the need for Bankruptcy Court approval.

3.	Indenture Trustee Fees
Notwithstanding any provision contained in the Plan to the contrary, unless otherwise agreed to by the Indenture Trustees and the Debtors, all Indenture Trustee Fees incurred by each Indenture Trustee prior to the Effective Date will be paid in Cash by the AC Trustee within 10 days of the presentation of invoices by each Indenture Trustee and without the need for application to, or approval by, any court. Any Indenture Trustee Fees incurred by the Indenture Trustees for services related to distributions pursuant to the Plan, if any, including, but not limited to, the reasonable fees, costs and expenses incurred by the Indenture Trustees’ professionals in carrying out the Indenture Trustees’ duties as provided for in the applicable Indenture, will be paid by the AC Trustee after the Effective Date in the ordinary course of business in Cash upon presentation of invoices by the Indenture Trustees and without the need for an application to, or approval of, any court. If the AC Trustee disputes any requested Indenture Trustee Fees, the AC Trustee (i) will pay the undisputed portion of the Indenture Trustee Fees as provided for in the Plan, and (ii) will notify the applicable Indenture Trustee of such dispute within 10 days after the presentation of the invoices by the Indenture Trustee, and, upon such notification, the Indenture Trustee will submit such dispute for resolution to the Bankruptcy Court; provided however, that the Bankruptcy Court’s review will be limited to a determination under the reasonable standard in accordance with the applicable Indentures. Nothing in the Plan will be deemed to impair, waive, discharge, or negatively affect the Charging Lien for any undisputed fees, costs and expenses not paid by the AC Trustee and otherwise claimed by the Indenture Trustees pursuant to the procedures set forth in the Plan.
4.	Priority Tax Claims
A Priority Tax Claim is any Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.
Except to the extent that a holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, and release of and in exchange for such Allowed Priority Tax Claim, on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon as practicable thereafter, Cash in an amount equal to such Allowed Priority Tax Claim.
D. Claims Classified Pursuant to Section 1123 of the Bankruptcy Code
1.	Classes 1(a)-(f): Other Priority Claims
Other Priority Claims include Claims granted priority in payment as specified in sections 507(a)(4), (5), (6) or (7) of the Bankruptcy Code, including certain wage, salary, and other compensation obligations to employees of the Debtors up to a statutory cap of $10,950 per employee.
Classes 1(a)-(f) are unimpaired by the Plan. Each holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
Except to the extent that a holder of an Allowed Other Priority Claim (i) has been paid by the Debtors, in whole or in part, prior to the Effective Date, or (ii) agrees to a less favorable treatment, each holder of an Allowed Other Priority Claim will receive from the applicable Trustee from the applicable Trust, in full satisfaction of such Claim, Cash in the full amount of such Allowed Claim, on or as soon as reasonably practicable after the later of (a) the Effective Date and (b) the date such Claim becomes Allowed.

2.	Classes 2(a)-(f): Secured Claims
Classes 2(a) through 2(f) are Unimpaired by the Plan. Each holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.
Except to the extent that a holder of an Allowed Secured Claim (i) has been paid by the Debtors, in whole or in part, prior to the Effective Date, or (ii) agrees to a less favorable treatment, each holder of an Allowed Secured Claim will receive from the applicable Trustee from the applicable Trust, in full satisfaction of such Claim, Cash in the full amount of such Allowed Claim, on or as soon as reasonably practicable after the later of (a) the Effective Date and (b) the date such Claim becomes Allowed.
3.	Class 3: Investment Note Claims and RediReserve Certificate Claims
Investment Note Claims and RediReserve Certificate Claims are set forth in proof of Claim, assigned number 941, and are Allowed in an amount of $140,622,493.80 in the aggregate. To the extent Claims are asserted in separate proofs of Claim on account of principal and accrued interest with respect to Investment Notes and/or RediReserve Certificates, such Claims are disallowed and expunged by the Plan. The list of all such Claims that are disallowed and expunged are listed on Schedule 12.10 of the Plan.
Class 3 is impaired by the Plan. Each holder of an Allowed Investment Note Claim and/or an Allowed RediReserve Certificate Claim is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Investment Note Claim or an Allowed RediReserve Certificate Claim will receive an AC Class A Beneficial Interest in the AC Trust and an Advanta Class A Beneficial Interest in the Advanta Trust. An AC Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the AC Trust and an Advanta Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the Advanta Trust, if and when such distributions are made pursuant to the terms of the AC Trust Agreement and the Advanta Trust Agreement, as applicable.
Notwithstanding the foregoing, no holder of an Allowed Investment Note Claim or an Allowed RediReserve Claim will receive distributions that aggregate to more than the amount of such holder’s Allowed Investment Note Claim or Allowed RediReserve Certificate Claim, and (ii) all distributions on account of AC Class A Beneficial Interests and Advanta Class A Beneficial Interests to holders of Allowed Subordinated Note Claims will be made directly to holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims in accordance with Section 4.3 of the Plan until such time as all holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims have received, in the aggregate, pursuant to Section 4.3 of the Plan, an amount equal to the amount of all Allowed Investment Note Claims and Allowed RediReserve Certificate Claims.

4.	Class 4: General Unsecured Claims
General Unsecured Claims include any Allowed Claim other than an Administrative Expense Claim, Professional Compensation and Reimbursement Claim, Indenture Trustees Fee, Priority Tax Claim, Investment Note Claims and RediReserve Certificate Claim, Subordinated Note Claims, and Subordinated Claims.
(a) Class 4(a): General Unsecured Claims against the Consolidated Debtors
Class 4(a) is impaired by the Plan. Each holder of an Allowed General Unsecured Claim in Class 4(a) is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim in Class 4(a) will receive an AC Class A Beneficial Interest in the AC Trust and an Advanta Class A Beneficial Interest in the Advanta Trust. An AC Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the AC Trust and an Advanta Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the Advanta Trust, if and when such distributions are made pursuant to the terms of the AC Trust Agreement and the Advanta Trust Agreement, as applicable; provided, however, that no holder of an Allowed General Unsecured Claim in Class 4(a) will receive distributions that aggregate to more than the amount of such holder’s Allowed General Unsecured Claim.
(b) Class 4(b): General Unsecured Claims against Advantennis
Class 4(b) is impaired by the Plan. Each holder of an Allowed General Unsecured Claim against Advantennis is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against Advantennis will receive an Advantennis Class A Beneficial Interest in the Advantennis Trust. An Advantennis Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the Advantennis Trust, if and when such distributions are made pursuant to the terms of the Advantennis Trust Agreement; provided, however, that no holder of an Allowed General Unsecured Claim against Advantennis will receive distributions that aggregate to more than the amount of such holder’s Allowed General Unsecured Claim against Advantennis.
(c) Class 4(c): General Unsecured Claims against AMCUSA
Class 4(c) is impaired by the Plan. Each holder of an Allowed General Unsecured Claim against AMCUSA is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against AMCUSA will receive an AMCUSA Class A Beneficial Interest in the AMCUSA Trust. An AMCUSA Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the AMCUSA Trust, if and when such distributions are made pursuant to the terms of the AMCUSA Trust Agreement; provided, however, that no holder of an Allowed General Unsecured Claim against AMCUSA will receive distributions that aggregate to more than the amount of such holder’s Allowed General Unsecured Claim against AMCUSA.

(d) Class 4(d): General Unsecured Claims against Advanta Auto Finance
Class 4(d) is impaired by the Plan. Each holder of an Allowed General Unsecured Claim against Advanta Auto Finance is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against Advanta Auto Finance will receive an Advanta Auto Finance Class A Beneficial Interest in the Advanta Auto Finance Trust. An Advanta Auto Finance Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the Advanta Auto Finance Trust, if and when such distributions are made pursuant to the terms of the Advanta Auto Finance Trust Agreement; provided, however, that no holder of an Allowed General Unsecured Claim against Advanta Auto Finance will receive distributions that aggregate to more than the amount of such holder’s Allowed General Unsecured Claim against Advanta Auto Finance.
(e) Class 4(e): General Unsecured Claims against ASSC
Class 4(e) is impaired by the Plan. Each holder of an Allowed General Unsecured Claim against ASSC is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against ASSC will receive an ASSC Class A Beneficial Interest in the ASSC Trust. An ASSC Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the ASSC Trust, if and when such distributions are made pursuant to the terms of the ASSC Trust Agreement; provided, however, that no holder of an Allowed General Unsecured Claim against ASSC will receive distributions that aggregate to more than the amount of such holder’s Allowed General Unsecured Claim against ASSC.
(f) Class 4(f): General Unsecured Claims against Advanta Finance
Class 4(f) is impaired by the Plan. Each holder of an Allowed General Unsecured Claim against Advanta Finance is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed General Unsecured Claim against Advanta Finance will receive an Advanta Finance Class A Beneficial Interest in the Advanta Finance Trust. An Advanta Finance Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the Advanta Finance Trust, if and when such distributions are made pursuant to the terms of the Advanta Finance Trust Agreement; provided, however, that no holder of an Allowed General Unsecured Claim against Advanta Finance will receive distributions that aggregate to more than the amount of such holder’s Allowed General Unsecured Claim against Advanta Finance.

5.	Class 5: Subordinated Note Claims
Subordinated Note Claims are set forth in proof of Claim, assigned number 1718, are Allowed in an amount of $96,511,556.06 in the aggregate. All other proofs of Claims filed on behalf of Subordinated Note Claims, including, without limitation, proofs of Claims assigned numbers 1717, 1719, 1720, 1721, and 1722 are disallowed and expunged by the Plan.
Class 5 is impaired by the Plan. Each holder of an Allowed Subordinated Note Claim is entitled to vote to accept or reject the Plan.
On the Effective Date, or as soon thereafter as is reasonably practicable, each holder of an Allowed Subordinated Note Claim will receive an AC Class A Beneficial Interest in the AC Trust and an Advanta Class A Beneficial Interest in the Advanta Trust. An AC Class A Beneficial Interest in the AC Trust will entitle its holder to receive such holder’s Pro Rata Share of distributions from the AC Trust and an Advanta Class A Beneficial Interest will entitle its holder to receive such holder’s Pro Rata Share of distributions from the Advanta Trust, if and when such distributions are made pursuant to the terms of the AC Trust Agreement and the Advanta Trust Agreement, as applicable.
Notwithstanding the foregoing, (i) all distributions on account of Allowed Subordinated Note Claims will first be made to holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims in accordance with Section 4.3 of the Plan until such time as all holders of Allowed Investment Note Claims and Allowed RediReserve Certificate Claims have received, in the aggregate, an amount equal to the amount of all Allowed Investment Note Claims and Allowed RediReserve Certificate Claims, and (ii) thereafter, no holder of an Allowed Subordinated Note Claim will receive distributions that aggregate to more than the amount of such holder’s Allowed Subordinated Note Claim. For the avoidance of doubt, no holder of an Allowed Subordinated Claim will receive a distribution on account of its AC Class A Beneficial Interest or its Advanta Class A Beneficial Interest until all Allowed Investment Note Claims and Allowed RediReserve Claims are paid in full.
6.	Classes 6(a)-(f): Subordinated Claims
Subordinated Claims are Claims that are subordinated to all other Claims under section 510 of the Bankruptcy Code or otherwise. Claims related to the following litigations are subordinated under the Plan without further court order: Ragan v. Advanta Corp., et al., No. 09-cv-4974 (E.D. Pa.); Hiatt v. Advanta Corp., et al., No. 09-5467 (E.D. Pa.); Yates, et al. v. Rosoff, et al., No. 09-5746 (E.D. Pa.); and Steamfitters Local 449 Pension Fund v. Advanta Corp., et al., No. 09-4730 (E.D. Pa.). In addition, Subordinated Claims include Claims for any fine, penalty, or forfeiture, or for multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture or damages is not compensation for actual pecuniary loss suffered by the holder of such Claim.
Classes 6(a) through (f) are impaired by the Plan. Each holder of a Subordinated Claim is entitled to vote to accept or reject the Plan.

Each holder of an Allowed Subordinated Claim will receive a Class B Beneficial Interest in the applicable Liquidating Trust. In addition, each holder of an Allowed Subordinated Claim against any of the Consolidated Debtors will receive an Advanta Class B Beneficial Interest. A Class B Beneficial Interest and an Advanta Class B Beneficial Interest will entitle its holder to receive its Pro Rata Share of distributions from the applicable Trust only after payment in full of all such Trust’s Allowed Administrative Expense Claims, Allowed Priority Non-Tax Claims, Allowed Tax Claims, Allowed Secured Claims, Allowed Investment Note Claims, Allowed RediReserve Certificate Claims, Allowed Subordinated Note Claims, and Allowed General Unsecured Claims, and funding of a reserve for such Trust for any wind down expenses and costs that the applicable Trustee determines is appropriate; provided, however, that no holder of an Allowed Subordinated Claim will receive a distribution that aggregates to more than the amount of such holder’s Allowed Subordinated Claim.
7.	Classes 7(a)-(c): Equity Interests in the Consolidated Debtors (other than ASC), Advantennis, and ASSC
Classes 7(a)-(c) are impaired by the Plan. Each holder of an Equity Interest in any of the Consolidated Debtors (other than ASC), Advantennis, and ASSC is deemed to reject the Plan and is not entitled to vote to accept or reject the Plan.
On the Effective Date, all existing Equity Interests in any of the Consolidated Debtors (other than ASC), Advantennis, and ASSC will be cancelled and extinguished and the holders of Equity Interests in the Consolidated Debtors, Advantennis, and ASSC will not be entitled to, and will not receive or retain, any property or interest on account of such Equity Interests under the Plan.
8.	Classes 7(d)-(f): Equity Interests in AMCUSA, Advanta Auto Finance, and Advanta Finance
Classes 7(d)-(f) are impaired by the Plan. Each holder of an Equity Interest in Classes 7(d)-(f) is entitled to vote to accept or reject the Plan.
On the Effective Date, each holder of an Equity Interest in AMCUSA, Advanta Auto Finance, and Advanta Finance will receive a Class C Beneficial Interest in the applicable Trust. A Class C Beneficial Interest will entitle its holder to receive its Pro Rata Share of distributions from the applicable Trust only after payment in full of all such Trust’s Allowed Claims, and funding of a reserve for such Trust for any wind down expenses and costs that the applicable Trustee determines is appropriate.
9.	Class 7(g): Equity Interests in ASC
Class 7(g) is unimpaired by the Plan. Each holder of an Equity Interest in ASC is conclusively presumed to accept the Plan and is not entitled to vote to accept or reject the Plan.
On the Effective Date, the Equity Interests in ASC will be retained.

E. Means of Implementation
1.	Exchange of Trust Preferred Securities
To effectuate the terms of the ACT Declaration of Trust, on the Effective Date, the ACT Securities will be deemed automatically cancelled and extinguished, and the obligations of the Debtors and ACT under any agreements, indentures, guarantees or certificates of designations governing or specifically related to the ACT Securities will be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any further action on the part of the Bankruptcy Court or any Person; provided, however, that each holder of Trust Preferred Securities will be deemed to have received on the Effective Date an Allowed Subordinated Note Claim in an amount equal to a Like Amount of Subordinated Notes. For the avoidance of doubt, on the Effective Date, (i) ACT’s claims against Advanta and the guarantee claims against Advanta of the holders of Trust Preferred Securities will be extinguished; and (ii) Advanta will have no Claims on account of the Common Securities and all Claims on account of Common Securities shall be extinguished.
On the Effective Date, the ACT Declaration of Trust will be deemed terminated and ACT will be deemed dissolved without any further action on the part of the Bankruptcy Court or any Person. On or as soon as reasonably practicable after the Effective Date, the ACT Administrative Trustee will file a certificate of cancellation with the Secretary of State of the State of Delaware. The ACT Trustee Fees related to implementation of Section 5.1 of the Plan will be paid pursuant to Section 2.3 of the Plan.
After performance by the ACT Trustees of any duties that are required under the Plan, the Confirmation Order and/or under the terms of any agreements, indentures, guarantees or certificates of designations to implement the terms of the Plan, the ACT Trustees and each of their agents will be relieved of, and released from, all obligations associated with the ACT Securities under applicable trust agreements or law.
2.	Substantive Consolidation
The Plan contemplates and is predicated upon substantive consolidation of the Consolidated Debtors into a single entity for the purpose of all actions under the Plan. Entry of the Confirmation Order will constitute approval pursuant to section 105(a) of the Bankruptcy Code, effective as of the Effective Date, of the substantive consolidation of the Chapter 11 Cases of the Consolidated Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation and distribution.
On and after the Effective Date, (i) no distributions will be made under the Plan on account of Intercompany Claims among the Consolidated Debtors, (ii) all guarantees by any of the Consolidated Debtors of the obligations of any other Consolidated Debtor arising prior to the Effective Date will be deemed eliminated so that any Claim against any Consolidated Debtor and any guarantee thereof executed by any other Consolidated Debtor and any joint and several liability of any of the Consolidated Debtors will be deemed to be one obligation of the deemed Consolidated Debtors, and (iii) each and every Claim filed or to be filed in the Chapter 11 Cases of the Consolidated Debtors will be deemed filed against the Consolidated Debtors and will be deemed one Claim against and obligation of the Consolidated Debtors. The substantive consolidation contemplated in Section 5.2 of the Plan will only include the Consolidated Debtors and will not include Advantennis, AMCUSA, Advanta Auto Finance, ASSC, and Advanta Finance.

The Consolidated Debtors believe that no creditor of the Consolidated Debtors will receive a recovery materially inferior to that which it would receive if each Consolidated Debtor proposed its own chapter 11 plan, and that in such event, all creditor recoveries would be reduced by the added administrative expense of proceeding to confirm and administer separate plans and to liquidate separate estates. If any party in interest challenges the proposed substantive consolidation, the Debtors reserve the right to establish, at the Confirmation Hearing, the ability to confirm the Plan on an entity-by-entity basis, or to make the showing that the Consolidated Debtors can be substantively consolidated under applicable law. If the Bankruptcy Court does not approve the substantive consolidation requested herein as to any or all of the Debtors, the Debtors reserve the right to seek confirmation of this Plan on a non-substantive consolidation basis with respect to each affected Debtor.
A creditor’s vote to accept the Plan will be deemed such creditor’s agreement to accept, as consideration for any and all Allowed Claims against any and all Debtors, the treatment specified in the Plan, including, without limitation, the substantive consolidation described in Section 5.2 of the Plan and, in the event the Bankruptcy Court does not approve the substantive consolidation of all or certain of the Debtors that is requested in the Plan, the treatment of such creditor’s Claim pursuant to the Plan on a non-substantive consolidation basis.
3.	Merger/Dissolution/Consolidation
On and as of the Effective Date, all Debtors (other than Advanta and ASC) will be deemed dissolved without any further court or corporate action, including the filing of any documents with the Secretary of State for any state in which such Debtors are incorporated or any other jurisdiction; provided, however, that the applicable Trustees will have authority to take whatever actions are necessary to dissolve the Debtors (other than Advanta and ASC). In addition, the Debtors and applicable Trustee will have authority to: (i) cause any or all of Advanta, ASC, or any non-Debtor Affiliate (other than the ABC Parties) to be merged into one or more of the Debtors, dissolved or otherwise consolidated, (ii) cause the transfer of assets between or among Advanta, ASC, or any non-Debtor Affiliate (other than the ABC Parties), (iii) to the extent determined appropriate by the Debtors and the applicable Trustee, cause the reduction, recharacterization, reinstatement or discharge of any Intercompany Claim (to the extent not already eliminated under Section 5.2) and any claim between any non-Debtor Affiliate (other than the ABC Parties) and any Debtor, or (iv) engage in any other transaction in furtherance of the Plan.
4.	The Liquidating Trusts
(a) Execution of the Liquidating Trust Agreements. On or before the Effective Date, the Liquidating Trust Agreements will be executed by the applicable Debtors and the applicable Liquidating Trustees, and all other necessary steps will be taken to establish the Liquidating Trusts and the Liquidating Trust Beneficial Interests therein which will be for the benefit of the Liquidating Trust Beneficiaries, as provided in Sections 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, and 4.10 of the Plan, whether their Claims are Allowed on or after the Effective Date. In the event of any conflict between the terms of Section 5.4 of the Plan and the terms of the applicable Liquidating Trust Agreement, the terms of Section 5.4 of the Plan will govern. The Liquidating Trust Agreements may provide powers, duties and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties and authorities do not affect the status of the Liquidating Trusts as “liquidating trusts” for United States federal income tax purposes.

(b) Purpose of the Liquidating Trusts. The Liquidating Trusts will be established for the sole purpose of liquidating and distributing their assets in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.
(c) Liquidating Trust Assets. The Liquidating Trusts will consist of the Liquidating Trust Assets. On the Effective Date, the Debtors will transfer the Liquidating Trust Assets to the applicable Liquidating Trust subject to all Allowed Claims payable pursuant to Article II and Article IV of the Plan. Such transfers will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax. In connection with the transfer of the Liquidating Trust Assets to the applicable Liquidating Trust, including, without limitation, rights and Causes of Action, and all Books and Privileges relating to such Liquidating Trust Assets will be transferred to the applicable Liquidating Trust and will vest in such Liquidating Trust. The Debtors and the Liquidating Trustees are authorized to take all necessary actions to effectuate the transfer of such Books and Privileges.
(d) Liquidating Trusts Taking Assignment of the Debtors’ Contracts. Each Liquidating Trust will take assignment of contracts and leases entered into by the applicable Debtor(s) subsequent to the Commencement Date or all existing prepetition contracts and unexpired leases of the Debtors that were not rejected pursuant to the Plan or otherwise by order of the Bankruptcy Court, except for the contracts and leases listed as being assumed by either Reorganized Advanta or ASC on Schedule 8.1, to be filed with the Plan Supplement. As such, counterparties to any such contracts and leases transferred to any of the Liquidating Trusts pursuant to the Plan, and counterparties to any subcontracts or subleases related to such contracts or leases, will be prohibited from terminating or otherwise altering the terms of such contract or lease as a result of the transfer of such contract or lease to the Liquidating Trusts.
(e) Governance of the Liquidating Trusts. The Liquidating Trusts will be governed by the applicable Liquidating Trustee according to the applicable Liquidating Trust Agreement.
(f) The Liquidating Trustees. The Liquidating Trustees will be designated by the applicable Debtor(s). The Liquidating Trustees may be any of the professionals that represented parties in interest in the Chapter 11 Cases. The same individual may serve as the trustee for any or all of the Trusts. In the event the trustee for any of the Trusts dies, is terminated or resigns for any reason, the Trust Advisory Board (as defined in the applicable Liquidating Trust Agreement or the Advanta Trust Agreement) will designate a successor pursuant to the applicable Liquidating Trust Agreement and subject to the approval of the Bankruptcy Court. The Liquidating Trustees will be deemed to have been appointed as the Estates’ representative by the Bankruptcy Court pursuant to section 1123(b)(3)(B) of the Bankruptcy Code.

(g) Role of the Liquidating Trustees. In furtherance of and consistent with the purpose of the Liquidating Trusts and the Plan, each Liquidating Trustee will, among other things, have the rights, powers and duties: (i) to hold, manage, convert to Cash, and distribute the Liquidating Trust Assets, including prosecuting and resolving the Causes of Action belonging to the applicable Liquidating Trust, (ii) to hold the Liquidating Trust Assets for the benefit of the applicable Liquidating Trust Beneficiaries that are entitled to distributions therefrom under the Plan, whether their Claims are Allowed on or after the Effective Date, (iii) in the Liquidating Trustee’s reasonable business judgment, to investigate, prosecute, compromise, settle, liquidate, dispose of, and/or abandon the applicable Liquidating Trust Assets on behalf of the applicable Estate and/or Liquidating Trust, including rights, Causes of Action or litigation of such Liquidating Trust for the purpose of distributing the proceeds of such rights, Causes of Action or litigation to the Liquidating Trust Beneficiaries, (iv) to monitor and enforce the implementation of the Plan, (v) to file all tax and regulatory forms, returns, reports and other documents required with respect to the Liquidating Trusts, (vi) in the Liquidating Trustee’s reasonable business judgment, to reconcile and object to Claims, and manage, control, prosecute and/or settle on behalf of the applicable Estate and/or Liquidating Trust objections to Claims on account of which the Liquidating Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Plan, (vii) to take all actions necessary, and create any documents necessary, to wind up the affairs of the applicable Debtor(s) (other than Advanta and ASC) and the non-Debtor Affiliates (other than the ABC Parties and ABHC) and implement the Plan, (viii) to hold, manage, and distribute Cash or non-Cash Liquidating Trust Assets obtained through the exercise of its power and authority, (ix) to act as a signatory to the applicable Debtor(s) (other than Advanta and ASC) and the non-Debtor Affiliates (other than the ABC Parties and ABHC) for all purposes, including those associated with the novation of contracts or other obligations arising out of the sales of such Debtor(s)’s assets, (x) to take all necessary action and file all appropriate motions to obtain an order closing the applicable Chapter 11 Case, and (xi) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan and the applicable Liquidating Trust Agreement. In all circumstances, each Liquidating Trustee will act in the best interests of all beneficiaries of the applicable Liquidating Trust and in furtherance of the purpose of the applicable Liquidating Trust.
(h) Liquidating Trustees’ Tax Powers.
(i) Following the Effective Date, the Liquidating Trustees will prepare and file (or cause to be prepared and filed), on behalf of the applicable Debtor(s) (other than Advanta and ASC), all tax returns, reports, certificates, forms or similar statements or documents (collectively, “Tax Returns”) required to be filed or that the Liquidating Trustees otherwise deem appropriate, including the filing of amended Tax Returns or requests for refunds.
(ii) For all taxable periods ending on or prior to the Effective Date, the Liquidating Trustees will have full and exclusive authority and responsibility in respect of all taxes of the Debtors (other than Advanta and ASC) (including as the common parent or other agent of any consolidated, combined or unitary tax group of which any of the Debtors was the agent), to the same extent as if the Liquidating Trustees were the debtors in possession.

(iii) In furtherance thereof, each of the Debtors and Consolidated Debtors (other than Advanta and ASC) and each of the non-Debtor Affiliates (other than the ABC Parties and ABHC) will execute on or prior to the Effective Date a power of attorney authorizing the applicable Liquidating Trustees to correspond with any taxing authorities on behalf of the applicable Debtor or non-Debtor Affiliate and to sign, collect, negotiate, settle and administer tax payments and Tax Returns described in Section 5.4(h)(i) of the Plan to the same extent as if the Liquidating Trustees were the Debtor or non-Debtor Affiliate.
(iv) Following the Effective Date, each Liquidating Trust will be entitled to the entire amount of any refunds and credits (including interest thereon) with respect to or otherwise relating to any taxes of the applicable Debtor(s) (other than Advanta and ASC) and the non-Debtor Affiliates (other than the ABC Parties and ABHC) to the same extent as the applicable Debtor or non-Debtor Affiliate would otherwise be entitled, including with respect to any taxable period ending on or prior to the Effective Date; provided, however, that each Liquidating Trustee will only have whatever rights the applicable Debtor and non-Debtor Affiliate have pursuant to the FDIC Settlement Agreement and the Liquidating Trustees will be contractually bound to all restrictions in the FDIC Settlement Agreement with respect to tax filings.
(i) Nontransferability of the Liquidating Trust Beneficial Interests. The Liquidating Trust Beneficial Interests will not be certificated and will not be transferable or assignable except by will, intestate succession or operation of law.
(j) Cash. The Liquidating Trustees may invest Cash (including any earnings thereon or proceeds therefrom) in any manner permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.
(k) Distribution of the Liquidating Trust Assets. The Liquidating Trustees will make an initial distribution (the “Initial Distribution”), and at least one distribution in each twelve- month period (determined without respect to the Initial Distribution), as soon as practicable, following the Effective Date to the holders of the Liquidating Trust Beneficial Interests of all Cash on hand in accordance with the applicable Liquidating Trust Agreement (including any Cash received from the Debtors on the Effective Date, and treating as Cash for purposes of the Plan any permitted investments under Section 5.4(j) of the Plan) except such amounts (i) as are retained by each Liquidating Trust on account of Unresolved Claims, (ii) as are reasonably necessary to meet contingent liabilities and to maintain the value of the Liquidating Trust Assets during liquidation, (iii) as are necessary to pay reasonably incurred and anticipated expenses (including any taxes imposed on the Liquidating Trusts or in respect of the Liquidating Trust Assets), and (iv) as are necessary to satisfy other liabilities incurred and anticipated by the Liquidating Trusts or imposed on the Liquidating Trusts in accordance with the Plan or the applicable Liquidating Trust Agreement. The Liquidating Trustees will use commercially reasonable efforts to make the Initial Distribution within ninety (90) days of the Effective Date.

(l) Costs and Expenses of the Liquidating Trusts. The costs and expenses of the Liquidating Trusts, including the fees and expenses of the Liquidating Trustees and each Liquidating Trust’s retained professionals, and the fees and expenses of maintaining the Unresolved Claims Reserves, will be paid out of the applicable Liquidating Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of any Claims will be considered costs and expenses of the Liquidating Trusts. Notice of any cost or expense of the Liquidating Trusts above an amount as set forth in the applicable Liquidating Trust Agreement, that is not reflected in an approved budget, must be provided to the Trust Advisory Board, and such expense must be approved by the Trust Advisory Board or by further order of the Bankruptcy Court.
(m) Compensation of the Liquidating Trustees. The individual(s) serving as or comprising the Liquidating Trustees will be entitled to reasonable compensation approved by the Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles.
(n) Retention of Professionals by the Liquidating Trustees. The Liquidating Trustees may retain and compensate attorneys and other professionals to assist in their duties as the trustees of the Liquidating Trusts on such terms as the applicable Liquidating Trustee deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Liquidating Trustees may retain any professional that represented parties in interest in the Chapter 11 Cases and the same professional may represent any or all of the Trusts.
(o) Federal Income Tax Treatment of the Liquidating Trusts. For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Liquidating Trustees and the Liquidating Trust Beneficiaries) will treat the transfer of the Liquidating Trust Assets to the applicable Liquidating Trust as:
(i) a transfer of the respective Liquidating Trust Assets (subject to any obligations relating to those assets) directly to those holders of Allowed Claims and Equity Interests receiving Liquidating Trust Beneficial Interests relating thereto and, to the extent the Liquidating Trust Assets are allocable to Unresolved Claims, to the applicable Unresolved Claims Reserve, followed by
(ii) the transfer by such beneficiaries to the applicable Liquidating Trust of the Liquidating Trust Assets (other than the Liquidating Trust Assets allocable to the applicable Unresolved Claims Reserve) in exchange for the applicable Liquidating Beneficial Interests.
Accordingly, those holders of Allowed Claims and Equity Interests receiving Liquidating Trust Beneficial Interests will be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Liquidating Trust Assets (other than such Liquidating Trust Assets as are allocable to the Unresolved Claims Reserve). The foregoing treatment will also apply, to the extent permitted by applicable law, for state and local income tax purposes.

(p) Tax Reporting.
(i) The Liquidating Trustees will file returns for the applicable Liquidating Trusts treating the Liquidating Trusts as grantor trusts pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Section 5.4 of the Plan. The Liquidating Trustees will also annually send to each holder of a Liquidating Trust Beneficial Interest a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their United States federal income tax returns or to forward the appropriate information to their respective beneficial holders with instructions to report such items on their United States federal income tax returns. The Liquidating Trustees will also file (or cause to be filed) any other statements, returns or disclosures relating to each of the Liquidating Trusts that are required by any governmental unit.
(ii) As soon as practicable after the Effective Date, the Liquidating Trustees will make a good-faith valuation of the Liquidating Trust Assets, and such valuation will be made available from time to time, to the extent relevant, and will be used consistently by all parties (including the Debtors, the Liquidating Trustee and the Liquidating Trust Beneficiaries) for all United States federal income tax purposes.
(iii) Allocations of the Liquidating Trusts’ taxable income among the Liquidating Trust Beneficiaries (other than taxable income allocable to the Unresolved Claims Reserves) will be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, each Liquidating Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to each of the applicable Unresolved Claims Reserves) to the holders of the applicable Liquidating Trust Beneficial Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the applicable Liquidating Trust. Similarly, taxable loss of each Liquidating Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Liquidating Trust Assets. The tax book value of the Liquidating Trust Assets for this purpose will equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.
(iv) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Liquidating Trustee(s) of a private letter ruling if the Liquidating Trustee(s) so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Liquidating Trustee(s)), the Liquidating Trustee(s) will (A) timely elect to treat any Liquidating Trust Assets allocable to the applicable Unresolved Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Liquidating Trustees, the Debtors and the Liquidating Trust Beneficiaries) will report for United States federal, state and local income tax purposes consistently with the foregoing.

(v) The Liquidating Trustees will be responsible for payment, out of the applicable Liquidating Trust Assets, of any taxes imposed on the trust or its assets, including the applicable Unresolved Claims Reserve. In the event, and to the extent, any Cash retained on account of Unresolved Claims in the applicable Unresolved Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Unresolved Claims, such taxes will be (i) reimbursed from any subsequent Cash amounts retained on account of Unresolved Claims, or (ii) to the extent such Unresolved Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the applicable Liquidating Trustee as a result of the resolution of such Unresolved Claims.
(vi) The Liquidating Trustees may request an expedited determination of taxes of the applicable Liquidating Trust, including the applicable Unresolved Claims Reserve, or the applicable Debtor(s) under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the applicable Liquidating Trust or the applicable Debtor(s) for all taxable periods through the dissolution of each of the Liquidating Trusts.
(q) Dissolution. Each Liquidating Trust will be dissolved at the earlier of (even if creditors have not been paid in full) (i) all of the applicable Liquidating Trust Assets having been distributed pursuant to the Plan and the applicable Liquidating Trust Agreement, (ii) the Liquidating Trustee determining, in its sole discretion, that the administration of the applicable Liquidating Trust Assets is not likely to yield sufficient additional proceeds to justify further pursuit, or (iii) all distributions required to be made by the Liquidating Trustee under the Plan and the applicable Liquidating Trust Agreement having been made; provided, however, that in no event will any of the Liquidating Trusts be dissolved later than three (3) years from the Effective Date unless the Bankruptcy Court, upon motion within the six (6) months prior to the third anniversary (or at least six (6) months prior to the end of an extension period), determines that a fixed-period extension (not to exceed two extensions, each extension not to exceed eighteen months, and without the need for a favorable no-action letter from the SEC or a favorable private letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Liquidating Trust Assets. If at any time any Liquidating Trustee determines, in reliance upon such professionals as the Liquidating Trustee may retain, that the expense of administering any of the Liquidating Trusts so as to make a final distribution to its beneficiaries is likely to exceed the value of the assets remaining in the applicable Liquidating Trust, such Liquidating Trustee may apply to the Bankruptcy Court for authority to (i) reserve any amounts necessary to dissolve the applicable Liquidating Trust, (ii) donate any balance to a charitable organization or a charitable trust that is unrelated to the Debtors, the Liquidating Trusts, and any insider of the Liquidating Trustees, and (iii) dissolve the applicable Liquidating Trust. Upon dissolution of the applicable Liquidating Trust, the applicable Liquidating Trustee will be discharged from his role as trustee of the applicable Liquidating Trust.

(r) Indemnification of Liquidating Trustees. The Liquidating Trustees or the individuals comprising the Liquidating Trustee, as the case may be, and the Liquidating Trustees’ agents and professionals, will be held harmless and will not be liable for actions taken or omitted in their capacity as, or on behalf of, the Liquidating Trustees, except those acts that are determined by Final Order to have arisen out of their own intentional fraud, willful misconduct or gross negligence, and each will be entitled to be indemnified, held harmless and reimbursed for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Liquidating Trustees, except for any actions or inactions that are determined by Final Order to have arisen from involving intentional fraud, willful misconduct or gross negligence. Any claim of any Liquidating Trustee (and the other parties entitled to indemnification under this subsection) to be indemnified, held harmless or reimbursed will be satisfied solely from the applicable Liquidating Trust Assets. The Liquidating Trustees will be entitled to rely, in good faith, on the advice of its retained professionals.
5.	The Advanta Trust
(a) Execution of the Advanta Trust Agreement. On or before the Effective Date, the Advanta Trust Agreement will be executed by the applicable Debtors and the Advanta Trustee, and all other necessary steps will be taken to establish the Advanta Trust and the Advanta Beneficial Interests therein, which will be for the benefit of the Advanta Trust Beneficiaries. In the event of any conflict between the terms of Section 5.5 of the Plan and the terms of the Advanta Trust Agreement, the terms of Section 5.5 of the Plan will govern. The Advanta Trust Agreement may provide powers, duties and authorities in addition to those explicitly stated herein, but only to the extent that such powers, duties and authorities do not affect the status of the Advanta Trust as a “liquidating trust” for United States federal income tax purposes.
(b) Purpose of the Advanta Trust. The Advanta Trust will be established for the sole purpose of liquidating and distributing its assets in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business.
(c) Advanta Trust Assets. The Advanta Trust will consist of the Advanta Trust Assets. On the Effective Date, the Debtors will transfer all of the Advanta Trust Assets to the Advanta Trust. Such transfers will be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax.
(d) Governance of the Advanta Trust. The Advanta Trust will be governed by the Advanta Trustee according to the Advanta Trust Agreement.
(e) The Advanta Trustee. The Advanta Trustee will be designated by the Debtors. The Advanta Trustee may be any of the professionals that represented parties in interest in the Chapter 11 Cases. The Advanta Trustee may be the same individual(s) as any of the Liquidating Trustees. In the event the Advanta Trustee dies, is terminated or resigns for any reason, the Trust Advisory Board (as defined in the Advanta Trust Agreement) will designate a successor pursuant to the Advanta Trust Agreement and upon approval of the Bankruptcy Court.

(f) Role of the Advanta Trustee. In furtherance of and consistent with the purpose of the Advanta Trust and the Plan, the Advanta Trustee will among other things, have the rights, powers and duties (i) to hold, manage, convert to Cash, and distribute the Advanta Trust Assets, including prosecuting and resolving the Causes of Action belonging to the Advanta Trust, (ii) to hold the Advanta Trust Assets for the benefit of the Advanta Trust Beneficiaries, (iii) in the Advanta Trustee’s reasonable business judgment, to investigate, prosecute, settle, dispose of, and/or abandon Advanta Trust Assets, including rights, Causes of Action or litigation of the Advanta Trust, (iv) to monitor and enforce the implementation of the Plan, (v) to file all tax and regulatory forms, returns, reports and other documents required with respect to the Advanta Trust, (vi) in the Advanta Trustee’s reasonable business judgment, to reconcile and object to Claims, and manage, control, prosecute and/or settle on behalf of the Advanta Trust, objections to Claims on account of which the Advanta Trustee (as Disbursing Agent) will be responsible (if Allowed) for making distributions under the Plan, (vii) to take all actions necessary, and create any documents necessary, to implement the Plan, (viii) to hold, manage, and distribute Cash or non-Cash Advanta Trust Assets obtained through the exercise of its power and authority, (ix) to act as a signatory to Reorganized Advanta and any of its then subsidiaries for all purposes, (x) to take all necessary action and file all appropriate motions to obtain an order closing the applicable Chapter 11 Cases, and (xi) to take such other and further actions as are permitted by the Plan and are not inconsistent with the Plan and applicable Liquidating Trust Agreement. In all circumstances, the Advanta Trustee will act in the best interests of all beneficiaries of the Advanta Trust and in furtherance of the purpose of the Advanta Trust.
(g) Nontransferability of the Advanta Trust Beneficial Interests. Holders of Allowed Investment Note Claims, Allowed RediReserve Certificate Claims, Allowed General Unsecured Claim against any of the Consolidated Debtors, Allowed Subordinated Note Claims, and Allowed Subordinated Claims against the Consolidated Debtors will receive the Advanta Beneficial Interests in the Advanta Trust. The Advanta Beneficial Interests will not be certificated and will not be transferable or assignable except by will, intestate succession or operation of law.
(h) Cash. The Advanta Trustee may invest Cash (including any earnings thereon or proceeds therefrom) in any manner permitted to be made by a liquidating trust within the meaning of Treasury Regulation section 301.7701-4(d), as reflected therein, or under applicable Internal Revenue Service guidelines, rulings, or other controlling authorities.
(i) Distributions. The Advanta Trustee will make a distribution to holders of the Advanta Beneficial Interests, at least once per each twelve-month period, of all Cash on hand in accordance with the Advanta Trust Agreement except such amounts as (i) are retained by the Advanta Trust on account of Unresolved Claims, (ii) are reasonably necessary to meet contingent liabilities and to maintain the value of the Advanta Trust Assets during liquidation, (iii) are reasonably necessary to pay reasonably incurred and anticipated expenses (including any taxes imposed on the Advanta Trust or in respect of the Advanta Trust), and (iv) as are necessary to satisfy other liabilities incurred and anticipated by or obligation imposed on the Advanta Trust in accordance with this Plan or the Advanta Trust Agreement.

(j) Costs and Expenses of the Advanta Trust. The costs and expenses of the Advanta Trust, including the fees and expenses of the Advanta Trustee and its retained professionals, will be paid out of the Advanta Trust Assets. Fees and expenses incurred in connection with the prosecution and settlement of any Claims that constitute Advanta Trust Assets will be considered costs and expenses of the Advanta Trust. Notice of any cost or expense of the Advanta Trust above an amount as set forth in the Advanta Trust Agreement, that is not reflected in an approved budget, must be provided to the Trust Advisory Board, and such expense must be approved by the Trust Advisory Board or by further order of the Bankruptcy Court.
(k) Compensation of the Advanta Trustee. The individual(s) serving as or comprising the Advanta Trustee will be entitled to reasonable compensation approved by the Trust Advisory Board in an amount consistent with that of similar functionaries in similar roles.
(l) Retention of Professionals by the Advanta Trustee. The Advanta Trustee may retain and compensate attorneys and other professionals to assist in its duties as Advanta Trustee on such terms as the Advanta Trustee deems appropriate without Bankruptcy Court approval. Without limiting the foregoing, the Advanta Trustee may retain any professional that represented parties in interest in the Chapter 11 Cases and the same professional may represent any or all of the Trustees.
(m) Federal Income Tax Treatment of the Advanta Trust. For all U.S. federal income tax purposes, all parties (including the Debtors, the Advanta Trustee and the Advanta Trust Beneficiaries) will treat the transfer of the Advanta Trust Assets to the Advanta Trust as:
(i) a transfer of the Advanta Trust Assets directly to those holders of Allowed Claims receiving Advanta Beneficial Interests and, to the extent the Advanta Trust Assets are allocable to Unresolved Claims, to the Unresolved Claims Reserve, followed by
(ii) the transfer by such beneficiaries to the Advanta Trust of the Advanta Trust Assets (other than the Advanta Trust Assets allocable to the Unresolved Claims Reserve) in exchange for Advanta Beneficial Interests.
Accordingly, those holders of Allowed Claims receiving Advanta Beneficial Interests will be treated for United States federal income tax purposes as the grantors and owners of their respective share of the Advanta Trust Assets (other than such Advanta Trust Assets as are allocable to the Unresolved Claims Reserve). The foregoing treatment will also apply, to the extent permitted by applicable law, for state and local income tax purposes.
(n) Tax Reporting.
(i) The Advanta Trustee will file returns for the Advanta Trust treating the Advanta Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a) and in accordance with Section 5.5 of the Plan. The Advanta Trustee will also annually send to each holder of Advanta Beneficial Interests a separate statement setting forth the holder’s share of items of income, gain, loss, deduction or credit and will instruct all such holders to report such items on their United States federal income tax returns or to forward the appropriate information to their respective beneficial holders with instructions to report such items on their United States federal income tax returns. The Advanta Trustee will also file (or cause to be filed) any other statements, returns or disclosures relating to the Advanta Trust that are required by any governmental unit.

(ii) As soon as possible after the Effective Date, the Advanta Trustee will make a good-faith valuation of the Advanta Trust Assets, and such valuation will be made available from time to time, to the extent relevant, and will be used consistently by all parties (including the Debtors, the Advanta Trustee and the Advanta Trust Beneficiaries) for all United States federal income tax purposes.
(iii) Allocations of Advanta Trust taxable income among the Advanta Trust Beneficiaries (other than taxable income allocable to the Unresolved Claims Reserve) will be determined by reference to the manner in which an amount of Cash representing such taxable income would be distributed (were such Cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the Advanta Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Unresolved Claims Reserve) to the holders of the Advanta Beneficial Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the Advanta Trust. Similarly, taxable loss of the Advanta Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a hypothetical liquidating distribution of the remaining Advanta Trust Assets. The tax book value of the Advanta Trust Assets for this purpose will equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.
(iv) Subject to definitive guidance from the Internal Revenue Service or a court of competent jurisdiction to the contrary (including the receipt by the Advanta Trustee of a private letter ruling if the Advanta Trustee so requests one, or the receipt of an adverse determination by the Internal Revenue Service upon audit if not contested by the Advanta Trustee), the Advanta Trustee will (A) timely elect to treat any Advanta Trust Assets allocable to the Unresolved Claims Reserve as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. All parties (including the Advanta Trustee, the Debtors and the Advanta Trust Beneficiaries) will report for United States federal, state and local income tax purposes consistently with the foregoing.
(v) The Advanta Trustee will be responsible for payment, out of the Advanta Trust Assets, of any taxes imposed on the trust or its assets, including the applicable Unresolved Claims Reserve. In the event, and to the extent, any Cash retained on account of Unresolved Claims in the Unresolved Claims Reserve is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of, Unresolved Claims, such taxes will be (i) reimbursed from any subsequent Cash amounts retained on account of Unresolved Claims, or (ii) to the extent such Unresolved Claims have subsequently been resolved, deducted from any amounts otherwise distributable by the Advanta Trustee as a result of the resolution of such Unresolved Claims.
(o) Section 505(b). The Advanta Trustee may request an expedited determination of taxes of the Advanta Trust, including the Unresolved Claims Reserve, Advanta, or ASC under section 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Advanta Trust, Advanta, or ASC for all taxable periods through the dissolution of the Advanta Trust.

(p) Dissolution. The Advanta Trust will dissolve at the earlier of (even if all creditors have not been paid in full) (i) all of the Advanta Trust Assets having been distributed pursuant to the Plan and the Advanta Trust Agreement, (ii) the Advanta Trustee determining, in its sole discretion, that the administration of the Advanta Trust Assets is not likely to yield sufficient additional proceeds to justify further pursuit, (iii) all distributions required to be made by the Advanta Trustee under the Plan and the Advanta Trust Agreement have been made, or (iv) three (3) years after the establishment of the Advanta Trust; provided, however, the Advanta Trustee is authorized to extend the three (3) year period upon filing a motion with the Bankruptcy Court within six (6) months prior to the third anniversary (or at least six (6) months prior to the end of an extension period), if the Bankruptcy Court determines that a fixed-period extension (not to exceed two extensions, each extension not to exceed eighteen months, and without the need for a favorable no-action letter from the SEC or a favorable private letter ruling from the Internal Revenue Service that any further extension would not adversely affect the status of the trust as a liquidating trust for United States federal income tax purposes) is necessary to facilitate or complete the recovery and liquidation of the Advanta Trust Assets. If, at dissolution of the Advanta Trust, the Advanta Trust still owns any Advanta Trust Assets, then the Advanta Trustee will have the authority to donate any such Advanta Trust Assets at its discretion to a charitable organization or a charitable trust that is unrelated to the Debtors, the Advanta Trust, and any insider of the Advanta Trustee. Upon dissolution of the Advanta Trust, the Advanta Trustee will be discharged from his role as trustee of the Advanta Trust.
(q) Indemnification of Advanta Trustee. The Advanta Trustee or the individual(s) comprising the Advanta Trustee, as the case may be, and the Advanta Trustee’s agents and professionals, will not be liable for actions taken or omitted in its capacity as, or on behalf of, the Advanta Trustee, except those acts arising out of its or their own willful misconduct or gross negligence, and each will be entitled to indemnification and reimbursement for fees and expenses in defending any and all of its actions or inactions in its capacity as, or on behalf of, the Advanta Trustee, except for any actions or inactions involving willful misconduct or gross negligence. Any indemnification claim of the Advanta Trustee (and the other parties entitled to indemnification under this subsection) will be satisfied solely from the Advanta Trust Assets. The Advanta Trustee will be entitled to rely, in good faith, on the advice of its retained professionals.
6.	Cancellation and Termination of Existing Agreements and Equity Interests
Except as otherwise provided in the Plan, on the Effective Date, the RediReserve Certificates, Investment Notes, ACT Securities, Equity Interests and any and all other instruments evidencing any Claims or Equity Interests against or in the Debtors, including, without limitation, the Indentures, will be deemed automatically cancelled and terminated as permitted by section 123(a)(5)(F) of the Bankruptcy Code without further act or action under any applicable agreement, law, regulation, order or rule; provided, however, that the RediReserve Certificates, Investment Notes, ACT Securities, Equity Interests and any and all other instruments evidencing any Claims or Equity Interests against or in the Debtors will continue in effect solely for the purposes of (i) allowing a holder of an Allowed RediReserve Certificate Claim, an Allowed Investment Note Claim, an Allowed General Unsecured Claim and an Allowed Subordinated Note Claim to receive their distributions under the Plan (if any), (ii) enforcing the terms of the subordination provisions in the 8.99% Indenture, (iii) allowing the Disbursing Agents to make the distributions, if any, on account of Allowed Claims, (iv) allowing the Disbursing Agents and the Indenture Trustees to perform any necessary administrative functions with respect to the distributions (if any) to be made on account of Allowed Claims, and (iv) permitting the Indenture Trustees to (a) maintain and assert their Charging Liens for payment of the Indenture Trustee Fees as provided in Section 2.3 of the Plan, (b) seek compensation and reimbursement for any reasonable and documented fees and expenses, if any, incurred in making distributions pursuant to the Plan, (c) maintain and enforce any right to indemnification under the applicable Indentures.

As soon as practicable after the Effective Date, the Debtors or the AC Trustee, with the cooperation of the applicable Indenture Trustee, will send a letter of transmittal to each holder of an Allowed RediReserve Certificate Claim, an Allowed Investment Note Claim, and an Allowed Subordinated Note Claim, advising such holder of the effectiveness of the Plan. Delivery of any RediReserve Certificates, Investment Notes, or Subordinated Notes will be effected, and risk of loss and title thereto shall pass, only upon each holder’s compliance with the terms and conditions of such letter of transmittal.
Delivery of any RediReserve Certificate or Investment Note will be effected and risk of loss and title thereto will pass so long as the holder of each such note has complied with the letter of transmittal, including providing a correct taxpayer number on a form W-9 provided with the transmittal letter, and the amount of the notes held by each holder as set forth in the letter of transmittal is the same amount that is reflected on the register of the note holders maintained by Advanta, as securities registrar, as of the Distribution Record Date.
If the record holder of a note is DTC or its nominee or another securities depository or custodian thereof, and such notes are represented by a global security held by or on behalf of DTC or such other securities depository or custodian, then the beneficial holder of such a note will be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof.
Upon compliance with the Plan in connection with any RediReserve Certificate, Investment Note, or Subordinated Note, the holders of such notes will, for all purposes under the Plan, be deemed to have validly surrendered such note.
Further, the Board of Directors of Advanta will be authorized, without any further action, to issue one share of Trustee Stock in Reorganized Advanta to the Advanta Trustee, and to take any other action in furtherance thereof for the purpose of reorganizing Advanta. On the Effective Date, the share of Trustee Stock will be delivered to the Advanta Trust.
7.	Settlement of Claims
Pursuant to Bankruptcy Rule 9019, in consideration for the classification, distribution, and resolution of Claims, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan will constitute a good-faith compromise and settlement of all Claims or controversies resolved pursuant to the Plan. All Plan distributions made to creditors holding Allowed Claims in any Class are intended to be and will be final, and, except as otherwise provided in Article IV of the Plan, no Plan distribution to a holder of a Claim in one Class will be shared with or reallocated to the holders of any Claim in another Class by virtue of any prepetition collateral trust agreement, shared collateral agreement, subordination agreement, other similar inter-creditor arrangement or deficiency claim.

F. Distributions Under the Plan
1.	Voting of Claims
Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article III and Article IV of the Plan will be entitled to vote separately to accept or reject the Plan, as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.
2.	Nonconsensual Confirmation
If any impaired Class of Claims entitled to vote does not accept the Plan by the requisite statutory majority provided in section 1126 of the Bankruptcy Code, the Debtors reserve the right to amend the Plan or to undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code, or both. With respect to impaired Classes that are deemed to reject the Plan, the Debtors intend to request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code notwithstanding the rejection of the Plan by such Claims.
3.	Date of Distributions
Distributions to holders of Claims and Equity Interests will be made as provided in Articles II and IV of the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but will be deemed to have been completed as of the required date.
4.	Disbursing Agents
All distributions under the Plan by any of the Trusts will be made by the applicable Trustee as Disbursing Agent or such other entity designated by the applicable Trustee as Disbursing Agent.
The Disbursing Agents will be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform their duties under the Plan, (b) make all distributions contemplated by the Plan, (c) employ professionals to represent them with respect to their responsibilities and, (d) exercise such other powers as may be vested in the Disbursing Agents by order of the Bankruptcy Court, pursuant to the Plan or as deemed by the Disbursing Agents to be necessary and proper to implement the provisions of the Plan.

The Disbursing Agents (including the Indenture Trustees) will only be required to act and make distributions in accordance with the terms of the Plan and will have no (x) liability for actions taken in accordance with the Plan or in reliance upon information provided to them in accordance with the Plan or (y) obligation or liability for distributions under the Plan to any party who does not hold an Allowed Claim at the time of distribution or who does not otherwise comply with the terms of the Plan.
Except as otherwise ordered by the Bankruptcy Court, any reasonable fees and expenses incurred by the Disbursing Agents (including, without limitation, taxes and reasonable attorneys fees and expenses) on or after the Effective Date will be paid in Cash by the applicable Trust in the ordinary course of business.
To the extent an Indenture Trustee provides services related to distributions pursuant to the Plan, such Indenture Trustee will be entitled to reasonable and customary compensation for such services and reimbursement for reasonable and customary expenses incurred in connection with such services out of the AC Trust.
5.	Delivery of Distributions
Subject to Bankruptcy Rule 9010, and except as provided in the Plan, all distributions to any holder of an Allowed Claim or Equity Interest will be made at the address of such holder (i) as set forth on the Schedules filed with the Bankruptcy Court, or (ii) on the books and records of the Debtors or their agents, as applicable, unless the Debtors or the applicable Trustees have been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that contains an address for such holder different than the address of such holder as set forth on the Schedules. Nothing in the Plan will require the Debtors or the Trustees to attempt to locate any holder of an Allowed Claim.
All distributions under the Plan to holders of Allowed Subordinated Note Claims will only be made to such holder after the deemed surrender by such holder of the note certificates representing such Claim in accordance with the requirements set forth in the Plan. Upon the valid deemed surrender of such note certificates, the AC Trustee will cancel such notes. As soon as practicable following the valid deemed surrender of the note certificates evidencing such Allowed Claim, the Trustees will distribute to the holder thereof such holder’s distribution. For the avoidance of doubt, distributions may be made on account of the Allowed Subordinated Note Claims for the benefit of the Allowed Investment Note Claims and the Allowed RediReserve Certificate Claims irrespective of the holder of such Allowed Subordinated Note Claim’s compliance with the Plan.
6.	Unclaimed Distributions
All distributions under the Plan that are unclaimed for a period of one (1) year after distribution thereof will be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in the Trust from which they were made and any entitlement of any holder of any Claims to such distributions will be extinguished and forever barred. The applicable Trustee will have no further obligation to make any distribution to the holder of such Claim on account of such Claim, and any entitlement of any holder of such Claim to any such distributions will be extinguished and forever barred; provided, however, that the holder of such Claim may receive future distributions on account of such Claim by contacting the applicable Trustee at some point prior to the final distribution from the applicable Trust.

7.	Distribution Record Date
As of the close of business on the Distribution Record Date, (i) the claims register will be closed, (ii) the transfer of books and records of the Investment Note Claims, RediReserve Certificate Claims and the Subordinated Note Claims, each as maintained by Advanta, will be closed, and (iii) any transfer of any Investment Note Claims, RediReserve Certificate Claims or Subordinate Note Claims or any interest therein will be prohibited. The Debtors, the Trustees and the Indenture Trustees will have no obligation to recognize any transfer of any such Claims occurring after the close of business on the Distribution Record Date, and will instead be entitled to recognize and deal for all purposes under the Plan with only those holders of record as of the close of business on the Distribution Record Date.
8.	Manner of Payment
At the option of the applicable Disbursing Agent, any Cash payment to be made pursuant to the Plan may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.
9.	Minimum Cash Distributions
Unless otherwise provided in the Plan, no payment of Cash less than $5 may be made to any holder of an Allowed Claim unless a request therefore is made in writing to the applicable Trustee; provided, however, that if any distribution is not made pursuant hereto, such distribution will be added to any subsequent distribution to be made on behalf of the holder’s Allowed Claim.
10.	Setoffs and Recoupment
The Trustees may, but will not be required to, setoff against or recoup from any Claim and from any payments to be made pursuant to the Plan in respect of such Claim any claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Debtors or the Trustees of any such claim they may have against such claimant.
11.	Interest on Claims
Unless otherwise set forth in the Plan or the Confirmation Order, postpetition interest will not accrue or be paid on any Claim, and no holder of a Claim will be entitled to interest accruing on or after the Commencement Date on any Claim.
12.	No Distribution in Excess of Allowed Amounts
Notwithstanding anything to the contrary in the Plan, no holder of an Allowed Claim will receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the Allowed amount of such Claim.

13.	Allocation of Plan Distributions Between Principal and Interest
To the extent that any Allowed Claim entitled to a distribution under the Plan consists of indebtedness and other amounts (such as accrued but unpaid interest thereon), such distribution will be allocated first to the principal amount of the Claim (as determined for United States federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claim, to such other amounts.
G. Procedures For Treating Unresolved Claims
1.	Assets Retained on Account of Unresolved Claims
After the Effective Date, each Unresolved Claims Reserve will be managed by the applicable Trustee for the treatment of Unresolved Claims. On each distribution date after the Effective Date in which any of the Trustees makes Cash distributions to holders of Beneficial Interests, the applicable Trustee will retain on account of Unresolved Claims an amount such Trustee estimates is necessary to fund the Pro Rata Share of such distributions to holders of Unresolved Claims if such Claims were Allowed. Cash retained on account of Unresolved Claims will be retained in the applicable Unresolved Claims Reserve for the benefit of the holders of Unresolved Claims pending a determination of their entitlement thereto under the terms of the Plan. If any Unresolved Claim is disallowed or Allowed in an amount that is lower than the aggregate assets retained on account of such Unresolved Claim, then the applicable Trustees may at any time after such disallowance or allowance return the assets that exceed the Allowed amount of such Claim to the applicable Trust.
2.	Objections
Objections to Claims against the Debtors may be interposed and prosecuted only by the Debtors (if prior to the Effective Date) and the applicable Trustee (if on or after the Effective Date). Except as otherwise provided in the Plan with respect to Administrative Expense Claims, any objections to Claims will be served on the respective claimant and filed with the Bankruptcy Court (i) on or before the one-hundred-and-eightieth (180th) day following the later of (x) the Effective Date, and (y) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) on such later date as may be fixed by the Bankruptcy Court, whether fixed before or after the date specified in clauses (x) or (y) above; provided, however, that the Trustees will have until (a) sixty (60) days after the payment in full of all Allowed Claims in Classes 1 through 6 to object to any Claims in Class 7, and (b) one hundred and twenty (120) days after a holder of a contingent or unliquidated Claim files an amended proof of Claim stating that such Claim is no longer contingent or unliquidated, as applicable, to object to such contingent or unliquidated claim.
3.	No Distributions Pending Allowance
Notwithstanding any other provision in the Plan, if any portion of a Claim is disputed, no payment or distribution provided under the Plan will be made on account of such Claim unless and until such Unresolved Claim becomes an Allowed Claim.

4.	Distributions After Allowance
To the extent that an Unresolved Claim ultimately becomes an Allowed Claim, distributions (if any) will be made to the holder of such Allowed Claim in accordance with the provisions of the Plan. Upon allowance, a holder of the Allowed Unresolved Claim will receive any distributions that would have been made up to the date of allowance to such holder under the Plan had the Unresolved Claim been allowed on the Effective Date plus any actual earnings on such distribution from the date that such distribution would have been made had the Unresolved Claim been allowed on the Effective Date through the date of allowance.
5.	Resolution of Claims
On and after the Effective Date, the Trustees will have the authority to compromise, settle, otherwise resolve or withdraw any objections to Claims against the Debtors and to compromise, settle, or otherwise resolve any Unresolved Claims without approval of the Bankruptcy Court, other than with respect to Administrative Expense Claims relating to compensation of professionals, but subject to the consent of the Trust Advisory Board for any Claim over the amount set forth in the applicable Trust Agreement.
6.	Interest After the Effective Date
To the extent that an Unresolved Claim becomes an Allowed Claim after the Effective Date, the holder of such Claim will not be entitled to any interest thereon from the Effective Date to the date such Claim becomes Allowed, except for the earnings, if any, described in the Plan.
H. Executory Contracts and Unexpired Leases
1.	Assumption or Rejection of Executory Contracts and Unexpired Leases
Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any Person will be deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed or rejected pursuant to an order of the Bankruptcy Court entered prior to the Effective Date, (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date, (iii) that is specifically designated as a contract or lease to be assumed on Schedule 8.1, which Schedule will be contained in the Plan Supplement and which will indicate whether such contract or lease is to be assumed by any of the Trusts, Reorganized Advanta or ASC; provided, however, that the Debtors reserve the right, on or prior to the Confirmation Date, to amend Schedule 8.1 to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) will be deemed to be, respectively, either rejected or assumed as of the Effective Date. The Debtors will provide notice of any amendments to Schedule 8.1 to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedule 8.1 will not constitute an admission by the Debtors that such document is an executory contract or an unexpired lease or that the Debtors have any liability thereunder.

2.	Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases
Entry of the Confirmation Order will, subject to and upon the occurrence of the Effective Date and subject to the Debtors’ right pursuant to the Plan to reject any executory contract or unexpired lease that is subject to a dispute over a cure amount, constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtors may assume, assume and assign, or reject the executory contracts and unexpired leases specified in the Plan through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such executory contracts and unexpired leases, and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to the Plan.
3.	Inclusiveness
Unless otherwise specified on Schedule 8.1, each executory contract and unexpired lease listed or to be listed therein will include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 8.1.
4.	Cure of Defaults
Except to the extent that different treatment has been agreed to by the non-debtor party or parties to any executory contract or unexpired lease to be assumed pursuant to the Plan, the Debtors will, pursuant to the provisions of sections 1123(a)(5)(G) and 1123(b)(2) of the Bankruptcy Code and consistent with the requirements of section 365 of the Bankruptcy Code, within at least thirty (30) days prior to the Confirmation Hearing, file with the Bankruptcy Court and serve by first class mail on each non-debtor party to such executory contracts or unexpired leases to be assumed pursuant to the Plan, a notice (the “Assumption Notice”), which will list the cure amount as to each executory contract or unexpired lease to be assumed. The parties to such executory contracts or unexpired leases to be assumed or assumed and assigned by the Debtors will have twenty (20) days from the date of service of the Assumption Notice to file and serve any objection to assumption or the cure amounts listed by the Debtors. If there are any objections filed, the Bankruptcy Court will hear the objections at the Confirmation Hearing or on such other date as may be set by the Bankruptcy Court. The Debtors will retain their rights to reject any of their executory contracts or unexpired leases that are subject to a dispute concerning amounts necessary to cure any defaults through the Effective Date.

5.	Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Plan
Proofs of Claim for damages arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the attorneys for the Debtors or, if on or after the Effective Date, upon the applicable Trustee, no later than thirty (30) days after the later of (a) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (b) notice of the Effective Date, (c) notice of an amendment to Schedules 8.1 of the Plan Supplement (solely with respect to the party directly affected by such modification), or (d) notice of the Debtors’ election to reject such executory contract or unexpired lease under the Plan. All such proofs of Claim not filed within the time set forth in the Plan will be forever barred from assertion against the Debtors and their estates or the Liquidating Trusts and their assets.
6.	Indemnification and Reimbursement Obligations
Subject to the occurrence of the Effective Date, all Allowed Claims against the Debtors for indemnification, defense, reimbursement, or limitation of liability of current or former directors, officers, or employees of the Debtors against any claims, costs, liabilities or causes of action as provided in the Debtors’ articles of organization, certificates of incorporation, bylaws, other organizational documents, or applicable law, will, to the extent such indemnification, defense, reimbursement, or limitation is owed in connection with one or more events or omissions occurring before the Commencement Date, be (i) paid only to the extent of any applicable insurance coverage, and (ii) to the extent a proof of Claim has been timely filed and is Allowed, treated as Allowed General Unsecured Claims to the extent such claims are not covered by any applicable insurance, including deductibles. Nothing contained herein or in the Plan will affect the rights of directors, officers or employees under any insurance policy or coverage with respect to such claims, costs, liabilities or causes of action or limit the rights of the Debtors, the Trustees or the Debtors’ Estates to object to, seek to subordinate or otherwise contest or challenge Claims or rights asserted by any current or former officer, director or employee of the Debtors pursuant to the Plan or otherwise. Notwithstanding any other order of the Bankruptcy Court or anything in the Plan to the contrary, a liquidated, non-contingent proof of Claim for indemnification, defense, reimbursement, or limitation of liability of directors, officers, or employees of the Debtors may be asserted against the applicable Liquidating Trust at any time prior to the dissolution of such Liquidating Trust; provided, however, that such Claims will be subject to the applicable Liquidating Trustee’s opportunity to object, contest or dispute such Claims pursuant to the Plan.
No prepaid D&O Insurance Policy may be cancelled, and the Debtors’ directors, officers and employees who have valid claims against the D&O Insurance Policies for indemnification, defense, reimbursement, or limitation of liability may be paid from the D&O Insurance Policies to the extent of the coverage provided by the D&O Insurance Policies; as such, and notwithstanding anything in the Plan to the contrary, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, the D&O Insurance Policies, to the extent the contract providing for such is determined to be an executory contract, will be deemed assumed by the Debtors and transferred to the applicable Liquidating Trust pursuant to Section 5.4(d).

7.	Compensation and Benefit Programs
Notwithstanding anything contained in the Plan to the contrary, unless listed on Schedule 8.7 of the Plan, which will be filed as part of the Plan Supplement, all employment and severance policies, workers’ compensation programs, and all compensation, bonus, and benefit plans, policies, programs, and arrangements of the Debtors applicable to their present and former employees, officers and directors, including, without express or implied limitation, all savings plans, cash and equity or equity-based incentive plans, retirement plans, health care plans, disability plans, and life, accidental death, and dismemberment insurance plans (the “Compensation and Benefit Programs”) will be deemed terminated effective as of the Effective Date without any further action by the Bankruptcy Court or the Debtors. Any Compensation and Benefit Programs that are listed on Schedule 8.7 of the Plan will be maintained by the entity listed on Schedule 8.7. Any Compensation and Benefit Program listed on Schedule 8.7 may be terminated by Reorganized Advanta or the applicable Trustee any time after the Effective Date; provided, however, that for eighteen (18) months after the Effective Date, neither Reorganized Advanta nor the Trustees may terminate the underlying group health plan under which former employees of the Debtors (and their covered beneficiaries) are receiving COBRA coverage. In the event any Compensation and Benefit Program listed on Schedule 8.7 of the Plan is determined to be an executory contract, nothing in the Plan will be deemed to constitute an assumption of such Compensation and Benefit Program, and the applicable Trustee will have authority to reject such Compensation and Benefit Program.
Nothing in herein or in the Plan precludes any rights of any Person to assert that a “change of control” (as such term may be used in any agreement, plan, or other arrangement) has or has not occurred, including, without limitation, by reason of the formulation, filing, prosecution or confirmation of this Plan.
8.	Deferred Compensation Plan
Notwithstanding anything to the contrary in the Plan, on the Effective Date, the Debtors’ Deferred Compensation Plan will be wound down and terminated. Advanta will transfer as soon as practicable after the Effective Date all assets held in the Deferred Compensation Trust to the AC Trust for distribution to creditors of Advanta pursuant to the terms of the Plan and the AC Trust Agreement; provided, however, that prior to transferring any non-Cash assets, the trustees of the Deferred Compensation Trust will liquidate, under the terms of the Deferred Compensation Trust and at the request of Advanta, such non-Cash assets into Cash and transfer the proceeds of such assets to the AC Trust for distribution to creditors of Advanta pursuant to the terms of the Plan and the AC Trust Agreement.
I. Conditions Precedent to Effective Date
1.	Conditions Precedent to Effectiveness
The Effective Date will not occur and the Plan will not become effective unless and until the following conditions are satisfied in full or waived in accordance with Section 9.2 of the Plan:
(a) The Confirmation Order, in form and substance acceptable to the Debtors, will have been entered and become a Final Order;
(b) All actions, agreements, instruments and other documents necessary to implement the terms and provisions of the Plan will have been effected or executed and delivered, as applicable, in form and substance satisfactory to the Debtors; and

(c) All authorizations, consents, letters, opinions and documents, regulatory approvals and no-action letters, if any, sought by the Debtors in connection with the consummation of the Plan will have been obtained and will not have been revoked.
2.	Waiver of Conditions
Each of the conditions precedent in Section 9.1 of the Plan, other than the entry of the Confirmation Order, may be waived, in whole or in part, by the Debtors. Any such waivers may be effected at any time, without notice, without leave or order of the Bankruptcy Court and without any formal action.
3.	Satisfaction of Conditions
Except as expressly provided or permitted in the Plan, any actions required to be taken on the Effective Date will take place and will be deemed to have occurred simultaneously, and no such action will be deemed to have occurred prior to the taking of any other such action. In the event that one or more of the conditions specified in Section 9.1 of the Plan have not occurred or otherwise been waived pursuant to Section 9.2 of the Plan on or prior to the one hundred and twentieth (120th) day after the Confirmation Order becomes a Final Order, (a) the Confirmation Order will be vacated, (b) the Debtors, their Estates, the Creditors’ Committee and all holders of Claims and interests, including any Equity Interests, will be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (c) the Debtors’ obligations with respect to Claims and Equity Interests will remain unchanged and nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.
J. Effect of Confirmation
1.	Post-Effective Date Assets
On and after the Effective Date, the Trustees may dispose of the assets of their respective Trusts free of any restrictions of the Bankruptcy Code, but in accordance with the provisions of the Plan and the applicable Trust Agreement.
2.	Binding Effect
Subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan will bind any holder of a Claim against, or interest in, the Debtors and such holder’s respective successors and assigns, whether or not the Claim or interest, including any Equity Interest, of such holder is impaired under the Plan, whether or not such holder has accepted the Plan, and whether or not such holder is entitled to or received a distribution under the Plan.

3.	Injunction or Stay
Pursuant to sections 105 and 1141 of the Bankruptcy Code, on and after the Confirmation Date, except as otherwise expressly provided in the Plan, all Persons who have held, hold or may hold Claims or Equity Interests and all other parties in interest, along with their respective present or former employees, agents, officers, directors, principals and affiliates, are permanently enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind (whether directly, indirectly, derivatively or otherwise) related to a Claim or Equity Interest against the Debtors, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors, or against the property or interests in property of the Debtors, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or against the property or interests in property of the Debtors, or (v) pursuing any Claim or Interest released pursuant to Article XII of the Plan. Such injunction will extend to any successors of the Debtors and their respective properties and interest in properties.
All Claims and Causes of Action against the Debtors that are not otherwise released under the Plan will be channeled to the applicable Liquidating Trusts and be subject to the jurisdiction of the Bankruptcy Court. Any Cause of Action brought against any Trust or any Trustee may only be brought before and heard by the Bankruptcy Court.
4.	Injunction Against Interference With Plan
Upon the entry of the Confirmation Order, all holders of Claims or Equity Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals and affiliates, will be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.
5.	Terms of Injunction or Stay
Unless otherwise provided in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, that are in existence on the Confirmation Date will remain in full force and effect until the later of the Effective Date and the date indicated in the applicable order providing for such injunction or stay; provided, however, that no such injunction or stay will preclude enforcement of parties’ rights under the Plan in the Bankruptcy Court.
6.	Reservation of Causes of Action/Reservation of Rights
Except as provided in Section 10.7 of the Plan, nothing contained in the Plan (including in Section 6.12 of the Plan) or the Confirmation Order will be deemed to be a waiver or the relinquishment of any rights or Causes of Action of the Debtors, Debtors in Possession or the Debtors’ Estates under any provision of the Bankruptcy Code or any applicable nonbankruptcy law, including, without limitation, (i) any and all Claims against any Person, to the extent such Person asserts a crossclaim, counterclaim, and/or Claim for setoff which seeks affirmative relief against the Debtors, the Trusts or the Debtors’ officers, directors, or representatives, and (ii) the turnover of any property of the Debtors’ Estates.

Except as set forth in Section 10.7 of the Plan, nothing contained in the Plan or the Confirmation Order will be deemed to be a waiver or relinquishment of any Claim, Cause of Action, right of setoff, or other legal or equitable defense which the Debtors had immediately prior to the Effective Date against or with respect to any Claim left Unimpaired by the Plan. The Trusts will retain, reserve, and be entitled to assert all such claims, Causes of Action, rights of setoff, and other legal or equitable defenses which the Debtors, Debtors in Possession or the Debtors’ Estates had immediately prior to the Commencement Date fully as if the Chapter 11 Cases had not been commenced, and all of the legal and equitable rights of the Debtors, Debtors in Possession or the Debtors’ Estates respecting any Claim left Unimpaired by the Plan may be asserted after the Confirmation Date to the same extent as if the Chapter 11 Cases had not been commenced.
7.	Exculpation
Notwithstanding anything in the Plan to the contrary, as of the Effective Date, none of the Debtors, the Trusts, the Trustees (solely in their capacity as such), the Indenture Trustees, the members of the Creditors’ Committee (solely in their capacity as such), and their respective officers, directors, employees, managing directors, accountants, financial advisors, investment bankers, agents, restructuring advisors, and attorneys, and each of their respective agents and representatives (but solely in their capacities as such) will have or incur any liability for any Claim, Cause of Action or other assertion of liability for any act taken or omitted to be taken in connection with, or arising out of, the Chapter 11 Cases, the formulation, dissemination, confirmation, consummation or administration of the Plan, property to be distributed under the Plan or any other act or omission in connection with the Chapter 11 Cases, the Plan (or any prior proposed version of the Plan), the Disclosure Statement or any contract, instrument, document or other agreement related thereto; and such claims will be deemed expressly waived and forever relinquished as of the Effective Date; provided, however, that the foregoing will not affect the liability of any Person that otherwise would result from (i) any such act or omission to the extent such act or omission is determined by a Final Order to have constituted willful misconduct, gross negligence, intentional fraud, or criminal conduct of any such Person, or (ii) any actions of the Board of Directors of Advanta on December 10, 2009 relating to the decision to liquidate Advanta.
8.	Causes of Action/Avoidance and Subordination Actions/Objections
Other than any releases granted in the Plan, in the Confirmation Order or in a Final Order of the Bankruptcy Court from and after the Effective Date, the Trusts will have the right to prosecute any and all Causes of Action including, but not limited to, any and all avoidance or equitable subordination actions, recovery Causes of Action and objections to Claims under sections 105, 502, 510, 542 through 551, and 553 of the Bankruptcy Code or other applicable law that belong to the Debtors, Debtors in Possession or the Debtors’ Estates. For the avoidance of doubt, nothing contained in the Plan will operate as a release of any Cause of Action against any of the current or former officers, directors or employees of the Debtors or their affiliates, except as provided in Section 10.7 of the Plan.

K. Retention of Jurisdiction
The Bankruptcy Court will have exclusive jurisdiction of all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code, including, without limitation:
(a) to hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, the allowance of Claims resulting therefrom and any disputes with respect to executory contracts or unexpired leases relating to facts and circumstances arising out of or relating to the Chapter 11 Cases;
(b) to determine any motion, adversary proceeding, application, contested matter, and other litigated matter pending on or commenced after the Confirmation Date, including, without limitation, (i) any Cause of Action under bankruptcy law or any applicable non-bankruptcy law that may be brought by any of the Trusts or Trustees for the benefit of the Estates’ creditors against any current or former officers, directors or employees of any of the Debtors relating to management or operation of the Debtors and/or their assets either prior to the Commencement Date or during the Chapter 11 Cases; (ii) any other Cause of Action that may be brought by any of the Trusts or Trustees for the benefit of the Estates’ creditors; and (iii) any Cause of Action that may be brought against any of the Trusts or Trustees;
(c) to ensure that distributions to holders of Allowed Claims and Equity Interests are accomplished as provided in the Plan;
(d) to consider Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim or Equity Interest;
(e) to hear and determine all applications for compensation and reimbursement of expenses under sections 330, 331 and 503(b) of the Bankruptcy Code;
(f) to hear and determine any timely objections to, or requests for estimation of Unresolved Claims, in whole or in part;
(g) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;
(h) to resolve disputes as to the ownership of any Claim or Equity Interest;
(i) to take any action and issue such orders as may be necessary to enforce, implement, execute and consummate the Plan or to maintain the integrity of the Plan following the Effective Date;
(j) to consider any amendments to or modifications of the Plan or to cure any defect or omission, or reconcile any inconsistency, in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

(k) to hear and determine disputes or issues arising in connection with the interpretation, implementation or enforcement of the Plan, the Confirmation Order, any transactions or payments contemplated hereby, any agreement, instrument, or other document governing or relating to any of the foregoing or any settlement approved by the Bankruptcy Court;
(l) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code (including, without limitation, any request by the Debtors prior to the Effective Date, or request by any of the Trustees after the Effective Date for an expedited determination of tax under section 505(b) of the Bankruptcy Code);
(m) to hear and determine all disputes involving the existence, scope and nature of releases or exculpations granted under the Plan, the Confirmation Order or the Bankruptcy Code;
(n) to issue injunctions and effect any other actions that may be necessary or appropriate to restrain interference by any Person with the consummation, implementation or enforcement of the Plan, the Confirmation Order or any other order of the Bankruptcy Court;
(o) to determine such other matters and for such other purposes as may be provided in the Confirmation Order;
(p) to hear and determine any rights or Causes of Action held by or accruing to the Debtors, the Debtors in Possession or the Debtors’ Estates pursuant to the Bankruptcy Code or pursuant to any federal or state statute or legal theory, whether initiated prior to or after the Effective Date;
(q) to recover all assets of the Debtors and property of the Debtors’ Estates, wherever located;
(r) to hear disputes concerning the Trusts;
(s) to enter a final decree closing the Chapter 11 Cases; and
(t) to hear any other matter not inconsistent with the Bankruptcy Code.
L. Miscellaneous Provisions
1.	Effectuating Documents and Further Transactions
On or before the Effective Date, and without the need for any further order or authority, the Debtors are authorized to file with the Bankruptcy Court or execute, as appropriate, such agreements and other documents that are in form and substance satisfactory to the Debtors as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. As of the Effective Date, the Trustees are authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

2.	Withholding and Reporting Requirements
Each Trustee may withhold and pay to the appropriate taxing authority all amounts required to be withheld pursuant to the Tax Code or any provision of any foreign, state or local tax law with respect to any payment or distribution to the holders of the Beneficial Interests. All such amounts withheld and paid to the appropriate taxing authority will be treated as amounts distributed to such holders of the Beneficial Interests for all purposes of the relevant Trust Agreements. Each Trustee will be authorized to collect such tax information from the holders of the Beneficial Interests (including social security numbers or other tax identification numbers) as it in its sole discretion deems necessary to effectuate the Plan and the relevant Trust Agreement. In order to receive distributions under the Plan, all holders of the Beneficial Interests will need to identify themselves to the applicable Trustee and provide tax information and the specifics of their holdings, to the extent the Trustee deems appropriate (including completing the appropriate Form W-8 or Form W-9, as applicable to each holder). Each Trustee may refuse to make a distribution to any holder of a Beneficial Interest that fails to furnish such information in a timely fashion, until such information is delivered; provided, however, that, upon the delivery of such information by a holder of a Beneficial Interest, the applicable Trustee will make such distribution to which the holder of the Beneficial Interest is entitled, without interest; and, provided further that, if the holder fails to comply with such a request within one hundred eighty (180) days, such distribution will be deemed an unclaimed distribution, and, provided further that, if any Trustee fails to withhold in respect of amounts received or distributable with respect to any such holder and such Trustee is later held liable for the amount of such withholding, such holder will reimburse such Trustee for such liability.
3.	Corporate Action
On the Effective Date, all actions provided for under the Plan that would otherwise require approval of the stockholders, members, or directors of one or more of the Debtors, as the case may be, will be deemed to have occurred and will be in effect from and after the Effective Date pursuant to the applicable general corporation law of the states in which the Debtors are incorporated or established, without any requirement for further action by the stockholders, members, or directors of the Debtors.
4.	Modification of Plan
Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtors at any time prior to the Confirmation Date, provided that the Plan, as altered, amended or modified satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors will have complied with section 1125 of the Bankruptcy Code. After the Confirmation Date and prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court, provided that such technical adjustments and modifications do not adversely affect in a material way the treatment of holders of Claims or Equity Interests. The Plan may also be substantially altered, amended or modified at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder. In the event the Bankruptcy Court does not approve the substantive consolidation of the Consolidated Debtors’ estate pursuant to Section 5.2 of the Plan, the Debtors may modify the Plan to reflect the non-substantive consolidation of the Consolidated Debtors’ estates without further order or approval of the Bankruptcy Court. A holder of a Claim that has accepted the Plan will be deemed to have accepted the Plan if modified to reflect the non-substantive consolidation of the Consolidated Debtors’ estates.
5.	Revocation or Withdrawal of the Plan
The Debtors reserve the right to revoke or withdraw the Plan prior to the Effective Date. If the Debtors revoke or withdraw the Plan prior to the Effective Date, then the Plan will be deemed null and void. In such event, nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors. The Debtors also reserve the right to (i) withdraw the Plan with respect to any Debtor and proceed with confirmation of the Plan with respect to any other Debtor, (ii) adjourn confirmation of the Plan for any Debtor, (iii) revoke the Plan as to any Debtor, or (iv) seek confirmation of an alternative plan with respect to any Debtor at a later time, including a plan substantively consolidating any Debtor with one or more Debtors. In the event the Plan is revoked or withdrawn with respect to a Debtor, nothing contained in the Plan will constitute or be deemed a waiver or release of any Claims against or Equity Interests in the Debtor that is withdrawn from the Plan or any other Person or to prejudice in any manner the rights of such Debtor or any Person in any further proceedings involving such withdrawn Debtor.
6.	Continuing Exclusivity Period
Subject to further order of the Bankruptcy Court, until the Effective Date, the Debtors will, pursuant to section 1121 of the Bankruptcy Code, retain the exclusive right to modify the Plan as provided herein or file a new Plan and to solicit acceptances thereof and the Creditors’ Committee retains the right to request termination of the Debtors’ exclusive periods.
7.	Plan Supplement
The Plan Supplement and the documents contained therein in form, scope and substance satisfactory to the Debtors, will be filed with the Bankruptcy Court no later than five (5) Business Days before the deadline for voting to accept or reject the Plan, provided that the documents included therein may thereafter be amended and supplemented prior to execution, so long as no such amendment or supplement materially affects the rights of holders of Claims. The Plan Supplement and the documents contained therein are incorporated into and made a part of the Plan as if set forth in full herein.

8.	Payment of Statutory Fees
All fees payable under section 1930 of chapter 123 of title 28 of the United States Code will be paid on the Effective Date, or as soon as practicable thereafter, by the applicable Liquidating Trust.
9.	Post-Effective Date Professional Fees and Expenses
From and after the Effective Date, the Liquidating Trusts will, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the applicable Debtors or such Liquidating Trusts. The reasonable fees and expenses of professional persons retained by the Advanta Trust will be paid, in the ordinary course of business and without necessity for approval by the Bankruptcy Court, by the Advanta Trust.
10.	Indenture Trustees as Claim Holder
Consistent with Bankruptcy Rule 3003, the AC Trustee will recognize a proof of Claim timely filed by the Indenture Trustees of the RediReserve Certificates, Investment Notes, and the Subordinated Notes. A list of Claims that are hereby disallowed as duplicative of claims filed by the Indenture Trustees is attached on Schedule 12.10.
11.	Dissolution of the Creditors’ Committee
On the Effective Date, the Creditors’ Committee will be dissolved and the members thereof will be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases, and the retention or employment of such Creditors’ Committee’s attorneys, accountants and other agents, if any, will terminate other than for purposes of filing and prosecuting applications for final allowances of compensation for professional services rendered and reimbursement of expenses incurred in connection therewith.
12.	Exemption from Transfer Taxes
Pursuant to section 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under or in connection with the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan will not be subject to any stamp, real estate transfer, mortgage recording, sales or use, or other similar tax.
13.	Expedited Tax Determination
The Debtors and the Liquidating Trustees are authorized to request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for any or all returns filed for, or on behalf of, the Debtors for any and all taxable periods (or portions thereof) ending after the Commencement Date through and including the Effective Date.

14.	Exhibits/Schedules
All exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if set forth in full in the Plan.
15.	Substantial Consummation
On the Effective Date, the Plan will be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.
16.	Severability of Plan Provisions
In the event that, prior to the Confirmation Date, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. Notwithstanding the foregoing, in such case, the Plan may only be confirmed without that clause or provision at the request of the Debtors. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable in accordance with its terms.
17.	Governing Law
Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent an exhibit to the Plan or Plan Supplement provides otherwise (in which case the governing law specified therein will be applicable to such exhibit), the rights, duties, and obligations arising under the Plan will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without giving effect to its principles of conflict of laws.
18.	Notices
All notices, requests and demands to or upon the Debtors will be in writing (including by facsimile transmission) to be effective and, unless otherwise expressly provided in the Plan, will be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:
ADVANTA CORP.
Plymouth Corporate Center,
625 W. Ridge Pike, Building E, Suite 100
Conshohocken, Pennsylvania 19428
Attn: Jay A. Dubow
Telephone: (215) 657-4000
Facsimile: (215) 444-5915

— and —
RICHARDS, LAYTON & FINGER, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attn: Paul N. Heath
        Chun I. Jang
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
— and —
WEIL, GOTSHAL & MANGES LLP
767 Fifth Avenue
New York, New York 10153
Attn: Robert J. Lemons
        Victoria Vron
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
VI.
CERTAIN FACTORS TO BE CONSIDERED
HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN, REFERRED TO, OR INCORPORATED BY REFERENCE IN, THIS DISCLOSURE STATEMENT, PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THIS SECTION PROVIDES INFORMATION REGARDING POTENTIAL RISKS IN CONNECTION WITH THE PLAN. THESE FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.
A. Certain Bankruptcy Law Considerations
1.	Risk of Non-Confirmation of the Plan
Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications of the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes. In addition, there can be no assurance that the Bankruptcy Court will approve the Plan as to each Debtor. If the Bankruptcy Court does not approve the Plan with respect to a specific Debtor, the Debtors reserve the right to withdraw the Plan as to that specific Debtor only.

2.	Non-Consensual Confirmation
In the event any impaired class of claims or equity interests does not accept the Plan, a bankruptcy court may nevertheless confirm such plan at the proponent’s request if at least one impaired class has accepted the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the bankruptcy court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired Classes. See Section VIII.C.(ii) below, entitled “CONFIRMATION OF THE PLAN — Requirements for Confirmation of the Plan — Requirements of Section 1129(b) of the Bankruptcy Code.” Because Classes 8(a)-(c) (Equity Interests in the Consolidated Debtors, Advantennis, and ASSC, respectively) are deemed to reject the Plan, these requirements must be satisfied with respect to these Classes. Should any other class vote to reject the Plan, then these requirements must be satisfied with respect to those Classes as well. The Debtors believe that the Plan will satisfy these requirements.
3.	Substantive Consolidation May Not Be Approved
The Plan contemplates and is predicated upon substantive consolidation of the Consolidated Debtors into a single entity for the purpose of all actions under the Plan. A party in interest may challenge the proposed substantive consolidation. In this event, the Debtors may seek to confirm the Plan on an entity-by-entity basis at the Confirmation Hearing, or may seek to show that the Consolidated Debtors can be substantively consolidated under applicable law. If the Bankruptcy Court does not approve the substantive consolidation requested in the Plan as to any or all of the Debtors, the Debtors may seek confirmation of the Plan on a non-substantive consolidation basis with respect to each affected Debtor.
4.	Risk of Non-Occurrence of the Effective Date
Although the Debtors believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.
5.	Debtors Could Withdraw the Plan
Under the Plan, the Debtors could withdraw the Plan with respect to any Debtors and proceed with confirmation of the Plan with respect to any other Debtors.
6.	Conversion into a Chapter 7 Case
If a plan is not confirmed with respect to a particular Debtor, or if the Bankruptcy Court otherwise finds that it would be in the best interest of creditors, the Chapter 11 Case of such Debtor may be converted to a case under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate such Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a Chapter 7 liquidation would have on the recoveries of holders of Claims and Equity Interests appears in Section VIII(c)(3)(a) hereof.

B. Additional Factors To Be Considered
1.	The Debtors Have No Duty to Update
The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.
2.	No Representations Outside This Disclosure Statement Are Authorized
No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.
3.	Claims Could Be More Than Projected
As of the date hereof, approximately $791.7 million in Claims have been asserted against the Debtors (not including the FDIC Claim and intercompany claims asserted by one Debtor against another). The Debtors project that between approximately $249.2 million and $376.9 million in Claims will be Allowed by the Bankruptcy Court (not including the FDIC Claim). This, however, is an estimate, and recoveries based on such projection are not guaranteed. The Allowed amount of Claims in each class could be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially.
4.	Estimated Recoveries Are Not Assured, And Actual Results May Vary
The Debtors project assets in the approximate amount of between $155 million and $175 million to be available for distribution to holders of Allowed Claims. Certain of the information contained in this Disclosure Statement is based on this projection and is, by nature, forward looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed or paid. Certain of the projected recoveries are contingent upon the result of pending or future litigation, the results of which cannot be predicted with 100% certainty.
5.	No Legal or Tax Advice is Provided to You By This Disclosure Statement
The contents of this Disclosure Statement should not be construed as legal, business or tax advice. Each creditor or Equity Interest holder should consult his, her, or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Equity Interest.

This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.
6.	No Admission Made
Nothing contained herein shall constitute an admission of, or be deemed evidence of, the tax or other legal effects of the Plan on the Debtors or on holders of Claims or Equity Interests.
7.	Certain Tax Consequences
For a discussion of certain U.S. federal income tax considerations to the Debtors and certain holders of Claims in connection with the implementation of the Plan, see “Certain Federal Income Tax Consequences of the Plan.”
8.	Non-transferability of Beneficial Interests
The Beneficial Interests will not be certificated and will not be transferable or assignable except by will, intestate succession or operation of law.
9.	Unanticipated Developments
Other factors that holders of Claims and Equity Interests should consider are potential changes in law or regulation, regulatory action or unanticipated administrative developments or interpretations that may impact the Debtors, their Estates and/or the Trusts. Although these and other factors may be beyond the Debtors’ control, and although their impacts may not be ascertainable in advance, they could have a significant impact on the Debtors’ Estates, the Trusts and/or the implementation of the Plan, including, without limitation, by increasing the costs of administration of the Trusts and thereby reducing the value of the assets of the Trusts that are distributable to holders of Claims. For example, if the Trusts were to become subject to public reporting requirements or other federal securities law compliance, costs of administering the Trusts would increase.
VII.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
The following discussion summarizes certain U.S. federal income tax consequences of the implementation of the Plan to the Debtors and to holders of certain Claims. The following summary does not address the U.S. federal income tax consequences to holders whose Claims are unimpaired or otherwise entitled to payment in full in cash under the Plan (e.g., Allowed Administrative Expense Claims, Allowed Other Priority Claims, and Allowed Secured Claims), or to holders of Equity Interests.

The following summary is based on the Internal Revenue Code of 1986, as amended (the “Tax Code”), U.S. Treasury regulations promulgated thereunder (“Treasury Regulations”), judicial decisions, and published administrative rules and pronouncements of the IRS all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax consequences described below.
The U.S. federal income tax consequences of the Plan are complex and are subject to significant uncertainties. The Debtors have not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, traders that mark-to-market their securities, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, retirement plans, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, persons holding Claims as part of a “straddle,” “hedge,” “constructive sale” or “conversion transaction” with other investments, pass-through entities and investors in pass-through entities). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) holds Claims, the tax treatment of a partner (or member) will generally depend upon the status of the partner and upon the activities of the partnership. Moreover, the following discussion generally does not address U.S. federal taxes other than income taxes, nor does it apply to any person that acquires any of the exchange consideration in the secondary market.
This discussion assumes, except where otherwise indicated, that the Claims are held as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Tax Code.
The following summary of certain U.S. federal income tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a holder of a Claim.
IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, holders of Claims and Equity Interests are hereby notified that: (a) any discussion of federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by holders of Claims or Equity Interests for the purpose of avoiding penalties that may be imposed on them under the Tax Code; (b) such discussion is written in connection with the promotion or marketing by the Debtors of the transactions or matters addressed herein; and (c) holders of Claims and Equity Interests should seek advice based on their particular circumstances from an independent tax advisor.

A. Consequences to the Debtors
For U.S. federal income tax purposes, the Debtors are members of an Affiliated Group that files a single consolidated U.S. federal income tax return, of which Advanta is the common parent. The Affiliated Group reported a substantial consolidated NOL and certain credit carryforwards for federal income tax purposes for the taxable year of the Affiliated Group ended December 31, 2009. In addition, Advanta elected to deconsolidate ABC and its subsidiaries effective as of immediately before ABC was placed into receivership on March 19, 2010 with the result that such entities are no longer included in the Affiliated Group’s consolidated return and Advanta was permitted to recognize a worthless stock loss with respect to its stock in ABC, estimated to be at least approximately $450 million (the “Stock Loss”). Accordingly, the Affiliated Group will have a substantial loss for its 2010 taxable year (which loss may in significant part be a capital loss).
As discussed below, in connection with the Plan, the amount of the Affiliated Group’s tax attributes, including any loss carryforwards, will be reduced. In addition, the subsequent utilization of any existing NOL and other carryforwards, including all or part of any losses incurred through the Effective Date (including the Stock Loss), may be severely restricted. Any such reductions or limitations would not preclude the use of any NOL and other carryforwards and any NOLs incurred through the Effective Date, that are otherwise available, against any income incurred on the Effective Date in connection with the implementation of the Plan, such as upon the transfer of assets by the Debtors to the Trusts.
1.	Cancellation of Debt
In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — including NOL and capital loss carryforwards, current year losses, and possibly tax basis in assets — by the amount of any cancellation of debt (“COD”) incurred pursuant to a confirmed chapter 11 plan. The amount of COD incurred for federal income tax purposes is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of COD incurred. If advantageous, the borrower can elect to reduce the basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. Where the borrower joins in the filing of a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the borrower and other members of the group also be reduced. Any reduction in tax attributes in respect of COD incurred does not occur until the end of the taxable year after such attributes have been applied. As a result, any income incurred on the Effective Date in connection with the implementation of the Plan, or prior to the end of such taxable year, generally could be offset by any NOL carryforwards or current year NOLs of the Affiliated Group prior to any attribute reduction on account of any COD incurred, but subject to the change-in-ownership rules of the Tax Code, discussed below.
For any COD incurred during 2010, rather than reducing its current tax attributes, the Debtors may elect under section 108(i) of the Tax Code to include the COD in income on a deferred basis over a five-taxable-year period beginning in the fourth taxable year after the COD is incurred. The collateral tax consequences of making such election are complex. If applicable, the Debtors will consider whether to make the deferral election in connection with their annual tax return preparation.

2.	Potential Limitations on Loss Carryforwards and Other Tax Attributes
Any remaining loss carryforwards and certain other tax attributes allocable to periods prior to the Effective Date will be subject to certain limitations following the Effective Date resulting from a change in ownership. These limitations apply in addition to the attribute reduction that may result from the discharge of Claims pursuant to the Plan.
(a) Section 382
Under section 382 of the Tax Code, if a corporation (or consolidated group) undergoes an “ownership change,” the amount of its pre-change losses (including certain losses or deductions which are “built-in,” i.e., economically accrued but unrecognized, as of the date of the ownership change) that may be utilized to offset future taxable income generally are subject to an annual limitation. The Debtors expect that the cancellation of the Equity Interests in Advanta and the issuance of Class A Common Stock of Reorganized Advanta to the Advanta Trust pursuant to the Plan will constitute an ownership change of the Affiliated Group for this purpose.
(i) General Section 382 Limitation. In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (A) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (B) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (e.g., 3.98% for ownership changes occurring in October 2010). For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation is generally determined immediately after (rather than before) the ownership change after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets. Any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year.
The Stock Loss was recognized prior to (but in the same taxable year as) the Effective Date, so the resulting loss may be pro-rated between the pre- and post-change portions of the taxable year, such that the post-change portion would not be subject to the annual limitation resulting from the implementation of the Plan (but would still be subject to at least partial reduction under the COD rules discussed above).
If a corporation has a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized (or, according to an IRS notice, treated as recognized) during the following five years (up to the amount of the original net unrealized built-in gain) generally will increase the annual limitation in the year recognized, such that the corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Due to the substantial built-in gain attributable to the Fleet Partnership Interests held by Advanta, ASC and ABHC, the Debtors expect the Affiliated Group to be in a net unrealized built-in gain position on the Effective Date.

(ii) Special Bankruptcy Exception. An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold”) creditors of a debtor receive, in respect of their Claims, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to a confirmed chapter 11 plan. Under this exception, a debtor’s pre-change losses are not limited on an annual basis but, instead, are required to be reduced by the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of all debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period after the consummation of the chapter 11 plan will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income. It is uncertain whether the Debtors will qualify for this exception. Moreover, even if they do qualify, the Debtors may, if they so desire, elect not to have the exception apply and instead remain subject to the annual limitation described above.
(b) Other Provisions
Aside from the objective limitations of section 382 of the Tax Code, the IRS may disallow the subsequent use of a corporation’s pre-change losses following an acquisition of control of a corporation by one or more persons if the principal purpose of the acquisition is the avoidance or evasion of tax by securing a tax benefit which such person(s) or the corporation would not otherwise enjoy. Other provisions of the Tax Code may also preclude the use of a corporation’s NOLs and certain tax attributes in other ways under certain circumstances.
3.	Alternative Minimum Tax
In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income at a 20% tax rate to the extent such tax exceeds the corporation’s regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation generally is not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards or carrybacks.
In addition, if a corporation (or consolidated group) undergoes an “ownership change” within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation’s (or consolidated group’s) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date.
Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular U.S. federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.
4.	Transfer of Liquidating Trust Assets to the Liquidating Trusts
Pursuant to the Plan, on the Effective Date, the Debtors will transfer the Liquidating Trust Assets to the applicable Liquidating Trusts on behalf of the respective claimants comprising the Liquidating Trust Beneficiaries, and the Debtors will transfer the Advanta Trust Assets to the Advanta Trust on behalf of the respective claimants comprising the Advanta Trust Beneficiaries. The transfer of assets by the Debtors pursuant to the Plan may result in the recognition of gain or income by the Debtors, depending in part on the value of such assets on the Effective Date and the Debtors’ tax basis in such assets. The Debtors do not anticipate incurring any federal income tax liability in connection with the transfer of such assets pursuant to the Plan.

B. Consequences to Holders of Certain Claims
Pursuant to the Plan, and in satisfaction of their respective Claims, it is contemplated that:
(i)	each holder of an Allowed Investment Note Claim, Allowed RediReserve Certificate Claim, Allowed General Unsecured Claim against the Consolidated Debtors, or Allowed Subordinated Note Claim, will receive an AC Class A Beneficial Interest and an Advanta Class A Beneficial Interest,
(ii)	each holder of an Allowed General Unsecured Claim against Advantennis will receive an Advantennis Class A Beneficial Interest,
(iii)	each holder of an Allowed General Unsecured Claim against AMCUSA will receive an AMCUSA Class A Beneficial Interest,
(iv)	each holder of an Allowed General Unsecured Claim against Advanta Auto Finance will receive an Advanta Auto Finance Class A Beneficial Interest,
(v)	each holder of an Allowed General Unsecured Claim against ASSC will receive an ASSC Class A Beneficial Interest,
(vi)	each holder of an Allowed General Unsecured Claim against Advanta Finance will receive an Advanta Finance Class A Beneficial Interest,
(vii)	each holder of an Allowed Subordinated Claim against the Consolidated Debtors will receive an AC Class B Beneficial Interest and a Advanta Class B Beneficial Interest,
(viii)	each holder of an Allowed Subordinated Claim against Advantennis will receive an Advantennis Class B Beneficial Interest,
(ix)	each holder of an Allowed Subordinated Claim against AMCUSA will receive an AMCUSA Class B Beneficial Interest,
(x)	each holder of an Allowed Subordinated Claim against Advanta Auto Finance will receive an Advanta Auto Finance Class B Beneficial Interest,
(xi)	each holder of an Allowed Subordinated Claim against ASSC will receive an ASSC Class B Beneficial Interest, and
(xii)	each holder of an Allowed Subordinated Claim against Advanta Finance will receive an Advanta Finance Class B Beneficial Interest.

As discussed below, each Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each holder of an Allowed Claim receiving one or more Beneficial Interests will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of the underlying assets of the applicable Trusts (consistent with its economic rights in such Trusts).
The U.S. federal income tax consequences of the Plan to holders of Claims, including the character, amount and timing of income, gain or loss recognized as a consequence of the Plan and the distributions provided for by the Plan, generally will depend upon, among other things, (i) the manner in which a holder acquired a Claim; (ii) the length of time a Claim has been held; (iii) whether a Claim was acquired at a discount; (iv) whether the holder has taken a bad debt deduction in the current or prior years; (v) whether the holder has previously included accrued but unpaid interest with respect to a Claim; (vi) the holder’s method of tax accounting; (vii) whether a Claim is an installment obligation for U.S. federal income tax purposes; and (viii) whether the transaction is treated as a “closed transaction.”
1.	Allowed Investment Note Claims, Allowed RediReserve Note Claims, Allowed General Unsecured Claims, Allowed Subordinated Note Claims, and Allowed Subordinated Claims
Pursuant to the Plan, each holder of an Allowed Investment Note Claim, Allowed RediReserve Certificate Claim, Allowed General Unsecured Claim, Allowed Subordinated Note Claim, or Allowed Subordinated Claim will receive a Beneficial Interest in the applicable Liquidating Trust. Each holder of an Allowed Investment Note Claim, Allowed RediReserve Certificate Claim, Allowed General Unsecured Claim against the Consolidated Debtors, Allowed Subordinated Note Claim or Allowed Subordinated Claim against the Consolidated Debtors will also receive a Beneficial Interest in the Advanta Trust.
As discussed below (see Section VII.C, “Tax Treatment of the Trusts and Holders of Beneficial Interests”), each Trust has been structured to qualify as a “grantor trust” for U.S. federal income tax purposes. Accordingly, each holder of an Allowed Claim receiving one or more Beneficial Interests will be treated for U.S. federal income tax purposes as directly receiving, and as a direct owner of, its respective share of the assets of the applicable Trusts (consistent with its economic rights in such Trusts). Thus, for example, each holder receiving an Advanta Class A Beneficial Interest will be treated as directly receiving, and as a direct owner of, its share of the Class A Common Stock of Reorganized Advanta. Pursuant to the Plan, the applicable Trustee will in good faith value the assets transferred to each applicable Trust, and all parties to such Trust (including holders of Claims receiving Beneficial Interests) must consistently use such valuation for all U.S. federal income tax purposes.
The U.S. federal income tax consequences to a holder of an Allowed Investment Note Claim, Allowed RediReserve Certificate Claim or Allowed Subordinated Note Claim will depend, in part, on whether such Claim constitutes a “security” for U.S. federal income tax purposes. The term “security” is not defined in the Tax Code or in the Treasury Regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt obligation constitutes a “security” depends on an overall evaluation of the nature of the debt, including whether the holder of such debt obligation is subject to a material level of entrepreneurial risk and whether a continuing proprietary interest is intended or not. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute “securities,” whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute “securities.” Accordingly, certain Allowed Claims may qualify as “securities” whereas others may not.

(a) Gain or Loss — Fully Taxable Exchange.
Unless an Allowed Claim constitutes a “security” or otherwise qualifies for recapitalization treatment (as discussed in the next section), the exchanging holder generally will recognize gain or loss (although any loss with respect to such a Claim might be deferred until all Unresolved Claims are resolved) in an amount equal to the difference between (i) the value of the Beneficial Interests received and (ii) the holder’s adjusted tax basis in its Claim (other than any tax basis attributable to accrued but unpaid interest). For a discussion of the treatment of any Claim for accrued but unpaid interest, see Section VII.B.2, “Distributions in Discharge of Accrued Interest,” below.
In the case of a holder of a deferred compensation or other wage claim, the consideration received in satisfaction of such claim (whether in cash or in property value) will be includable by the holder as compensation income to the extent not previously included, and will be subject to applicable withholding. Because the larger portion of the consideration received by a holder of a wage claim may not be cash and thus the cash portion may be insufficient to satisfy the applicable wage withholding, the holder may be required to provide the cash necessary to satisfy any shortfall as a condition to receiving any distribution.
After the Effective Date, a holder’s share of any collections received on the assets of any Trust (other than as a result of the subsequent disallowance of Unresolved Claims or the redistribution among holders of Allowed Claims of undeliverable distributions) should not be included, for federal income tax purposes, in the holder’s amount realized in respect of its Allowed Claim but should be separately treated as amounts realized in respect of such holder’s ownership interest in the underlying assets of the applicable Trust. See Section VII.C, “Tax Treatment of the Trusts and Holders of Beneficial Interests,” below.
In the event of a subsequent disallowance of a Unresolved Claim, it is possible that a holder of a previously Allowed Claim may be taxed as such Unresolved Claim becomes disallowed and the holder effectively becomes entitled to an increased share of the assets held in the applicable Trust. The imputed interest provisions of the Tax Code may apply to treat a portion of such increased share or any additional distributions (e.g., the redistribution among holders of Allowed Claims of undeliverable distributions) as imputed interest. In addition, it is possible that any loss realized by a holder in satisfaction of an Allowed Claim may be deferred until all Unresolved Claims in such holder’s class are determined and such holder’s share can no longer increase, and with respect to certain claims, that a portion of any gain realized may be deferred under the “installment method” of reporting. Holders are urged to consult their tax advisors regarding the possibility for deferral, and the ability to elect out of the installment method of reporting any gain realized in respect of their Claims.

In general, a holder’s tax basis in its undivided interest in the assets of any Trust should be equal to its fair market value, which will reflect any obligations to which those assets are subject, and the holding period for such assets should begin on the day following the receipt of such assets.
After the Effective Date, any amount that a holder receives as a distribution from a Trust in respect of a Beneficial Interest (other than possibly as a result of the subsequent disallowance of an Unresolved Claim or the redistribution among holders of Allowed Claims of undeliverable distributions), as discussed above) generally should not be included in the holder’s amount realized in respect of its Claim for U.S. federal income tax purposes, but should be separately treated as a distribution received in respect of its Beneficial Interest.
(b) Gain or Loss — Recapitalization Treatment.
If an Allowed Claim constitutes a “security” for U.S. federal income tax purposes, the receipt of an interest in the Class A Common Stock of Reorganized Advanta (through the receipt of a Beneficial Interest in the Advanta Trust) in partial satisfaction of such Claim generally would qualify as a “recapitalization” for U.S. federal income tax purposes. In such event, each such holder generally will not recognize any loss upon the exchange of its Claim, but will recognize any gain (computed as discussed in the preceding section) to the extent of any cash and the fair market value of its undivided interest in the AC Liquidating Trust Assets and in the other assets of the Advanta Trust received (other than to the extent received in respect of a Claim for accrued but unpaid interest). The treatment of distributions in respect of a Claim for accrued but unpaid interest is discussed in the next section.
In addition, it is possible that the receipt of an interest in the Class A Common Stock of Reorganized Advanta (through the receipt of a Beneficial Interest in the Advanta Trust) in partial satisfaction of an Allowed General Unsecured Claim against the Consolidated Debtors or an Allowed Subordinated Claim against the Consolidated Debtors might qualify as a “recapitalization” for U.S. federal income tax purposes, where the nature of the Claim emanates from a holder’s current or former stock ownership in Advanta. In such event, the federal income tax treatment would be substantially the same as that for holders of Claims that constitute securities.
In a recapitalization exchange, a holder’s aggregate tax basis in its undivided interest in the Class A Common Stock of Reorganized Advanta will equal the holder’s adjusted tax basis in such Claim (including any Claim for accrued but unpaid interest), increased by any gain recognized or interest income received in respect of such Claim, and decreased by the fair market value of the AC Class A Beneficial Interest and its undivided interest in the cash held by the Advanta Trust and any deductions claimed in respect of any previously accrued but unpaid interest. In a recapitalization exchange, a holder’s holding period in its undivided interest in the Class A Common Stock of Reorganized Advanta will include the holder’s holding period in the Claim exchanged therefor, except to the extent of any exchange consideration received in respect of a Claim for accrued but unpaid interest (which will commence a new holding period). A holder’s tax basis in its undivided interest in the AC Trust Assets will equal the fair market value of such interest, and the holder’s holding period generally will begin on the day following the Effective Date.

2.	Distributions in Discharge of Accrued Interest
In general, to the extent that any consideration received pursuant to the Plan (whether cash, stock or other property) by a holder of a Claim is received in satisfaction of interest accrued during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder’s gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest or amortized original issue discount (“OID”) was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a holder of a “security” of a corporate issuer, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. Accordingly, it is also unclear whether, by analogy, a holder of a Claim that does not constitute a security would be required to recognize a capital loss, rather than an ordinary loss, with respect to previously included OID that is not paid in full.
The Plan provides that consideration received in respect of a Claim is allocable first to the principal amount of the Claim (as determined for U.S. federal income tax purposes) and then, to the extent of any excess, to the remainder of the Claim, including any Claim for accrued but unpaid interest (in contrast, for example, to a pro rata allocation of a portion of the exchange consideration received between principal and interest, or an allocation first to accrued but unpaid interest). See Section 6.15 of the Plan. There is no assurance that the IRS will respect such allocation for U.S. federal income tax purposes. You are urged to consult your own tax advisor regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest and OID previously included in gross income for U.S. federal income tax purposes.
3.	Character of Gain or Loss; Limitations on Capital Losses
Where gain or loss is recognized by a holder in respect of its Allowed Claim, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including, among others, the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, and whether and to what extent the holder had previously claimed a bad debt deduction in respect of such Claim. A reduced tax rate on long-term capital gain may apply to non-corporate holders. The deductibility of capital loss is subject to significant limitations, as discussed below.
In addition, a holder that purchased its Claims from a prior holder at a “market discount” (relative to the principal amount of the Claims at the time of acquisition) may be subject to the market discount rules of the Tax Code. In general, a debt instrument is considered to have been acquired with “market discount” if its holder’s adjusted tax basis in the debt instrument is less than (i) its stated principal amount or (ii) in the case of a debt instrument issued with OID, its adjusted issue price, in each case, by at least a de minimis amount. Under the market discount rules, any gain recognized on the exchange of a Claim (other than in respect of a Claim for accrued but unpaid interest) generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the holder, on a constant interest basis) during the holder’s period of ownership, unless the holder elected to include the market discount in income as it accrued. If a holder of Claims did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Claims, such deferred amounts would become deductible at the time of the exchange (limited, in the case of a recapitalization exchange, to the amount of gain that the holder recognizes in the exchange).

In the case of an exchange of a Claim that qualifies as a recapitalization, the Tax Code indicates that any accrued market discount in respect of the Claim in excess of the gain recognized in the exchange should not be currently includible in income under Treasury Regulations to be issued. However, such accrued market discount should carry over to any non-recognition property received in exchange therefor (i.e., an undivided interest in the Class A Common Stock of Reorganized Advanta). To date, specific Treasury Regulations implementing this rule have not been issued.
A holder of a Claim who recognizes a capital loss as a result of the distributions under the Plan will be subject to limits on the use of such capital loss. For a non-corporate holder, capital losses may be used to offset any capital gains (without regard to holding periods), and also ordinary income to the extent of the lesser of (1) $3,000 ($1,500 for married individuals filing separate returns) or (2) the excess of the capital losses over the capital gains. A non-corporate holder may carry over unused capital losses and apply them against future capital gains and a portion of its ordinary income for an unlimited number of years. For corporate holders, capital losses may only be used to offset capital gains. A corporate holder that has more capital losses than may be used in a tax year may carry back unused capital losses to the three taxable years preceding the capital loss year, but may carry over unused capital losses for the five taxable years following the capital loss year.
4.	Disposition of Class A Common Stock by Advanta Trust.
In the event any gain is recognized by a holder upon a subsequent taxable disposition of any Class A Common Stock of Reorganized Advanta treated as received in respect of its Claim by reason of its Beneficial Interest in the Advanta Trust (or any stock or property received for such stock in a later tax-free exchange), such gain would be treated as ordinary income for U.S. federal income tax purposes to the extent of (i) any bad debt deductions (or additions to a bad debt reserve) claimed with respect to the Claim for which stock was received and any ordinary loss deducted upon satisfaction of the Claim, less any income (other than interest income) recognized by the holder upon satisfaction of the Claim, and (ii) with respect to a cash-basis holder, also any amounts which would have been included in its gross income if the holder’s Claim had been satisfied in full but which were not included by reason of the cash method of accounting.
In addition, as discussed in the preceding section, in the case of an exchange of Claims that qualifies as a recapitalization for U.S. federal income tax purposes, a portion of any gain recognized upon a subsequent disposition of any Class A Common Stock treated as received in respect of its Claim may be treated as ordinary income to the extent of any carryover of accrued market discount not previously included in income.

Pursuant to the terms of the Advanta Trust, in the event the Class A Common Stock of Reorganized Advanta held by the Advanta Trust has not been sold prior to the termination of the trust, the Advanta Trustee may donate such stock to a charitable organization or a charitable trust. There may not be a tax deduction available with respect to any such contribution.
C. Tax Treatment of the Trusts and Holders of Beneficial Interests
Each Trust is intended to qualify as a “liquidating trust” for U.S. federal income tax purposes. In general, a liquidating trust is not a separate taxable entity, but rather is treated for U.S. federal income tax purposes as a “grantor trust” (i.e., a pass-through type entity). However, merely establishing a trust as a liquidating trust does not ensure that it will be treated as a grantor trust for U.S. federal income tax purposes. The IRS, in Revenue Procedure 94-45, 1994-2 C.B. 684, set forth the general criteria for obtaining an IRS ruling as to the grantor trust status of a liquidating trust under a chapter 11 plan. Each Trust has been structured with the intention of complying with such general criteria. Pursuant to the Plan, and in conformity with Revenue Procedure 94-45, all parties (including, without limitation, the Debtors, the Trustees, and the holders of Beneficial Interests) are required to treat, for U.S. federal income tax purposes, the Trusts as grantor trusts of which the holders of Beneficial Interests are the owners and grantors. The following discussion assumes that the Trusts will be so respected for U.S. federal income tax purposes. However, no ruling has been requested from the IRS and no opinion of counsel has been requested concerning the tax status of the Trusts as grantor trusts. Accordingly, there can be no assurance that the IRS would not take a contrary position. If the IRS were to challenge successfully the classification of a Trust, the U.S. federal income tax consequences to such Trust, the holders of Beneficial Interests and the Debtors could vary from those discussed herein (including the potential for an entity-level tax on income of such Trust).
1.	General Tax Reporting by the Trust and Holders of Beneficial Interests
For all U.S. federal income tax purposes, all parties (including, without limitation, the Debtors, the Trustees, and the holders of Beneficial Interests) must treat the transfer of the Liquidating Trust Assets and the Advanta Trust Assets to the Trusts in accordance with the terms of the Plan. Pursuant to the Plan, the Liquidating Trust Assets and the Advanta Trust Assets (other than any assets allocated to the applicable Unresolved Claims Reserve, discussed below) are treated, for U.S. federal income tax purposes, as having been transferred, subject to any obligations relating to those assets, directly to the holders of the respective Claims in satisfaction of their Claims (with each holder receiving an undivided interest in such assets in accord with their economic interests in such assets), followed by the transfer by the holders to the applicable Trust of such assets in exchange for Beneficial Interests. Accordingly, all parties must treat the Trusts as grantor trusts of which the holders of Beneficial Interests are the owners and grantors, and treat the holders of Beneficial Interests as the direct owners of an undivided interest in the assets of the applicable Trust (other than any assets allocated to the applicable Unresolved Claims Reserve), consistent with their economic interests therein, for all U.S. federal income tax purposes.

Pursuant to the Plan, as soon as possible after the Effective Date, the Trustees will in good faith value the Liquidating Trust Assets and the Advanta Trust Assets. All parties to the Trusts (including, without limitation, the Debtors and the holders of Beneficial Interests) must consistently use such valuation for all U.S. federal income tax purposes. The valuation will be made available, from time to time, as relevant for tax reporting purposes.
Allocations of taxable income of each Trust (other than taxable income allocable to the applicable Unresolved Claims Reserve, discussed below) among the holders of Beneficial Interests shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed (were such cash permitted to be distributed at such time) if, immediately prior to such deemed distribution, the applicable Trust had distributed all its assets (valued at their tax book value, and other than assets allocable to the Unresolved Claims Reserve) to the holders of Beneficial Interests, adjusted for prior taxable income and loss and taking into account all prior and concurrent distributions from the applicable Trust. Similarly, taxable loss of each Trust shall be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the remaining assets of such Trust. The tax book value of the Liquidating Trust Assets or Advanta Trust Assets for this purpose shall equal their fair market value on the Effective Date, adjusted in accordance with tax accounting principles prescribed by the Tax Code, the applicable Treasury Regulations, and other applicable administrative and judicial authorities and pronouncements.
Taxable income or loss allocated to a holder of a Beneficial Interest will be treated as income or loss with respect to such holder’s undivided interest in the assets of the applicable Trust, and not as income or loss with respect to its prior Allowed Claim. The character of any income and the character and ability to use any loss will depend on the particular situation of the holder. With respect to the Advanta Trust, see also Section VII.B.4, “Disposition of Class A Common Stock by Advanta Trust.” The U.S. federal income tax obligations of a holder with respect to its Beneficial Interest are not dependent on the applicable Trust distributing any cash or other proceeds. Thus, a holder may incur a U.S. federal income tax liability with respect to its allocable share of Trust income even if the Trust does not make a concurrent distribution to the holder. In general, other than in respect of cash retained on account of Unresolved Claims and distributions resulting from undeliverable distributions (the subsequent distribution of which still relates to a holder’s Allowed Claim), a distribution of cash by a Trust will not be separately taxable to a holder since the holder is already regarded for federal income tax purposes as owning the underlying assets (and was taxed at the time the cash was earned or received by the Trust). Holders are urged to consult their tax advisors regarding the appropriate federal income tax treatment of any subsequent distributions of cash originally retained by the Trusts on account of Unresolved Claims.
Each Trustee will comply with all applicable governmental withholding requirements (see Section 12.2 of the Plan). Thus, in the case of any holders of Beneficial Interests that are not U.S. persons, the Trustee may be required to withhold up to 30% of the income or proceeds allocable to such persons, depending on the circumstances (including whether the type of income is subject to a lower treaty rate). Significantly, as discussed above, a holder of a Beneficial Interest is treated for federal income tax purposes as holding an undivided interest in the underlying assets of the applicable Trust. Accordingly, any amounts received by the Trust, the economic benefit of which inures to a holder of a Beneficial Interest on the basis described above with respect to the allocation of taxable income, is treated as received by the beneficiary in respect of the underlying asset, and not in respect of its Allowed Claim. As indicated above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders; accordingly, such holders should consult their tax advisors with respect to the U.S. federal income tax consequences of the Plan, including owning an interest in a Trust.

Each Trustee will file with the IRS returns for the applicable Trust as a grantor trust pursuant to Treasury Regulation section 1.671-4(a). Except as discussed below with respect to the Unresolved Claims Reserves, each Trustee will annually send to each holder of a Beneficial Interest in such Trust a separate statement regarding the receipts and expenditures of the Trust as relevant for U.S. federal income tax purposes and will instruct all such holders to use such information in preparing their U.S. federal income tax returns or to forward the appropriate information to such holder’s underlying beneficial holders with instructions to utilize such information in preparing their U.S. federal income tax returns.
2.	Tax Reporting for Assets Allocable to Unresolved Claims
Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by a Trustee of an IRS private letter ruling if such Trustee so requests one, or the receipt of an adverse determination by the IRS upon audit if not contested by such Trustee), each Trustee will (A) elect to treat any Liquidating Trust Assets or Advanta Trust Assets allocable to, or retained on account of, Unresolved Claims (i.e., the Unresolved Claims Reserve) as a “disputed ownership fund” governed by Treasury Regulation section 1.468B-9, and (B) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes.
Accordingly, the Unresolved Claims Reserves will be subject to tax annually on a separate entity basis on any net income earned with respect to the assets in such reserves, and all distributions from such reserves (which distributions will be net of the related expenses of the reserve) will be treated as received by holders in respect of their Claims as if distributed by the Debtors. All parties (including, without limitation, the Debtors, the Trustees and holders of Beneficial Interests) will be required to report for tax purposes consistently with the foregoing.
D. Information Reporting and Withholding
All distributions to holders of Claims under the Plan are subject to any applicable tax withholding, including employment tax withholding. Under U.S. federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable withholding rate (currently 28%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is a United States person that is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS. Certain persons are exempt from backup withholding, including, in certain circumstances, corporations and financial institutions.

In addition, as discussed above in Section VII.C, “Tax Treatment of the Trusts and Holders of Beneficial Interests,” a holder of a Beneficial Interest that is a not a U.S. person may be subject to up to 30% withholding, depending on, among other things, the particular type of income and whether the type of income is subject to a lower treaty rate. A non-U.S. holder may also be subject to other adverse consequences in connection with the implementation of the Plan. As discussed above, the foregoing discussion of the U.S. federal income tax consequences of the Plan does not generally address the consequences to non-U.S. holders of Claims.
Recent Legislation. Under legislation recently enacted into law, certain payments made after December 31, 2012 to certain foreign entities (including foreign accounts or foreign intermediaries) would be subject to a 30% withholding tax unless various U.S. information reporting and due diligence requirements have been satisfied. Payments subject to such requirements likely include distributions by the Trusts. These requirements are different from, and in addition to, the withholding tax requirements described above in Section VII.C, “Tax Treatment of the Trusts and Holders of Beneficial Interests.” Non-U.S. holders should consult their tax advisor concerning the application of this legislation to their particular circumstances.
The foregoing summary has been provided for informational purposes only. All holders of Claims receiving a distribution under the Plan are urged to consult their tax advisors concerning the federal, state, local and foreign tax consequences applicable under the Plan.
VIII.
CONFIRMATION OF THE PLAN
A. Confirmation Hearing
Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after appropriate notice, to hold the Confirmation Hearing to determine whether or not to approve the Plan and hear any objections thereto. As set forth in the Disclosure Statement Order, the Confirmation Hearing has been scheduled for [•], 2010, commencing at [•] [a.m./p.m.], before the Honorable Kevin J. Carey at the United States Bankruptcy Court for the District of Delaware, 824 North Market Street, 5th Floor, Courtroom 5, Wilmington, Delaware 19801, or such other location as the Bankruptcy Court directs. The confirmation hearing may be adjourned from time-to-time by the Debtors or the Bankruptcy Court without further notice except for an announcement of the adjourned date made at the confirmation hearing or any subsequent adjourned confirmation hearing.
B. Objections
Section 1128 of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Bankruptcy Rules, must set forth the name of the objector, the nature and amount of Claims or Equity Interests held or asserted by the objector against the Debtors’ estate or property, the basis for the objection and the specific grounds therefore, and must be filed with the Bankruptcy Court, with a copy to Chambers, together with proof of service thereof, and served upon (i) counsel to the Debtors; (ii) the Office of the United States Trustee for the District of Delaware; (iii) counsel to the Creditors’ Committee; (iv) Bank of New York Mellon as trustee under the Investment Note Indenture (as defined in the Rosoff Declaration); (v) Law Debenture Trust Company of New York as successor trustee under the 8.99% Indenture (as defined in the Rosoff Declaration); and (vi) those parties listed on the master service list on file with this Court (collectively, the “Notice Parties”), so as to be received no later than the Objection Deadline of [•], 2010 at 5:00 p.m (Eastern time).

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.
C. Requirements for Confirmation of the Plan
1.	Requirements of Section 1129(a) of the Bankruptcy Code
(a) General Requirements.
At the confirmation hearing, the Bankruptcy Court will determine whether the following confirmation requirements specified in section 1129 of the Bankruptcy Code have been satisfied:
(i)	The Plan complies with the applicable provisions of the Bankruptcy Code.
(ii)	The Debtors have complied with the applicable provisions of the Bankruptcy Code.
(iii)	The Plan has been proposed in good faith and not by any means proscribed by law.
(iv)	Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

(v)	The Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as director or officer of the Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity holders and with public policy, and the Debtors have disclosed the identity of any insider that will be employed or retained by the Debtors, and the nature of any compensation for such insider.
(vi)	Any governmental regulatory commission with jurisdiction, after confirmation of the Plan, over the rates of the Debtors, as applicable, has approved any rate change provided for in the Plan, or such rate change is expressly conditioned on such approval.
(vii)	With respect to each class of claims or equity interests, each holder of an impaired claim or impaired equity interest either has accepted the Plan or will receive or retain under the Plan on account of such holder’s claim or equity interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated on the Effective Date under chapter 7 of the Bankruptcy Code. See discussion of “Best Interests Test” below.
(viii)	Except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (discussed below), each class of claims or equity interests has either accepted the Plan or is not impaired under the Plan.
(ix)	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the Effective Date and that priority tax claims will receive on account of such claims deferred cash payments, over a period not exceeding five (5) years after the date of assessment of such claims, of a value, as of the Effective Date, equal to the allowed amount of such claims.
(x)	At least one class of impaired claims has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a claim in such class.
(xi)	Confirmation of the Plan is not likely to be followed by the need for further financial reorganization of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See discussion of “Feasibility” below.
(xii)	All fees payable under section 1930 of title 28, as determined by the court at the hearing on confirmation of the applicable Plan, have been paid or the applicable Plan provides for the payment of all such fees on the Effective Date of the applicable Plan.

(xiii)	The Plan provides for the continuation after the Effective Date of payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code), at the level established pursuant to subsection 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.
(b) Best Interests Test.
The Bankruptcy Code requires that each holder of an impaired Claim or Equity Interest either (i) accepts the Plan or (ii) receives or retains under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.
The first step in meeting this test is to determine the dollar amount that would be generated from the liquidation of the Debtors’ assets and properties in the context of a chapter 7 liquidation case. The gross amount of Cash available would be the sum of the proceeds from the disposition of the Debtors’ assets and the Cash held by the Debtors at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets, the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation. Any remaining net Cash would be allocated to creditors and shareholders in strict priority in accordance with section 726 of the Bankruptcy Code. Finally, taking into account the time necessary to accomplish the liquidation, the present value of such allocations may be compared to the value of the property that is proposed to be distributed under the Plan on the Effective Date.
The Debtors’ costs of liquidation under chapter 7 would include the fees payable to chapter 7 trustees in bankruptcy, as well as those that might be payable to attorneys and other professionals that such trustees may engage, plus any unpaid expenses incurred by the Debtors during the Chapter 11 Cases and allowed in the chapter 7 cases, such as compensation for attorneys, financial advisors, appraisers, accountants and other professionals, and costs and expenses of members of any statutory committee of unsecured creditors appointed by the United States Trustee pursuant to section 1102 of the Bankruptcy Code and any other committee so appointed.
After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors, the Debtors have determined that confirmation of the Plan will provide each creditor and shareholder with a recovery that is not less than it would receive pursuant to a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. The Debtors’ Liquidation Analysis is attached hereto as Exhibit D.
The Liquidation Analysis is a comparison of (i) the estimated recoveries for creditors and equity holders of each of the Consolidated Debtors, Advantennis, AMUSA, AAF, and AF; and (ii) an estimate of the recoveries that may result from a hypothetical chapter 7 liquidation of the assets of the Debtors. The Liquidation Analysis is based upon a number of significant assumptions which are described therein. The Liquidation Analysis does not purport to be a valuation of the Debtors’ assets and is not necessarily indicative of the values that may be realized pursuant to the Plan or in an actual liquidation conducted under chapter 7 of the Bankruptcy Code.

(c) Feasibility.
Section 1129(a)(11) of the Bankruptcy Code provides that a chapter 11 plan may be confirmed only if the Bankruptcy Court finds that the plan is feasible. A feasible plan is one which will not lead to a need for further reorganization or liquidation of the debtor. Since the Plan provides for the liquidation of most of the Debtors, the Bankruptcy Court will find that the Plan is feasible if it determines that the Debtors will be able to satisfy the conditions precedent to the Effective Date and otherwise have sufficient funds to meet its post-Effective Date obligations to pay for the costs of administering and fully consummating the Plan and closing the Chapter 11 Cases. The Debtors believe that the Plan satisfies the financial feasibility requirement imposed by the Bankruptcy Court.
2.	Requirements of Section 1129(b) of the Bankruptcy Code
The Bankruptcy Court may confirm the Plan over the rejection or deemed rejection of the Plan by a class of claims or equity interests if the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such class.
(a) No Unfair Discrimination.
This test applies to classes of claims or equity interests that are of equal priority and are receiving different treatment under a plan. The test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”
The Debtors believe that under the Plan all impaired classes of Claims and Equity Interests are treated in a manner that is fair and consistent with the treatment of other classes of Claims and Equity Interests having the same priority. Accordingly, the Debtors believe the Plan does not discriminate unfairly as to any impaired class of Claims or Equity Interests.
(b) Fair and Equitable Test.
This test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. The test sets forth different standards for what is fair and equitable, depending on the type of claims or interests in such class. In order to demonstrate that a plan is fair and equitable, the plan proponent must demonstrate:
•	Secured Creditors. With respect to a class of secured claims, the plan provides: (i) that the holders of secured claims retain their liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and receive on account of such claim deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such holder’s interest in the estate’s interest in such property, or (ii) for the sale, subject to section 363 of the Bankruptcy Code, of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale, and the treatment of such liens on proceeds under clause (i) or (iii) of this paragraph, or (iii) that the holders of secured claims receive the “indubitable equivalent” of their allowed secured claim.

•	Unsecured Creditors. With respect to a class of unsecured claims: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim, or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property, except that in a case in which the debtor is an individual, the debtor may retain property included in the estate under section 1115, subject to the requirements of subsection (a)(14) of section 1129.
•	Holders of Equity Interests. With respect to a class of equity interests: (i) the plan provides that each holder of an equity interest receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest, or (ii) the holder of any interest that is junior to the interests of the class of equity interests will not receive or retain under the plan on account of such junior interest any property.
The Debtors believe the Plan will satisfy the “fair and equitable” requirement.
(c) Application to the Plan.
The Debtors believe the Plan will satisfy both the “no unfair discrimination” requirement and the “fair and equitable” requirement notwithstanding that Classes 8(a)-(c) (Equity Interests in the Consolidated Debtors, Advantennis, and ASSC, respectively) are deemed to reject the Plan, because as to these classes, there is no class of equal priority receiving more favorable treatment and no class that is junior to such a dissenting class will receive or retain any property on account of the claims or equity interests in such class.
As to any Class that may reject the Plan, the Debtors believe the Plan will satisfy both the “no unfair discrimination” requirement and the “fair and equitable” requirements, because, as to any such dissenting Class, there is no Class of equal priority receiving more favorable treatment, and such Class will either be paid in full, or no Class that is junior to such a dissenting Class will receive or retain any property on account of the Claims or Interests in such Class.

3.	Alternative to Confirmation and Consummation of the Plan
If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Debtors under chapter 7 of the Bankruptcy Code and (ii) an alternative chapter 11 plan.
(a) Liquidation Under Chapter 7.
If no plan can be confirmed, the Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtors for distribution in accordance with the priorities established by the Bankruptcy Code. A discussion of the effects that a chapter 7 liquidation would have on the recovery of holders of claims and equity interests and the Debtors’ liquidation analysis are set forth in Section VIII above, entitled “CONFIRMATION OF THE PLAN — Requirements for Confirmation of the Plan — Consensual Confirmation — Best Interests Test.” The Debtors believe that liquidation under chapter 7 could result in smaller distributions being made to all creditors and equity holders than those provided for in the Plan because of the likelihood that the remaining assets of the Debtors would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time.
(b) Alternative Plan.
If the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan has expired, any other party in interest) could attempt to formulate a different chapter 11 plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets under chapter 11. With respect to an alternative plan, the Debtors have explored various alternatives in connection with the formulation and development of the Plan. The Debtors believe that the Plan, as described herein, enables creditors and equity holders to realize the most value under the circumstances.
4.	Nonconsensual Confirmation.
If any impaired class of Claims entitled to vote shall not accept the Plan by the requisite statutory majority provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend the Plan in accordance with section 12.4 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired classes of claims that are deemed to reject the Plan, the Debtors will request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

IX.
CONCLUSION
The Debtors believe that confirmation and implementation of the Plan is in the best interests of all creditors, and urge holders of impaired Claims in Class 3 (Investment Note Claims and RediReserve Certificate Claims against Advanta), Classes 4(a)-(f) (General Unsecured Claims against the Consolidated Debtors, Advantennis, AMCUSA, Advanta Auto Finance, ASSC, Advanta Finance, respectively), Class 5 (Subordinated Note Claims against Advanta), Classes 6(a)-(f) (Subordinated Claims), and Classes 7(d)-(f) (Equity Interests in AMCUSA, Advanta Auto Finance, and Advanta Finance, respectively) to vote to accept the Plan and to evidence such acceptance by returning their ballots so that they will be received no later than 5:00 p.m. (Eastern Time) on [•], 2010.
Dated: November 2, 2010

Respectfully submitted,

ADVANTA CORP., ADVANTA INVESTMENT CORP.,
ADVANTA BUSINESS SERVICES HOLDING CORP.,
ADVANTA BUSINESS SERVICES CORP., ADVANTA SHARED
SERVICES CORP., ADVANTA SERVICE CORP., ADVANTA
ADVERTISING INC., ADVANTENNIS CORP., ADVANTA
MORTGAGE HOLDING COMPANY, ADVANTA AUTO
FINANCE CORPORATION, ADVANTA MORTGAGE CORP.
USA, ADVANTA FINANCE CORP., ADVANTA VENTURES
INC., and GREAT EXPECTATIONS INTERNATIONAL INC. (“GEI”)

By:		/s/ William A. Rosoff

	Name:	William A. Rosoff
	Title:	President and Vice Chairman of the Board of all
entities other than GEI; Vice President of GEI

GREAT EXPECTATIONS FRANCHISE CORP., and
GREAT EXPECTATIONS MANAGEMENT CORP.

By:		/s/ Philip M. Browne

	Name:	Philip M. Browne
	Title:	Senior Vice President

ADVANTA CREDIT CARD RECEIVABLES CORP.,
BE CORP. (f/k/a BIZEQUITY CORP.), and
IDEABLOB CORP.

By:		/s/ Liane Browne

	Name:	Liane Browne
	Title:	Secretary

Exhibit A
(Chapter 11 Plan)
(Filed as Separate Docket Entry)

Exhibit B
(Disclosure Statement Order)

Exhibit C
(The Debtors’ Prepetition Organizational Chart)

As of the Commencement Date

Exhibit D
(Liquidation Analysis)

LIQUIDATION ANALYSIS
Overview
As described in section VIII(C)(1) of the Disclosure Statement, under section 1129(a)(7) of the Bankruptcy Code, the Bankruptcy Court may not confirm a Plan unless it provides each holder of a claim or equity interest who rejects the plan, with property of a value, as of the effective date of the plan, that is not less than the amount that such holder would receive or retain if the debtor was liquidated under chapter 7 of the Bankruptcy Code (the “Best Interests Test”). To demonstrate that the Plan satisfies the Best Interests Test, the Debtors have prepared this Liquidation Analysis which compares potential cash distributions to holders of estimated Allowed Claims and Equity Interests pursuant to the Plan to cash distributions assuming a hypothetical chapter 7 liquidation of all of the Debtors’ assets (the “Chapter 7 Liquidation”).
The Liquidation Analysis compares recoveries based on both a Higher Recovery and Lower Recovery scenario. These scenarios reflect a range of (i) estimated Allowed Claims, (ii) costs required to wind down the estate, (iii) potential proceeds from the sale of art, and (iv) whether additional assets come into the Advanta estate pursuant to the Settlement Agreement. Other than assets referenced in clauses (iii) and (iv), estimated asset recoveries are assumed to be the same in both the Higher Recovery and Lower Recovery scenarios. As reflected herein, holders of Claims and Equity Interests are expected to receive no less recovery from the Plan than from a Chapter 7 Liquidation under either scenario. The recovery amounts reflected in the Liquidation Analysis do not take into account the time value of money.
The Liquidation Analysis is based on a forecast of asset recoveries and costs to wind down the Debtors’ estates, which reflect a number of estimates and assumptions that, although considered reasonable by the Debtors, are inherently subject to significant economic uncertainties and contingencies beyond the Debtors’ control and which could be subject to material change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE RECOVERIES REFLECTED HEREIN WOULD BE REALIZED IF THE DEBTORS WERE COMPLETELY LIQUIDATED PURSUANT TO THE PLAN OR A CHAPTER 7 LIQUIDATION AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE ESTIMATED IN THE LIQUIDATION ANALYSIS. The Liquidation Analysis assumes that the liquidation proceeds would be distributed in accordance with the priorities required by sections 726 and 507 of the Bankruptcy Code. Specifically, net value from liquidation of the assets after the payment of fees associated with the liquidation generally would be distributed first to satisfy holders of secured claims to the extent of the collateral value securing such claims. Next, value would flow to holders of unsecured claims beginning with unsecured administrative claims, second to priority unsecured claims, third to general unsecured claims, and fourth to equity interests.
The Higher Recovery and Lower Recovery scenarios included in the Liquidation Analysis reflect an estimated range of the amount of Claims that could ultimately be allowed by the Bankruptcy Court. These estimated ranges are based on the Debtors’ records and filed proofs of Claim, and do not constitute an admission of liability by the Debtors. Unless otherwise noted herein, no order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of claims within the projected range set forth in this Liquidation Analysis.

EX.D-1

Chapter 7 Liquidation vs. Plan
The Chapter 7 Liquidation assumes conversion of the Debtors’ Chapter 11 Cases to chapter 7 cases on the Effective Date (the “Conversion Date”). On the Conversion Date, it is assumed that the Bankruptcy Court would appoint one or more Chapter 7 trustees (the “Chapter 7 Trustees”) to oversee the liquidation of the Debtors, rather than the Trustees appointed by the Debtors pursuant to the Plan. The Chapter 7 Trustees are expected to hire replacement professional firms to assist in the wind down of the Estate.
The Chapter 7 Liquidation assumes that the Chapter 7 Trustees will attempt to maximize recoveries for claimants in a manner similar to the approach of the Debtors’ management or the Trustees. Both the Plan and the Chapter 7 Liquidation analysis assume that the majority of the Debtors’ saleable assets, with the exception of the Debtors’ portfolio of business credit card receivables (the “Receivables Portfolio”) and certain other assets for which no near-term market exists, will be liquidated no later than March 31, 2011. However, the Plan assumes that the Debtors will gradually wind down the Receivables Portfolio over time and incur the associated overhead and servicing costs, while the Chapter 7 Liquidation assumes the Chapter 7 Trustees will sell the Receivables portfolio at a discount on March 31, 2011, in order to expeditiously wind down the Debtors’ estates, and close the chapter 7 cases soon thereafter.
The Debtors believe there is considerable risk that the appointment of one or more Chapter 7 Trustees and the hiring of replacement professionals not already intimately familiar with the Debtors’ assets and the Chapter 11 Cases may result in significant additional claims or costs to the Debtors that would not otherwise be triggered by trustees or professional firms already familiar with these matters.
No recovery or related litigation costs attributed to any potential avoidance actions under the Bankruptcy Code, including potential preference or fraudulent transfer actions are assumed within this analysis. However, it is expected that either the Plan or a Chapter 7 Liquidation would result in a similar amount of recovery and costs.

EX.D-2

Liquidation Analysis Notes
(see attached charts)
(a) Cash and Equivalents
Cash is based on the cash balance on the Debtors’ financial statements as of August 31, 2010 and includes: (i) cash at Republic First Bank (“RFB”) and Wachovia, and (ii) investments in a Dreyfus account. The cash held at RFB is currently guaranteed under the Transaction Account Guarantee Program.
(b) Credit Card Receivables, Net
Credit Card Receivables, Net reflects the Debtors’ estimated recovery from its Receivable Portfolio, net of expected losses. For purposes of the Chapter 7 Liquidation, the portfolio is assumed to be sold on March 31, 2011 for a 60% discount from its expected face value on that date. This assumption is pursuant to a reasonable estimate by the Debtors, as well as an unsolicited bid received to date.
(c) Visa Shares
Visa Shares represents an investment in the Class B common stock of Visa, Inc. The Class B shares are not publicly traded but are convertible at a conversion rate, upon satisfaction of transfer restrictions, to publicly traded Class A Shares. The recovery reflects the current market value for the converted amount of Class A shares, based on a $68.98 per Class A share price (as of August 31, 2010), but adjusted for the impact of possible outcomes to the outstanding litigation (between Visa USA and third parties) and the potential impact on the litigation reserve. The 52-week price range for Visa, Inc. Class A shares was $66.54 to $97.19 as of 8/31/10.
(d) Other Assets
Other Assets include the Debtors’ investments in subsidiary non-debtor insurance companies, a portfolio of contemporary art, investments in the Class D note tranche of the Advanta securitization trust, beneficial interests in insurance policies, a portfolio of charged-off business credit card receivables, and other less material assets. For purposes of the Liquidation Analysis, the majority of these assets are assumed to be sold in a similar manner and for the same recovery in either the Plan or a Chapter 7 Liquidation.

EX.D-3

(e) Inter-Debtor Receivables
Inter-Debtor Receivables reflect the Debtors’ books and records as of August 31, 2010, but are adjusted for (i) the rights by each Debtor to setoff claims against one another, and (ii) the allocation of restructuring professional fees and post-confirmation Trustees or Chapter 7 Trustees’ fees to each Debtor based on a percentage of recoverable assets. It is assumed that the AC Trust (under the Plan) or Advanta (in a chapter 7 liquidation scenario) will continue to make payments on behalf of all Debtors for these costs, and assert administrative claims against each Debtor for reimbursement.
(f) Investments in Subsidiary Debtors
Investments in Subsidiary Debtors include equity interests held by a Debtor in a subsidiary Debtor. In the Liquidation Analysis, all Debtors not included in the Consolidated Debtors are subsidiaries of the Consolidated Debtors, with the exception of Advanta Finance Corp., which is a subsidiary of AMUSA.
(g) Wind Down Costs
Wind Down Costs include (i) the costs to facilitate the wind-down of the Debtors’ estate, and (ii) restructuring professional fees for retained chapter 11 professionals, as well as for post-confirmation trustees or Chapter 7 Trustees and their advisors. As mentioned previously, it is assumed that the AC Trust (under the Plan) or Advanta (in a chapter 7 liquidation scenario) will continue to make professional fee payments and assert administrative claims against each Debtor for reimbursement.
In both the Higher Recovery and Lower Recovery scenarios, the Chapter 7 Liquidation analysis takes into consideration, (i) savings of approximately $1.8 million related to servicing fees for the Receivable Portfolio forecasted after March 2011, based on the assumption that Chapter 7 Trustees would sell the portfolio by that time, and (ii) savings of approximately $1.2 million related to all overhead costs forecasted after mid-2011, the assumed completion date of the chapter 7 cases. In addition, the Lower Recovery Scenario for the Chapter 7 Liquidation excludes approximately $1.5 million of additional cost contingency for overhead costs forecasted after the assumed completion date of the chapter 7 cases.
(h) Administrative Claims
Administrative Claims reflect an estimated range of claims that may ultimately be allowable as Administrative Claims, based on a review of the Debtors books and records, filed proofs of Claim and claims expected to be filed during the pendency of these cases. Administrative Claims include post-petition trade claims, post-petition tax claims, and intercompany claims for expenses incurred since the Commencement Date. It excludes post-petition expenses that are otherwise reflected as wind-down costs for purposes of this analysis.
Inter-Debtor Administrative Claims include an allocation of professional fees for retained chapter 11 professionals as well as for a post-Effective Date trustees or Chapter 7 Trustees and their advisors. As mentioned previously, it is assumed that the AC Trust (under the Plan) or Advanta (in a chapter 7 liquidation scenario) will continue to make professional fee payments and assert Administrative Claims against each Debtor for reimbursement. Administrative Claims are still being reviewed and are subject to the claims reconciliation process.

EX.D-4

(i) Priority Claims
Priority Claims reflect an estimated range of claims that may ultimately be allowable as Priority Claims, based on a review of the Debtors’ books and records and filed proofs of Claim. Priority Claims primarily include priority tax claims and employee claims up to the statutory $10,950 cap. Priority Claims are still being reviewed and are subject to the claims reconciliation process.
(j) Secured Claims
Secured Claims reflect an estimated range of claims that may ultimately be allowable as Secured Claims, based on a review of the Debtors’ books and records and filed Proofs of Claim. Secured Claims are still being reviewed and are subject to the claims reconciliation process.
(k) Investment Notes and RediReserve Certificates
Investment Notes and RediReserve Certificates Claims includes fixed rate Investment Notes and variable rate RediReserve Certificates. Approximately $140.6 million of Claims are assumed to be allowable for purposes of this analysis.
(l) General Unsecured Claims
General Unsecured Claims reflect an estimated range of Claims that may ultimately be allowed as General Unsecured Claims, based on a review of the Debtors books and records and filed proofs of Claim. General Unsecured Claims include trade Claims, Employee Claims, Intercompany Claims (adjusted for the rights of each Debtor to setoff claims against one another), tax Claims, lease or executory contract rejection Claims, litigation related claims, contingent unsecured Claims such as the settlement agreement with the FDIC and other Allowed Claims. Unsecured Claims are still being reviewed and are subject to the claims reconciliation process. The difference between the amount of Claims reflected in the Higher Recovery Scenario and the Lower Recovery Scenario reflects an estimated range of potential Claims that may be deemed allowable by the Bankruptcy Court.
(m) Subordinated Notes
Subordinated Notes reflect the 8.99% Junior Subordinated Deferrable Interest Notes. Approximately $96.5 million of Subordinated Notes Claims are assumed to be allowed for purposes of this analysis.
Pursuant to provisions in the 8.99% Indenture, the Subordinated Notes are subordinated to the Investment Notes and RediReserve Certificates, whereby any distribution to which the Subordinated Notes are otherwise entitled must be paid to the Investment Notes and RediReserve certificate until they are paid in full.

EX.D-5

Liquidation Analysis
Consolidated Debtors
($’s in 000’s)

		Higher Recovery Scenario		Lower Recovery Scenario
	Notes	Plan	Chapter 7	Plan	Chapter 7
PROCEEDS
Cash & Equivalents	a	$105,811.3	$105,811.3	$105,811.3	$105,811.3
Credit Card Receivables, Net	b	23,710.7	14,413.3	23,710.7	14,413.3
Visa Shares	c	15,653.1	15,653.1	15,653.1	15,653.1
Other Assets	d	42,372.7	42,372.7	36,972.7	36,972.7
Inter-Debtor Receivables	e	7,957.2	7,959.0	7,054.5	6,993.8
Investment in Subsidiary Debtors	f	6,034.6	5,707.5	383.9	373.2

Gross Proceeds		201,539.6	191,916.9	189,586.3	180,217.5
Wind-Down Costs	g	(21,730.2)	(18,773.3)	(31,806.3)	(27,354.4)

Net Proceeds Available for Claims		$179,809.4	$173,143.6	$157,780.0	$152,863.0

CLAIMS SUMMARY
Administrative Claims	h	$1,984.0	$1,880.6	$2,145.4	$2,072.5
Secured Claims	i	42.3	42.3	58.5	58.5
Priority Claims	j	76.4	76.4	178.7	178.7

Total Admin/Secured/Priority Claims		2,102.6	1,999.2	2,382.6	2,309.8
Recovery $		2,102.6	1,999.2	2,382.6	2,309.8

Recovery %		100.0%	100.0%	100.0%	100.0%

Investment Notes and RediReserve Certificates Claims	k	$140,622.5	$140,622.5	$140,622.5	$140,622.5
Recovery $(1)		140,622.5	140,622.5	90,614.7	87,790.0

Recovery %		100.0%	100.0%	64.4%	62.4%

General Unsecured Claims	l	$12,018.3	$12,018.3	$171,803.8	$171,803.8
Recovery $		8,572.0	8,255.5	64,782.7	62,763.2

Recovery %		71.3%	68.7%	37.7%	36.5%

Subordinated Notes Claims	m	$96,511.6	$96,511.6	$99,688.0	$99,688.0
Recovery $(1)		28,512.3	22,266.4	—	—

Recovery %		29.5%	23.1%	0.0%	0.0%

Equity Recovery $		$—	$—	$—	$—

(1)	Pursuant to provisions in the indenture, the Subordinated Notes are subordinated to the Investment Notes and RediReserve Certificates, w hereby any distribution to w hich the Subordinated Notes are otherw ise entitled must be paid to the Investment Notes and RediReserve Certificates until it is paid in full. Any incremental amounts w ould be payable to the Subordinated Notes

EX.D-6

Liquidation Analysis
Advanta Finance Corp.
($’s in 000’s)

		Higher Recovery Scenario		Lower Recovery Scenario
	Notes	Plan	Chapter 7	Plan	Chapter 7
PROCEEDS
Cash & Equivalents	a	$5.0	$5.0	$5.0	$5.0
Credit Card Receivables, Net	b	—	—	—	—
Visa Shares	c	—	—	—	—
Other Assets	d	—	—	—	—
Inter-Debtor Receivables	e	45,115.9	45,092.0	11,133.1	10,787.1
Investment in Subsidiary Debtors	f	—	—	—	—

Gross Proceeds		45,120.9	45,097.0	11,138.1	10,792.1
Wind-Down Costs	g	N/A	N/A	N/A	N/A

Net Proceeds Available for Claims		$45,120.9	$45,097.0	$11,138.1	$10,792.1

CLAIMS SUMMARY
Administrative Claims	h	$1.4	$1.5	$1.5	$1.5
Secured Claims	i	2.1	2.1	2.1	2.1
Priority Claims	j	0.1	0.1	0.1	0.1

Total Admin/Secured/Priority Claims		3.6	3.7	3.6	3.7
Recovery $		3.6	3.7	3.6	3.7

Recovery %		100.0%	100.0%	100.0%	100.0%

General Unsecured Claims	l	$5.2	$5.2	$5.2	$5.2
Recovery $		5.2	5.2	5.2	5.2

Recovery %		100.0%	100.0%	100.0%	100.0%

Equity Recovery $		$45,112.2	$45,088.2	$11,129.3	$10,783.2

EX.D-7

Liquidation Analysis
Advanta Auto Finance Corp.
($’s in 000’s)

		Higher Recovery Scenario		Lower Recovery Scenario
	Notes	Plan	Chapter 7	Plan	Chapter 7
PROCEEDS
Cash & Equivalents	a	$85.5	$85.5	$85.5	$85.5
Credit Card Receivables, Net	b	—	—	—	—
Visa Shares	c	—	—	—	—
Other Assets	d	—	—	—	—
Inter-Debtor Receivables	e	597.8	575.9	314.4	304.6
Investment in Subsidiary Debtors	f	—	—	—	—

Gross Proceeds		683.3	661.4	399.9	390.1
Wind-Down Costs	g	N/A	N/A	N/A	N/A

Net Proceeds Available for Claims		$683.3	$661.4	$399.9	$390.1

CLAIMS SUMMARY
Administrative Claims	h	$9.8	$10.7	$10.2	$11.1
Secured Claims	i	—	—	—	—
Priority Claims	j	2.7	2.7	2.9	2.9

Total Admin/Secured/Priority Claims		12.4	13.4	13.1	14.0
Recovery $		12.4	13.4	13.1	14.0

Recovery %		100.0%	100.0%	100.0%	100.0%

General Unsecured Claims	l	$2.8	$2.8	$2.9	$2.9
Recovery $		2.8	2.8	2.9	2.9

Recovery %		100.0%	100.0%	100.0%	100.0%

Equity Recovery $		$668.1	$645.3	$383.9	$373.2

EX.D-8

Liquidation Analysis
Advanta Mortgage Corp. USA
($’s in 000’s)

		Higher Recovery Scenario		Lower Recovery Scenario
	Notes	Plan	Chapter 7	Plan	Chapter 7
PROCEEDS
Cash & Equivalents	a	$50.0	$50.0	$50.0	$50.0
Credit Card Receivables, Net	b	—	—	—	—
Visa Shares	c	—	—	—	—
Other Assets	d	—	—	—	—
Inter-Debtor Receivables	e	4,774.1	4,597.8	2,523.9	2,445.3
Investment in Subsidiary Debtors	f	45,112.2	45,088.2	11,129.3	10,783.2

Gross Proceeds		49,936.2	49,736.0	13,703.2	13,278.4
Wind-Down Costs	g	N/A	N/A	N/A	N/A

Net Proceeds Available for Claims		$49,936.2	$49,736.0	$13,703.2	$13,278.4

CLAIMS SUMMARY
Administrative Claims	h	$6.6	$7.2	$6.9	$7.4
Secured Claims	i	5.8	5.8	5.8	5.8
Priority Claims	j	1.6	1.6	5.1	5.1

Total Admin/Secured/Priority Claims		14.0	14.6	17.8	18.4
Recovery $		14.0	14.6	17.8	18.4

Recovery %		100.0%	100.0%	100.0%	100.0%

General Unsecured Claims	l	$45,565.2	$45,565.2	$56,397.5	$56,397.5
Recovery $		45,565.2	45,565.2	13,685.4	13,260.1

Recovery %		100.0%	100.0%	24.3%	23.5%

Equity Recovery $		$4,357.0	$4,156.1	$—	$—

EX.D-9

Liquidation Analysis
Advanta Shared Services Corp.
($’s in 000’s)

		Higher Recovery Scenario		Lower Recovery Scenario
	Notes	Plan	Chapter 7	Plan	Chapter 7
PROCEEDS
Cash & Equivalents	a	$475.8	$475.8	$475.8	$475.8
Credit Card Receivables, Net	b	—	—	—	—
Visa Shares	c	—	—	—	—
Other Assets	d	7,710.2	7,710.2	5,592.2	5,592.2
Inter-Debtor Receivables	e	1,931.3	1,827.9	2,089.4	2,016.6
Investment in Subsidiary Debtors	f	—	—	—	—

Gross Proceeds		10,117.3	10,013.8	8,157.4	8,084.5
Wind-Down Costs	g	N/A	N/A	N/A	N/A

Net Proceeds Available for Claims		$10,117.3	$10,013.8	$8,157.4	$8,084.5

CLAIMS SUMMARY
Administrative Claims	h	$0.0	$0.0	$0.9	$0.9
Secured Claims	i	—	—	—	—
Priority Claims	j	—	—	2.0	2.0

Total Admin/Secured/Priority Claims		0.0	0.0	3.0	3.0
Recovery $		0.0	0.0	3.0	3.0

Recovery %		100.0%	100.0%	100.0%	100.0%

General Unsecured Claims	l	$9,107.7	$9,107.7	$9,208.5	$9,208.5
Recovery $		9,107.7	9,107.7	8,154.4	8,081.6

Recovery %		100.0%	100.0%	88.6%	87.8%

Equity Recovery $		$1,009.5	$906.1	$—	$—

EX.D-10

Liquidation Analysis
Advantennis Corp.
($’s in 000’s)

		Higher Recovery Scenario		Lower Recovery Scenario
	Notes	Plan	Chapter 7	Plan	Chapter 7
PROCEEDS
Cash & Equivalents	a	$61.4	$61.4	$61.4	$61.4
Credit Card Receivables, Net	b	—	—	—	—
Visa Shares	c	—	—	—	—
Other Assets	d	—	—	—	—
Inter-Debtor Receivables	e	—	—	—	—
Investment in Subsidiary Debtors	f	—	—	—	—

Gross Proceeds		61.4	61.4	61.4	61.4
Wind-Down Costs	g	N/A	N/A	N/A	N/A

Net Proceeds Available for Claims		$61.4	$61.4	$61.4	$61.4

CLAIMS SUMMARY
Administrative Claims	h	$6.6	$7.4	$7.0	$7.7
Secured Claims	i	—	—	—	—
Priority Claims	j	—	—	—	—

Total Admin/Secured/Priority Claims		6.6	7.4	7.0	7.7
Recovery $		6.6	7.4	7.0	7.7

Recovery %		100.0%	100.0%	100.0%	100.0%

General Unsecured Claims	l	$22,269.9	$22,269.9	$22,269.9	$22,269.9
Recovery $		54.8	54.1	54.5	53.8

Recovery %		0.2%	0.2%	0.2%	0.2%

Equity Recovery $		$—	$—	$—	$—

EX.D-11